As filed with the Securities and Exchange Commission on April 15, 2010	Registration No. 333-164546

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Independent Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	6021	38-2032782
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 West Main Street

Ionia, Michigan 48846

(616) 527-9450

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Robert N. Shuster

Chief Financial Officer

230 West Main Street

Ionia, Michigan 48846

(616) 527-9450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Wooldridge

Varnum LLP

333 Bridge Street, P.O. Box 352

Grand Rapids, Michigan 49501-0352

(616) 336-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

 Offers to Exchange

Up to 180,200,000 Shares of Common Stock of Independent Bank Corporation for up to all Trust Preferred Securities issued by IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, up to 180,200,000 newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I.

The exchange offers will expire at 11:59 p.m., Eastern Time, on June 1, 2010, unless extended or earlier terminated by us (such date and time, as it may be extended, the "Expiration Date"). In order to receive the applicable Early Tender Premium Value per Liquidation Amount shown in the table below, holders must tender by 5:00 p.m., Eastern Time, on May 17, 2010, unless that deadline is extended by us (such date and time, as it may be extended, the "Early Tender Premium Deadline"). Tenders may be withdrawn at any time prior to the Expiration Date.

For each trust preferred security that we accept for exchange in accordance with the terms of the applicable exchange offer, we will issue a number of shares of our common stock having an aggregate dollar value (the "Exchange Value") set forth in the table below or, in the case of a trust preferred security tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value equal to the applicable Exchange Value plus the Early Tender Premium Value set forth in the table below.

We refer to the number of shares of common stock we will issue for each trust preferred security we accept for exchange as the "exchange ratio."  In determining the exchange ratio, the value per share of common stock will be the "Relevant Price," which is equal to the average volume weighted average price per share, or "Average VWAP," of our common stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such five-day period as the "Pricing Period" and the second trading day immediately preceding the Expiration Date as the "Pricing Date").  We will announce the final exchange ratios (both for those trust preferred securities tendered before the Early Tender Premium Deadline and for those tendered after that deadline) by 9:00 a.m., Eastern Time, on the next trading day following the Pricing Date (the "Announcement Date").  Depending on the trading price of our common stock on the settlement date of an exchange offer compared to the price established by this procedure, the market value of the common stock we issue in exchange for each trust preferred security we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value referred to in the table below.

The table below sets forth certain information regarding the series of trust preferred securities that are the subject of the exchange offers.  You will be eligible to receive a number of shares of common stock with the Total Exchange Value set forth in the table below only if you validly tender your trust preferred securities on or prior to the Early Tender Premium Deadline and do not subsequently withdraw such trust preferred securities, subject to our completion of the applicable exchange offer pursuant to the terms described in this prospectus and the related letter of transmittal.

CUSIP	Title of Securities	Issuer	Aggregate Liquidation Amount Outstanding	Liquidation Amount per Trust Preferred Security	Exchange Value	Early Tender Premium Value	Total Exchange Value	Maximum No. of Common Shares Issuable
					(per Liquidation Amount)
44921B 20 8	8.25% Cumulative Trust Preferred Securities	IBC Capital Finance II	$50,600,000	$25	$21.40	$1.25	$22.65	101,200,000
44921N AA 1	Floating Rate Trust Preferred Securities	IBC Capital Finance III	$12,000,000	$1,000	$811.11	$50.00	$861.11	24,000,000
44921T AA 8	Floating Rate Trust Preferred Securities	IBC Capital Finance IV	$20,000,000	$1,000	$814.54	$50.00	$864.54	40,000,000
N/A	Floating Rate Trust Preferred Securities	Midwest Guaranty Trust I	$7,500,000	$1,000	$821.26	$50.00	$871.26	15,000,000

We encourage you to read and carefully consider this prospectus in its entirety, in particular the risk factors beginning on page 16, for a discussion of factors that you should consider with respect to these offers.

The shares of common stock offered in the exchange offers are not savings accounts, deposits, or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the "SEC"), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of the exchange offers or of the securities to be issued in the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our obligation to complete the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us prior to the Expiration Date.  Our obligation to complete the exchange offers is not subject to any minimum tender condition.

Our common stock is listed on the Nasdaq Global Select Market ("Nasdaq GSM") under the symbol "IBCP".  As of April 14, 2010, the closing sale price for our common stock on the Nasdaq GSM was $0.715 per share.  We currently expect that the shares of common stock to be issued in this exchange offer will be approved for listing on the Nasdaq GSM.  However, our common stock may be delisted from the Nasdaq GSM in the near future.  Please see "Market Price, Dividend, and Distribution Information" on page 126 for more information.

None of IBC, the trustees of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I, the Dealer Manager, the Exchange Agent, the Information Agent, or any other person is making any recommendation as to whether you should tender all or any portion of your trust preferred securities. You must make your own decision after reading this prospectus and consulting with your advisors, if necessary.

The date of this prospectus is April 15, 2010.

Dealer Manager

Stifel, Nicolaus & Company, Inc.

501 N. Broadway

St. Louis, MO  63102

Tel: (314) 342-4054

IMPORTANT

All of the trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, and IBC Capital Finance IV were issued in book-entry form and are currently represented by one or more global certificates held for the account of The Depository Trust Company ("DTC").  You may tender any of these trust preferred securities by transferring them through DTC's Automated Tender Offer Program ("ATOP") or by following the other procedures described under "The Exchange Offers—Procedures for Tendering" on page 117 below.  The trust preferred securities issued by Midwest Guaranty Trust I were issued in physical certificate form and must be tendered by contacting D.F. King & Co., Inc., as exchange agent for the exchange offers (the "Exchange Agent"), at the phone numbers shown on the back cover page of this prospectus.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date of the exchange offers. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company, or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date.  Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

Unless otherwise indicated or unless the context requires otherwise, all references to "we," "us," "our," or similar references mean Independent Bank Corporation and its direct and indirect subsidiaries on a consolidated basis.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  You should assume that the information contained in this prospectus is accurate only as of the date set forth above.  We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms a part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement.  For further information with respect to us and the securities to be exchanged, reference is made to the registration statement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The Exchange Agent for the exchange offers is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only) (212) 809-8838 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 493-6996	By Mail, Overnight Courier or Hand Delivery D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley

Questions and requests for assistance related to the exchange offers or additional copies of this prospectus or the related letter of transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers.

The Information Agent for the exchange offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call:  (212) 269-5550 (Collect)

All others call Toll-free:  (800) 431-9643

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

The following are certain questions regarding the exchange offers that you may have as a holder of trust preferred securities and the answers to those questions. To fully understand the exchange offers and the considerations that may be important to your decision whether to participate, you should carefully read this prospectus in its entirety, including the section entitled "Risk Factors" beginning on page 16 below.

 What are the exchange offers?

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, up to 180,200,000 newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I.

 What is the purpose of the exchange offers?

The exchange offers are a part of a more comprehensive Capital Restoration Plan that has been adopted by our Board of Directors (the "Capital Plan") with the primary objective of increasing our capital and meeting certain minimum capital ratios established by our Board.  Due to recent events affecting the national economy and the Michigan economy in particular, we believe additional equity capital is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years.  Although the regulatory capital ratios of our subsidiary bank remain at levels above federal regulatory "well capitalized" standards, because of the losses we have incurred in recent quarters, our elevated levels of non-performing loans and other real estate, the ongoing economic stress in Michigan, and anticipated losses for the foreseeable future, we believe increasing our capital is very important to our future success.

You can find more detail regarding our Capital Plan under "The Exchange Offers - Capital Plan" beginning on page 112 below.  In short, our Capital Plan contemplates three primary initiatives intended to strengthen our capital structure:

1.     The conversion of our shares of Series A Preferred Stock held by the United States Department of the Treasury (the "Treasury") into shares of our common stock.  As discussed under "The Exchange Offers – Exchange Offer with the U.S. Treasury" below, the Treasury has agreed to this conversion provided we achieve a certain level of success with the other two initiatives described below;

2.     The exchange offers described in this prospectus, in which we seek to exchange outstanding trust preferred securities for shares of our common stock; and

3.     A public offering of our common stock for cash in which we currently intend to seek to raise up to $150 million of new equity capital.

How important are these exchange offers to the success of the Capital Plan?

Our ability to successfully complete the three initiatives described above and achieve the objectives of our Capital Plan largely depends on the success of the exchange offers described in this prospectus.  We believe a high rate of participation in these exchange offers is critical to successfully implement our Capital Plan.

More specifically, as described under "Exchange Offers – Importance of the Exchange Offers" below, we believe we need to exchange a minimum of $40 million in aggregate Liquidation Amount of trust preferred securities for common stock in these exchange offers in order for us to be able to achieve the objectives of our Capital Plan.  Because of our expectations regarding the likelihood that holders of approximately 44% of the trust preferred securities will not participate (see "Risk Factors" below), the holders of at least $40 million aggregate Liquidation Amount of the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), or almost 80% of the aggregate $50.6 million Liquidation Amount outstanding, may need to participate in the exchange offer in order for us to meet certain conditions in our agreement with the Treasury.  If we do not get this level of participation, the Treasury may determine in its sole discretion to waive this condition, but we have no reason to believe that Treasury would be willing to do so.

We encourage you to read "The Exchange Offers – Importance of the Exchange Offers" below for more details on the importance of these exchange offers.  In addition, you should carefully read "Risk Factors" below.

What are the key terms of the exchange offers?

We are offering to exchange up to 180,200,000 newly issued shares of our common stock for the outstanding trust preferred securities referenced in the table below on the terms set forth in such table, subject to the terms and conditions set forth in this prospectus and in the related letter of transmittal.

CUSIP	Title of Securities	Issuer	Aggregate Amount Outstanding	Liquidation Amount per Trust Preferred Security	Exchange Value	Early Tender Premium Value	Total Exchange Value	Maximum No. of Common Shares Issuable
					(per Liquidation Amount)
44921B 20 8	8.25% Cumulative Trust Preferred Securities	IBC Capital Finance II	$50,600,000	$25	$21.40	$1.25	$22.65	101,200,000
44921N AA 1	Floating Rate Trust Preferred Securities	IBC Capital Finance III	$12,000,000	$1,000	$811.11	$50.00	$861.11	24,000,000
44921T AA 8	Floating Rate Trust Preferred Securities	IBC Capital Finance IV	$20,000,000	$1,000	$814.54	$50.00	$864.54	40,000,000
N/A	Floating Rate Trust Preferred Securities	Midwest Guaranty Trust I	$7,500,000	$1,000	$821.26	$50.00	$871.26	15,000,000

What consideration is being offered in exchange for the trust preferred securities?

We are offering to issue shares of our common stock in exchange for the trust preferred securities.  The number of shares of our common stock you would be eligible to receive is explained in the next paragraph.

We refer to the liquidation amount of each of the trust preferred securities, as shown in the table above, as the "Liquidation Amount."  The Liquidation Amount of each trust preferred security issued by IBC Capital Finance II is $25.  The Liquidation Amount of each trust preferred security issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I is $1,000.  For each Liquidation Amount of trust preferred securities that we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having an aggregate dollar value (based on the Relevant Price, as described below) equal to the applicable Exchange Value set forth in the table above or, in the case of trust preferred securities tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value (based on the Relevant Price) equal to the sum of the applicable Exchange Value plus the applicable Early Tender Premium Value set forth in the table above (such sum, the "Total Exchange Value"). We refer to the number of shares of our common stock we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers as the "exchange ratio."  We will round each exchange ratio down to four decimal places.

The "Relevant Price" is equal to the average volume weighted average price per share, or "Average VWAP," of our stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such five-day period as the "Pricing Period" and the second trading day immediately preceding the Expiration Date as the "Pricing Date").

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the shares of common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value.

How did you determine the amount of consideration being offered?

The Exchange Value represents 80% of the applicable Liquidation Amount of the trust preferred securities, plus 100% of the value of all accrued and unpaid dividends on such Liquidation Amount through May 31, 2010. We decided to calculate accrued dividends through May 31, 2010 based on our approximate expected completion of the exchange offers.  Although the Expiration Date (which may be extended) is June 1, 2010, the Exchange Values will not be increased or otherwise change as a result of the exchange offers closing after the May 31, 2010 calculation date.

We established the Exchange Values being offered in consideration for the trust preferred securities by taking into account multiple considerations, including the fact that accrued and unpaid dividends will not be paid in cash to holders of the trust preferred securities who participate in the exchange offers.  We also reviewed comparable transactions that have recently been completed.  Most importantly, we have set the Exchange Values at a level we believe will solicit a high level of participation from the holders of our trust preferred securities, given the importance of the exchange offers to the success of our Capital Plan (as discussed under "Risk Factors" and "The Exchange Offers-Capital Plan" below).  We believe achieving the goals of our Capital Plan is in the best interests of our shareholders.

The Early Tender Premium Value represents an additional 5% of the applicable Liquidation Amount of the trust preferred securities.  We determined to offer this Early Tender Premium Value to holders of trust preferred securities who tender their trust preferred securities prior to the Early Tender Premium Deadline in order to encourage early participation in the exchange offers, which we hope will have a beneficial effect on the overall level of participation in the exchange offers.

How may I obtain information regarding the Relevant Price and applicable exchange ratio?

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and the indicative exchange ratios will be available at www.independentbank.com/exchangeoffers and from our information agent, D.F. King & Co., Inc. (the "Information Agent") at one of its telephone numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios (both for those trust preferred securities tendered before the Early Tender Premium Deadline and for those tendered after that deadline) by 9:00 a.m., Eastern Time, on the next trading day following the Pricing Date (the "Announcement Date"), and those final exchange ratios will also be available by that time at www.independentbank.com/exchangeoffers and from the Information Agent.

Will all trust preferred securities that I tender be accepted in the exchange offer?

We believe so.  We believe we will be able to accept for exchange all trust preferred securities that are tendered in the exchange offers, but it is possible we may not be able to do so. The maximum number of shares of our common stock we will issue in exchange for each class of trust preferred securities is shown in the table above.    Depending on the amount of trust preferred securities tendered in the exchange offers and the final exchange ratios, we may have to prorate the trust preferred securities that we accept in the exchange offers to remain within these limits. Any trust preferred securities not accepted for exchange as a result of proration will be returned to tendering holders promptly after the final proration factor is determined.  See "The Exchange Offers—Terms of the Exchange Offers—Proration" for more details.

When are you going to resume making quarterly distributions on the trust preferred securities?

Beginning in the fourth quarter of 2009, we suspended all quarterly dividend payments on our outstanding trust preferred securities.  If you participate in the exchange offers, you will be giving up your right to all distribution payments on the trust preferred securities you tender, including any distributions that have accrued but not been paid as a result of our recent suspension of quarterly payments.

We do not know if or when we will resume making payments on our trust preferred securities.  For the reasons described in this prospectus, we do not anticipate resuming payments in the foreseeable future.

What happens to tendered securities that are not accepted for exchange?

If your tendered securities are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offers, such securities will be returned without expense to you or, in the case of securities tendered by book-entry transfer, such securities will be credited to an account maintained at DTC designated by the participant who delivered such securities, in each case, promptly following the Expiration Date or the termination of the exchange offers.

Will fractional shares be issued in the exchange offers?

No.  We will not issue fractional shares of our common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Are the exchange offers subject to any minimum tender or other conditions?

Our obligation to exchange shares of our common stock for trust preferred securities tendered in the exchange offers is not subject to any minimum tender condition.   In other words, we currently intend to complete and close the exchange offers regardless of the number of trust preferred securities tendered for exchange.

However, our obligation to exchange shares of our common stock for trust preferred securities tendered in the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us on or prior to the Expiration Date, including, among others, that there must not have been any change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise), or prospects.  See "Conditions of the Exchange Offers" on page 115 below for other conditions that apply.

How do I participate in the exchange offers?

You may tender your trust preferred securities by transferring the trust preferred securities through ATOP or following the other procedures described under "Procedures for Tendering" on page 117 below.  Contact the Information Agent at the phone number on the back cover of this prospectus if you have any questions.

How do I participate if my trust preferred securities are held of record by a broker, dealer, commercial bank, trust company, or other nominee?

If you wish to tender your trust preferred securities and they are held of record by a broker, dealer, commercial bank, trust company, or other nominee, you should contact such entity promptly and instruct it to tender the trust preferred securities on your behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner's instruction form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company, or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

In order to validly tender your trust preferred securities in the exchange offers, you or your broker, dealer, commercial bank, trust company, or other nominee must follow the procedures described under "Procedures for Tendering" on page 117 below.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

 May I tender only a portion of the trust preferred securities that I hold?

Yes. You do not have to tender all of your trust preferred securities to participate in the exchange offers.

Is IBC or anyone else making a recommendation regarding whether I should tender in the exchange offers?

No.  Neither we, any trustee of our trust subsidiaries, the Dealer Manager, the Exchange Agent, the Information Agent, nor anyone else is making any recommendation regarding whether you should tender all or a portion of your trust preferred securities in the exchange offers. Accordingly, you must make your own determination as to whether to tender your trust preferred securities in the exchange offers and, if so, the number of trust preferred securities to tender. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the section of this prospectus entitled "Risk Factors."

When do the exchange offers expire?

The exchange offers will expire at 11:59 p.m., Eastern Time, on June 1, 2010, unless extended or earlier terminated by us. We refer to such time and date, as it may be extended, as the "Expiration Date."  The Early Tender Premium Deadline (the date by which you must tender in order to be eligible to receive the applicable Early Tender Premium Value per Liquidation Amount listed on the cover page of this prospectus) is 5:00 p.m., Eastern Time, May 17, 2010, unless we extend it.

 Under what circumstances can the exchange offers be extended, amended, or terminated?

We do not currently intend to extend or amend the exchange offers. However, we reserve the right to extend any one or more of the exchange offers for any reason or no reason at all. We also reserve the right, at any time or from time to time, to amend the terms of any one or more of the exchange offers in any respect prior to the Expiration Date. We also reserve the right to terminate any one or more of the exchange offers at any time prior to the Expiration Date if any of the conditions to our completion of the exchange offers is not satisfied. If any of the exchange offers are terminated, no trust preferred securities for that exchange offer will be accepted for exchange and any trust preferred securities that have been tendered for that exchange offer will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend, or terminate the exchange offers, see "Expiration Date; Extension; Termination; Amendment" on page 116 below.

How will the Average VWAP be affected by an extension of the exchange offers?

Even if we extend the exchange offers, the Average VWAP will still be determined using the arithmetic average of the daily per-share volume weighted average price of our common stock for each of the five consecutive trading days ending on and including the Pricing Date, which is currently expected to be May 27, 2010 (subject to revision if the Expiration Date is extended).  For information about the fluctuations in the share price of our common stock, see below under "Risk Factors."

How will I be notified if any exchange offer is extended, amended, or terminated?

If any one or more of the exchange offers is extended, amended, or terminated, we will issue a timely public announcement. For more information regarding notification of extensions, amendments, or the termination of the exchange offers, see "Expiration Date; Extension; Termination; Amendment" on page 116 below.

  May I withdraw trust preferred securities that I tender in the exchange offers?

 You may withdraw any trust preferred securities that you tender at any time prior to the Expiration Date. You may withdraw any trust preferred securities in accordance with the terms of the exchange offers by following the procedures described under the caption "Withdrawal of Tenders" on page 120 below.

With whom may I speak if I have questions about the exchange offers?

If you have questions regarding the procedures for tendering your trust preferred securities in the exchange offers, require additional materials, or require assistance in tendering your trust preferred securities, please contact D.F. King & Co., Inc., our Information Agent for the exchange offers. You can call the Information Agent at one of its phone numbers listed on the back cover page of this prospectus. You may also write to the Information Agent at the address set forth on the back cover page of this prospectus.

SUMMARY

This summary highlights the material information contained in this prospectus to help you understand our business and the exchange offers. It does not contain all of the information that may be important to you. You should carefully read this prospectus to understand fully the terms of the exchange offers, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" beginning on page 16.

 About Independent Bank Corporation

Independent Bank Corporation, headquartered in Ionia, Michigan, is a regional bank holding company providing commercial banking services in Michigan. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations, and public entities.

Our wholly-owned banking subsidiary, Independent Bank, has banking offices located throughout Michigan, and the offices are primarily located in or near the Grand Rapids, Battle Creek, Lansing, Detroit, Bay City, and Saginaw metropolitan areas.  In total, Independent Bank serves its markets through its main office and a total of 105 branches, 4 drive-thru facilities, and 5 loan production offices.

Our bank's activities cover all phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending, and safe deposit box services. Our bank's mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary. In addition, Mepco Finance Corporation ("Mepco"), a subsidiary of our bank, acquires (on a full recourse basis) and services payment plans used by consumers to purchase vehicle service contracts and similar products provided and administered by third parties. We also offer title insurance services through a separate subsidiary of our bank and investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our bank does not offer trust services. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branch network.

Our principal executive offices are located at 230 West Main Street, Ionia, Michigan 48846, and our telephone number at that address is (616) 527-9450.

About the Trusts

Each of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (each one a "Trust," and collectively, the "Trusts") is a Delaware statutory trust.  We are the sole holder of all the common securities of each of these Trusts.  The sole asset and only source of funds to make payments on the trust preferred securities issued by each Trust are the junior subordinated debentures we issued to each Trust (the "Underlying Debentures").  To the extent that a Trust receives interest payments from us on the Underlying Debentures it holds, it is obligated to distribute those amounts to the holders of trust preferred securities of such Trust in the form of quarterly distributions.  We have provided holders of the trust preferred securities of the Trusts a guarantee in support of each of the Trusts' obligation to make distributions on its trust preferred securities, but only to the extent such Trust otherwise has funds available for distribution.

We have currently suspended quarterly distributions on the trust preferred securities of the Trusts.  We are unsure when distributions will resume.  We have no plans to resume distributions in the foreseeable future.

Background to the Exchange Offers

Our subsidiary bank began to experience rising levels of non-performing loans and higher provisions for loan losses in 2006.  The bank remained profitable through the second quarter of 2008.  However, since the third quarter of 2008, the bank has incurred six consecutive quarterly losses, which have pressured its capital ratios.  Although our bank still remains well-capitalized under federal regulatory guidelines, we project that, due to our past losses, continuing economic stress in Michigan, elevated levels of non-performing assets, and anticipated losses for the foreseeable future, an increase in equity capital is likely necessary in order for our bank to remain well-capitalized.  Therefore, our Board recently adopted a Capital Restoration Plan (the "Capital Plan").  The Capital Plan documents our objectives for increasing the bank's capital ratios and the various methods to be employed to reach those objectives. The Capital Plan is described in more detail under "The Exchange Offers - Capital Plan" below.

The three primary initiatives of our Capital Plan are as follows:

•      The conversion of our shares of Series A Preferred Stock held by the United States Department of the Treasury (the "Treasury") into shares of our common stock.  As discussed under "The Exchange Offers – Exchange Offer With the U.S. Treasury" below, the Treasury has agreed to this conversion provided we achieve a certain level of success with the other two initiatives described below;

•      An offer to exchange shares of our common stock for our outstanding trust preferred securities, as described in this prospectus; and

•      A public offering of our common stock for cash in which we currently intend to seek to raise up to $150 million of new equity capital.

The first two initiatives described above do not result in any cash proceeds to us, although, if completed, they will allow us to reduce our future interest expense.  It is the third initiative described above, a public offering of our common stock, that would result in cash proceeds to us.  We would anticipate contributing all or substantially all of the net proceeds from such stock offering to our subsidiary bank.  This contribution of new capital to the bank is what would increase the capital ratios of the bank in accordance with the objectives of our Capital Plan.

Although the first two initiatives do not directly affect the capital ratios of our subsidiary bank, we believe they are critical steps to our ability to successfully sell our common stock in a public offering.  The conversion of the preferred stock held by the Treasury and the trust preferred securities into common stock would result in a reduction in our obligation to make quarterly distributions and an increase to the tangible common equity (TCE) of Independent Bank Corporation.  We believe these effects will increase the likelihood that investors will purchase shares of our common stock for cash in a public offering.  The magnitude of such effects will depend on the amount of trust preferred securities validly tendered and accepted for exchange in the exchange offers.  We believe the more trust preferred securities tendered for exchange in these exchange offers, the better our opportunities will be to successfully raise new equity capital through a sale of our common stock.  In addition, the Treasury has conditioned its willingness to convert the Series A Preferred Stock it holds into shares of our common stock on our ability to (1) issue common stock in the exchange offers described in this prospectus for at least $40 million in aggregate Liquidation Amount of trust preferred securities, and (2) raise at least $100 million of proceeds from a sale of our common stock.

As described under "Risk Factors" below, we expect that holders of approximately 44% of the total outstanding trust preferred securities will not participate in these exchange offers.  As a result, holders of at least $40 million aggregate Liquidation Amount of the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), or almost 80% of the aggregate $50.6 million Liquidation Amount outstanding, may need to participate in the exchange offer in order for us to meet certain conditions in our agreement with the Treasury.  If we do not get this level of participation, the Treasury may determine in its sole discretion to waive this condition, but we have no reason to believe that Treasury would be willing to do so.  Please see "The Exchange Offers" below for more details.

In addition, we currently project that, after the completion of the exchange offers described in this prospectus, a public offering of our common stock for cash, and the issuance of common stock to the Treasury in exchange for the preferred stock it holds (if all of such transactions were to occur and assuming we were to issue the maximum 180.2 million shares of common stock in these exchange offers and the maximum 144 million shares of common stock to the Treasury), our current shareholders would most likely own less than 5% of our outstanding common stock.

Recent Developments

The following is a very summary description of recent developments that should be considered in assessing our financial condition and the prospects for our future operating results.  We encourage you to review this entire prospectus, including the "Risk Factors" and "The Exchange Offers" sections below for more information.

•      Holding Company Resolutions.  In December of 2009, our Board of Directors adopted resolutions that prohibit us from, among other things, paying any dividends on our common stock, our preferred stock, or our trust preferred securities without, in each case, the approval of our federal and state banking regulators.

•      Bank Resolutions.  In December of 2009, the Board of Directors of our subsidiary bank adopted resolutions designed to enhance certain aspects of our operations, performance, and financial condition.  Most importantly, these resolutions require our bank to achieve and thereafter maintain a minimum ratio of Tier 1 capital to average assets of 8% and a minimum ratio of total risk based capital to risk weighted assets of 11%.  As of December 31, 2009, our bank had a Tier 1 capital ratio of 6.72% and a total risk based capital ratio of 10.36%.  These resolutions were adopted in conjunction with discussions with our federal and state regulators and in response to issues highlighted in the most recent exam report issued by the Federal Reserve Bank, our bank's primary federal regulator.  We may not rescind or materially modify any of these resolutions without notice to the federal and state banking regulators.

•      Deferral of Quarterly Distributions.  Beginning in the fourth quarter of 2009, we exercised our right to defer all quarterly distributions on our outstanding trust preferred securities and on all shares of preferred stock issued to the Treasury pursuant to the Troubled Asset Relief Program (TARP).  We have also ceased any cash dividends on our common stock.

•      Special Shareholder Meeting.  On January 29, 2010, we held a special shareholder meeting in Ionia, Michigan, where our shareholders approved the following three proposals: (1) approval of  an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million, which we expect will allow us to raise the additional equity capital necessary to comply with the Board resolutions described above; (2) approval to implement the exchange offers described in this prospectus for the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I and the issuance of our common stock in exchange for the outstanding shares of our preferred stock held by the Treasury; and (3) approval to implement an underwater option exchange program pursuant to which we will offer our current employees who hold eligible options (excluding our "named executive officers" and excluding our directors) to surrender such options in a value-for-value exchange for new options to purchase our common stock, which program is intended to motivate and retain key employees and to reinforce the alignment of our employees' interests with those of our shareholders.  More details regarding these proposals can be found in the definitive proxy statement we filed with the SEC on December 18, 2009.

•      Adoption of Capital Plan.  As required by the Board resolutions adopted by our bank in December described above, we adopted a comprehensive Capital Restoration Plan in January 2010.  The primary objective of our Capital Plan is to achieve the minimum capital ratios imposed by our Board of Directors in the resolutions adopted in December.  The Capital Plan outlines three primary capital raising initiatives designed to improve our capital position and achieve these minimum capital ratios.  These three capital initiatives are described above.

•      Exchange Offers Critical to Capital Plan.  We expect that if we are unable to raise additional capital by or within a reasonable time after June 30, 2010, our bank's capital levels will likely fall below those necessary to remain "well-capitalized" under federal regulatory standards.  In that case, we also expect that our federal and state banking regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  These consequences would likely materially and adversely affect our financial condition and results of operations.  We view the exchange offers described in this prospectus as critical to our ability to successfully implement our Capital Plan.

•      Bankruptcy Filing by Significant Counterparty.  In March of 2010, a counterparty to which Mepco has significant exposure filed for federal bankruptcy protection.  In 2009, Mepco recorded an aggregate $19.0 million expense to establish a reserve for losses related to this counterparty.  In calculating the amount of such reserve, we took into account the significant likelihood that the counterparty would file for bankruptcy protection.  As a result, we currently do not expect to increase the amount of our reserve as a result of the bankruptcy filing.  However, in connection with the bankruptcy filing, Mepco committed to provide financing to the counterparty of up to an aggregate of approximately $3 million.  This was done as part of Mepco's overall efforts to minimize the loss associated with this counterparty.  We believe the orderly wind-down of the counterparty's business is critical as it allows the counterparty to continue providing customer service to consumers who purchased vehicle service contracts from the counterparty.  See "Risk Factors" below for more information.

•      Option Exchange Program.  On March 1, 2010, the Company commenced  an offer to exchange certain underwater stock options held by our employees (excluding our "named executive officers" and excluding our directors), which was approved by our shareholders at the January 29, 2010 special meeting mentioned above.  The stock option exchange expired at 11:59 p.m., Eastern Time, on March 29, 2010.  Upon completion of the stock option exchange, the Company accepted for cancellation and cancelled eligible options covering 547,138 shares.  Subject to the terms and conditions of the offer to exchange, the Company issued 99,855 new options in exchange for the eligible options surrendered in the stock option exchange. The exercise price of the new options is $0.70, which was the closing price of the Company's common stock on March 30, 2010, as reported by the NASDAQ Global Select Market.  As of March 31, 2010, the Company has 633,461 shares subject to outstanding options under the Company's equity compensation plans, and 922,591 shares remaining available for future issuance under such plans.

•      Exchange Agreement with the Treasury.  On April 2, 2010, we entered into an Exchange Agreement (the "Exchange Agreement") with the Treasury, pursuant to which the Treasury agreed to accept, subject to certain conditions, our newly issued shares of Series B Convertible Preferred Stock in exchange for the entire $72 million in aggregate liquidation value of the shares of Series A Preferred Stock we issued to the Treasury under the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP), plus the value of all accrued and unpaid dividends on such shares of Series A Preferred Stock.  If and when issued, the shares of Series B Convertible Preferred Stock are convertible into shares of our common stock.  Subject to the satisfaction or waiver of certain closing conditions, we expect to complete the exchange of our Series B Convertible Preferred Stock for our Series A Preferred Stock pursuant to the terms of the Exchange Agreement within the next 30 days.  Once the Series B Convertible Preferred Stock is issued, subject to the receipt of any applicable approvals, the Treasury will have the right to convert the Series B Convertible Preferred Stock into our common stock at any time.  We will be able to compel a conversion of the Series B Convertible Preferred Stock into our common stock if the following conditions are met:

i.	we receive appropriate approvals from the Federal Reserve;

ii.	at least $40 million aggregate Liquidation Amount of trust preferred securities are exchanged for our common stock under the exchange offers described in this prospectus;

iii.	we complete a new cash equity raise of not less than $100 million on terms acceptable to the Treasury in its sole discretion (other than with respect to the price offered per share); and

iv.	we make any required anti-dilution adjustments to the rate at which the Series B Convertible Preferred Stock is converted into our common stock.

If we are able to complete these conditions, the Series B Convertible Preferred Stock issued to the Treasury will convert into shares of our common stock at a 25% discount from the $1,000 liquidation value, subject to certain anti-dilution adjustments.

Unless earlier converted, the Series B Convertible Preferred Stock will convert into shares of our common stock on the seventh anniversary of the issuance of the Series B Convertible Preferred Stock, subject to the prior receipt of any required regulatory and shareholder approvals.  See "Description of Capital Stock" and "Risk Factors" below for more information.

•      Amended and Restated Warrant.  As part of the terms of the Exchange Agreement, we also agreed to amend and restate the terms of the Warrant, dated December 12, 2008, issued to the Treasury to purchase 3,461,538 shares of our common stock.  The Amended and Restated Warrant we will issue upon the closing of the Exchange Agreement will adjust the exercise price of the Warrant to be consistent with the conversion price applicable to the Series B Convertible Preferred Stock described above.

•      First Quarter of 2010.  We currently expect to incur a loss during the first quarter of 2010, causing a further decline in shareholders’ equity.  Our tangible book value per share was $1.27 at December 31, 2009.  Despite the first quarter loss, due primarily to a decline in risk-based assets, we expect our subsidiary bank will continue to meet the requirements to be considered “well capitalized” under federal regulatory standards as of March 31, 2010.  Our total assets will likely decline slightly from year-end 2009 levels as we have experienced a decline in total loans that is partially offset by an increase in short-term investments.  We expect our asset quality trends to be stable or show slight improvement from 2009 year end levels.  Our non-performing loans are expected to decline, but such decline is expected to be partially offset by an increase in other real estate (ORE) and repossessed assets.  We believe the first quarter 2010 net loss will be at least $15 million, or $0.62 per share; however, the accounting processes for the first quarter 2010 have not yet been completed and we are unable to determine the size of the loss with any degree of certainty at this time.  In particular, we are still evaluating the allowance and provision for loan losses and the reserve for vehicle service contract payment plan counterparty contingencies.  The expected first quarter loss is driven primarily by a decline in net interest income, losses on ORE, high loan and collection costs, vehicle service contract payment plan counterparty contingency expenses and the provision for loan losses, which remains elevated, although it is expected to decline from the provision taken in the fourth quarter of 2009.  Actual results are expected to be released in early- to mid-May in connection with the filing of our Quarterly Report on Form 10-Q for the first quarter of 2010.  The release of actual results for the first quarter 2010 will occur prior to the Early Tender Premium Deadline.

More detail regarding some of these matters is set forth under "Management's Discussion and Analysis of Financial Condition  and Results of Operations" and "The Exchange Offers" below.

Summary of the Terms of the Exchange Offers

The following summary is provided solely for the convenience of holders of the trust preferred securities.  This summary is not intended to be complete and should be read in conjunction with the information appearing elsewhere in this prospectus.  Holders of trust preferred securities are urged to read this prospectus in its entirety.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange up to 180,200,000 shares of our common stock for up to all of our outstanding trust preferred securities validly tendered and not properly withdrawn prior to the Expiration Date.

For each Liquidation Amount of trust preferred securities we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, if the trust preferred securities have been tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of shares of our common stock that we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers—which we call the "exchange ratio" for that exchange offer—will be an amount (rounded down to four decimals) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. The "Relevant Price" is equal to the Average VWAP of our common stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such five-day period as the "Pricing Period" and the second trading day immediately preceding the Expiration Date as the "Pricing Date").

We will accept properly tendered trust preferred securities for exchange at the applicable exchange ratio determined as described above, on the terms and subject to the conditions of the exchange offers. We will return any trust preferred securities that are not accepted for exchange promptly following the Expiration Date of the exchange offer or, in the event of termination of the exchange offer, promptly after such termination.

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed in the table on the cover page of this prospectus.

Early Tender Premium Deadline

In order to be eligible to receive the applicable Early Tender Premium Value listed on the cover page of this prospectus for each Liquidation Amount of trust preferred securities you tender, you must validly tender your trust preferred securities (and not subsequently withdraw them) by 5:00 p.m., Eastern Time, on May 17, 2010. The term "Early Tender Premium Deadline" means such date and time or, if the Early Tender Premium Deadline is extended, the latest date and time to which the Early Tender Premium Deadline is so extended.

Expiration Date and Withdrawal Rights

The exchange offers will expire at 11:59 p.m., Eastern Time, on June 1, 2010 (unless we extend this deadline or earlier terminate the exchange offer). The term "Expiration Date" means such date and time or, if the exchange offers are extended, the latest date and time to which the exchange offers are so extended. You may withdraw any trust preferred securities that you tender at any time prior to the Expiration Date by following the procedures described under the caption "Withdrawal of Tenders" on page 120 below.

Publication of Exchange Ratio Information

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and applicable indicative exchange ratios will be available at www.independentbank.com/exhangeoffers and from the Information Agent at the phone numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios for the trust preferred securities (both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 9:00 a.m., Eastern Time, on the Announcement Date, and such final exchange ratios will also be available by that time at www.independentbank.com/exhangeoffers and from the Information Agent.

Extensions; Waivers; Amendments; Termination

Subject to applicable law, we reserve the right to (i) extend the Expiration Date, (ii) waive any and all conditions to or amend the exchange offers in any respect, and (iii) terminate the exchange offers if any of the conditions to our completion of the exchange offers is not satisfied by the Expiration Date. Any extension, waiver, amendment, or termination will be publicly announced as promptly as practicable.  In the case of an extension, the public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled Expiration Date. See "Expiration Date; Extension; Termination; Amendment" on page 116 below.

Conditions to the Exchange Offers	Our obligation to exchange shares of our common stock for trust preferred securities in the exchange offers is not subject to any minimum tender condition.

Our obligation to exchange shares of our common stock for trust preferred securities in the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us, including, among others that there must not have been any change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise), or prospects.

Settlement Date

The "settlement date" for the exchange offers will be a date promptly following the Expiration Date. We currently expect the settlement date to be within three business days after the Expiration Date.

On the settlement date, for each trust preferred security validly tendered, we will issue shares of common stock representing (i) the applicable Exchange Value to be issued in consideration for such trust preferred security, plus (ii) if such security was validly tendered and not withdrawn prior to the Early Tender Premium Deadline, the applicable Early Tender Premium Value.  These shares will be delivered in accordance with the procedures described under "The Exchange Offers – Acceptance of Trust Preferred Securities for Purchase; Delivery of Common Stock" below.

Fractional Shares

We will not issue fractional shares of common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Procedures for Tendering Trust Preferred Securities

You may tender your trust preferred securities by transferring the trust preferred securities through ATOP or by following the other procedures set forth below and described in more detail under "The Exchange Offers—Procedures for Tendering."  If you are tendering trust preferred securities issued by Midwest Guaranty Trust I, you must contact the Exchange Agent at the phone numbers shown on the back cover page of this prospectus.

Any beneficial owner whose trust preferred securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender trust preferred securities should contact such nominee promptly and instruct such nominee to tender trust preferred securities on such owner's behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner's instruction form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your trust preferred securities, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent, at its telephone number on the back cover page of this prospectus.

In order to validly tender your trust preferred securities in the exchange offers, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under "The Exchange Offers—Procedures for Tendering."

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

United States Federal Income Tax Considerations

Your exchange of trust preferred securities for shares of our common stock in the exchange offers will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, you will not recognize any gain or loss upon consummation of the exchange offers.  If you do not tender trust preferred securities in these exchange offers, you will likely be required to report "original issue discount" (OID) income as a result of our recent deferral of distributions on the trust preferred securities.  This is true even though you have not received any cash distributions represented by such OID income.  See "Material U.S. Federal Income Tax Consequences below."

Consequences of Failure to Exchange Trust Preferred Securities

If there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  See "Risk Factors" and "The Exchange Offers – Importance of the Exchange Offers" below for more information.  The Treasury has conditioned our ability to compel an early conversion of the preferred stock it holds into shares of our common stock on the exchange of a minimum of $40 million in aggregate Liquidation Amount of trust preferred securities in these exchange offers.  If that minimum rate of participation is not reached and the Treasury otherwise refuses to voluntarily convert its shares of preferred stock into common stock in the near future, we believe it would be extremely difficult for us to raise enough cash proceeds in a stock offering for us to meet the objectives of our Capital Plan.

In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to impose additional regulatory restrictions and requirements on us through a memorandum of understanding or other, more formal enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions, any continued deterioration in our loan portfolio, or additional charges related to estimated potential losses for Mepco from vehicle service contract counterparty contingencies.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

In addition, depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

We have currently suspended all distributions on the trust preferred securities in accordance with their terms.  We are unsure when distributions will resume.  We have no plans to resume distributions in the foreseeable future.

Comparison of the Rights of Common Stock and Trust Preferred Securities

There are material differences between the rights of a holder of our common stock and a holder of the trust preferred securities. See "Comparison of Rights Between the Trust Preferred Securities and Our Common Stock."

Market Trading

Our common stock is currently traded on the Nasdaq GSM under the symbol "IBCP".  The last reported closing price of our common stock on April 14, 2010, the last trading day prior to the date of this prospectus, was $0.715 per share. We will file an application with the Nasdaq GSM to list the common stock to be issued in the exchange offers. The trust preferred securities issued by IBC Capital Finance II are listed for trading on the Nasdaq GSM under the symbol "IBCPO."  The last reported closing price of these trust preferred securities on April 14, 2010, the last trading day prior to the date of this prospectus, was $17.57 per share.

As noted above, our common stock is currently listed on the Nasdaq GSM.  However, on December 21, 2009, we received a letter from The Nasdaq Stock Market notifying us that we no longer meet Nasdaq's continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days.  We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.  If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the Nasdaq GSM.  However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the Nasdaq GSM to the Nasdaq Capital Market.  This would require us to meet the initial listing criteria of the Nasdaq Capital Market, other than with respect to the minimum closing bid price requirement.  If we are then permitted to transfer our listing to the Nasdaq Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.  We have asked our shareholders to approve a reverse stock split at our annual meeting in April of 2010.  If approved and implemented, this reverse stock split would likely have the effect of raising our stock price above the $1.00 per share minimum; however, there is no assurance the price would be maintained at a level necessary for us to meet the bid price rule discussed above.  Please see "Risk Factors" below.

Brokerage Commissions	You will not be required to pay brokerage commissions to the Dealer Manager, the Exchange Agent, the Information Agent, or us in connection with the exchange offers.

No Appraisal Rights	You will have no appraisal rights in connection with the exchange offers.

Dealer Manager	Stifel, Nicolaus & Company, Incorporated

Information Agent	D.F. King & Co., Inc.

Exchange Agent	D.F. King & Co., Inc.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in this prospectus before you decide whether to participate in the exchange offers.

RISKS RELATED TO OUR BUSINESS

Our results of operations, financial condition, and business may be materially and adversely affected if we are unable to successfully implement our Capital Plan.

Our Capital Plan, which is described in more detail under "The Exchange Offers - Capital Plan" below, contemplates three primary initiatives that have been or will be undertaken in order to increase our common equity capital, decrease our expenses, and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions.  Those three initiatives are the exchange offers described in this prospectus, a conversion of the Series A Preferred Stock held by the Treasury into shares of our common stock, and a public offering of our common stock for cash.  We cannot be sure we will be able to successfully execute on these identified initiatives in a timely manner or at all.  The successful implementation of our Capital Plan is, in many respects, largely out of our control and depends on factors such as the aggregate amount of trust preferred securities tendered in these exchange offers, and our ability to sell our common stock or other securities for cash.  These factors, in turn, may depend on factors outside of our control such as the stability of the financial markets, other macro economic conditions, and investors' perception of the ability of the Michigan economy to recover from the current recession.

If we are unable to achieve the minimum capital ratios set forth in our Capital Plan in the near future, it would likely materially and adversely affect our business, financial condition, and the value of our securities.  An inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as  a result of continued economic difficulties and other factors, as described elsewhere in this "Risk Factors" section.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our Capital Plan by or within a reasonable time after June 30, 2010 and if our financial condition and performance otherwise fail to improve significantly, it is likely our subsidiary bank will not be able to remain well-capitalized under federal regulatory standards.  In that case, we also expect our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  If our subsidiary bank fails to remain well-capitalized under federal regulatory standards, it will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC, which would likely have a material adverse impact on our business and financial condition.  If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations, as described under "The Exchange Offers - Importance of the Exchange Offers" below.  There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

These additional restrictions would make it increasingly difficult for us to withstand the current economic conditions, any continued deterioration in our loan portfolio, or additional charges related to estimated potential losses for Mepco from vehicle service contract counterparty contingencies.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock, including any common stock issued in exchange for trust preferred securities in these exchange offers, and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

We will likely be unable to successfully implement our Capital Plan absent high participation in the exchange offer by holders of the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO).

As described under "Exchange Offers – Importance of the Exchange Offers" below, we believe we need to exchange a minimum of $40 million in aggregate Liquidation Amount of trust preferred securities for common stock in these exchange offers in order for us to be able to achieve the objectives of our Capital Plan.  Approximately 44% of the total outstanding trust preferred securities were issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I, and are privately held by structured finance (or "pooling") vehicles, which funded the purchase of the trust preferred securities via the sale of collateralized debt obligations, or CDOs, backed by the purchased trust preferred securities.  A pooling vehicle's decision whether to participate in an exchange offer, such as the exchange offers described in this prospectus, may be based upon considerations other than the individual merits of the specific exchange offer, including, for example, the terms of the pooling vehicle's governing documents, its investment policies, the liquidity of the new securities, its authority to participate in an exchange offer generally, and risks of litigation if it does participate.  As a result, the pooling vehicles which currently hold trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I may be unable or unwilling to participate in the exchange offers described in this prospectus, including for reasons unrelated to the financial terms of the exchange offers.  Based upon discussions between the Dealer Manager and the collateral managers of some of these pooling vehicles, we do not expect that they will participate, although offers are being made in this prospectus to these pooling vehicles to participate in the exchange offers.

As a result, holders of at least $40 million aggregate Liquidation Amount of the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), or approximately 79.1% of the $50.6 million aggregate liquidation amount outstanding, may need to participate in the exchange offer in order for us to meet certain conditions in our agreement with the Treasury.  If we do not get this level of participation, the Treasury may determine in its sole discretion to waive this condition, but we have no reason to believe that Treasury would be willing to do so.

We have credit risk inherent in our asset portfolios, and our allowance for loan losses may not be sufficient to cover actual loan losses.

Our loan customers may not repay their loans according to their respective terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. We have experienced and may continue to experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of current economic conditions. If our assumptions or judgments prove to be incorrect, our current allowance for loan losses may not be sufficient to cover certain loan losses inherent in our loan portfolio, and adjustments may be necessary to account for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would adversely impact our operating results.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally, and particularly by the continued economic slowdown in Michigan.

Our success depends to a great extent upon the general economic conditions in Michigan's Lower Peninsula. We have in general experienced a slowing economy in Michigan since 2001. Unlike larger banks that are more geographically diversified, we provide banking services to customers primarily in Michigan's Lower Peninsula. Our loan portfolio, the ability of the borrowers to repay these loans, and the value of the collateral securing these loans will be impacted by local economic conditions. The continued economic difficulties faced in Michigan has had and may continue to have many adverse consequences, including the following:

•      Loan delinquencies may increase;

•      Problem assets and foreclosures may increase;

•      Demand for our products and services may decline; and

•      Collateral for our loans may decline in value, in turn reducing customers' borrowing power and reducing the value of assets and collateral associated with existing loans.

Additionally, the overall capital and credit markets have been experiencing unprecedented levels of volatility and disruption during the past two years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. As a consequence of the U.S. recession, business activity across a wide range of industries faces serious difficulties due to the lack of consumer spending and the extreme lack of liquidity in the global credit markets. Unemployment has also increased significantly and may continue to increase.  In particular, according to data published by the federal Bureau of Labor Statistics, Michigan's unemployment rate of nearly 15% is the worst among all states.

During the past year, the general business environment has continued to have an overall adverse effect on our business, and this environment is not expected to improve in the near term. Until conditions improve, we expect our businesses, financial condition and results of operations to continue to be adversely affected.

Current market developments, particularly in real estate markets, may adversely affect our industry, business and results of operations.

Dramatic declines in the housing market in recent years, with falling home prices and increasing foreclosures and unemployment, have resulted in, and may continue to result in, significant write-downs of asset values by us and other financial institutions. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. As a result of these conditions, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including financial institutions.

This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition and results of operations.

Further negative market developments may continue to negatively affect consumer confidence levels and may continue to contribute to increases in delinquencies and default rates, which may impact our charge-offs and provisions for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry.

Recent events in the vehicle service contract industry have increased our credit risk and reputation risk and could expose us to significant losses.

One of our subsidiaries, Mepco Finance Corporation, is engaged in the business of acquiring (on a full recourse basis) and servicing payment plans for consumers who purchase vehicle service contracts and similar products. The receivables generated in this business involve a different, and generally higher, level of risk of delinquency or collection than generally associated with the loan portfolios of our bank.  Upon cancellation of the payment plans acquired by Mepco (whether due to voluntary cancellation by the consumer or non-payment), the third party entities that provide the service contracts or other products to consumers become obligated to refund Mepco the unearned portion of the sales price previously funded by Mepco.  The refund obligations of these counterparties are not fully secured.

In addition, several of these providers, including the counterparty described in the next risk factor below and other companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has adversely affected and may in the future continue to adversely affect sales and customer cancellations of purchased products throughout the industry, which have already been negatively impacted by the economic recession. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.

These events have had and may continue to have an adverse impact on Mepco in several ways. First, we face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. In 2009, we recorded a $31.2 million charge related to estimated potential losses for vehicle service contract counterparty contingencies.  We may incur similar charges in the future.  Second, these events have negatively affected sales and customer cancellations in the industry, which has had and is expected to continue to have a negative impact on the profitability of Mepco's business.  Largely as a result of these events, we wrote down all of the $16.7 million of goodwill associated with Mepco that was being carried on our balance sheet.  In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses, in general, in dealing with these industry problems.

 Mepco also faces unique operational and internal control challenges due to the relatively rapid turnover of its portfolio and high volume of new payment plans.  Mepco's business is highly specialized, and its success will depend largely on the continued services of its executives and other key employees familiar with its business.  In addition, because financing in this market is conducted primarily through relationships with unaffiliated automobile service contract direct marketers and administrators and because the customers are located nationwide, risk management and general supervisory oversight is generally more difficult than in our bank. The risk of third party fraud is also higher as a result of these factors. Acts of fraud are difficult to detect and deter, and we cannot assure investors that the risk management procedures and controls will prevent losses from fraudulent activity. Although we have an internal control system at Mepco, we may be exposed to the risk of significant loss in this business.

As of December 31, 2009, the net finance receivables held by Mepco represented approximately 13.7% of our consolidated assets.

Mepco has significant exposure to a single counterparty that recently filed bankruptcy.  The failure of this counterparty is likely to have a material adverse effect on our financial condition and results of operations.

Over 40% of Mepco's current outstanding receivables were purchased from a single counterparty.  Beginning in the second half of 2009, this counterparty experienced decreased sales (and ceased all new sales in December 2009) and significantly increased levels of customer cancellations.  Customer cancellations trigger an obligation of this counterparty to us to repay the unearned portion of the sales price for the payment plan previously advanced by us to the counterparty.  In addition, this counterparty is subject to a multi-state attorney general investigation regarding certain of the counterparty's business practices and multiple civil lawsuits.  These events have increased costs for the counterparty, putting further pressure on its cash flow and profitability.  This counterparty filed for bankruptcy on March 1, 2010.

Mepco is actively working to reduce its credit exposure to this counterparty. The amount of payment plans (finance receivables) purchased from this counterparty and outstanding at December 31, 2009 totaled approximately $206.1 million (this amount had been reduced to $147.4 million at March 31, 2010).  In addition, as of December 31, 2009, this counterparty owed Mepco $16.2 million for previously cancelled payment plans.  The bankruptcy filing by this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor its recourse obligations on payment plans that Mepco has purchased which are cancelled prior to payment in full.  Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors and through the liquidation of certain collateral held by Mepco.  However, we are not certain as to the amount of any such recoveries.  In 2009, Mepco recorded an aggregate $19.0 million expense (as part of vehicle service contract counterparty contingencies that is included in non-interest expense) to establish a reserve for losses related to this counterparty.  In calculating the amount of such reserve, we took into account the significant likelihood that the counterparty would file for bankruptcy protection.  As a result, we currently do not expect to increase the amount of our reserve as a result of the bankruptcy filing.  However, in connection with the bankruptcy filing, Mepco committed to provide financing to the counterparty of up to an aggregate of approximately $3 million.  This was done as part of Mepco's overall efforts to minimize the loss associated with this counterparty.  We believe the orderly wind-down of the counterparty's business is critical as it allows the counterparty to continue providing customer service to consumers who purchased vehicle service contracts from the counterparty.

In calculating the amount of the reserve related to the failure of this counterparty, we made a number of assumptions regarding, among other things, the cancellation rates for outstanding payment plans, the value of and our ability to collect certain collateral securing the amounts owed to Mepco, and our success in recovering amounts owed from various co-obligors and guarantors.   These assumptions are difficult to make, largely because of the significant size of the potential loss and the fact that Mepco does not routinely need to take these types of collection actions in the ordinary course of its business.  If any one or more of our assumptions prove to be incorrect in any material respect, our actual loss with respect to this counterparty could be greater than the amount reserved, which would result in additional losses.

Mepco has historically contributed a meaningful amount of profit to our consolidated results of operations, but we expect the size of its business to shrink significantly beginning in 2010.

For 2008 and 2007, Mepco had net income of $10.7 million and $5.5 million, respectively. With the counterparty losses experienced by Mepco late in 2009 (including those related to the counterparty described above) and a $16.7 million goodwill impairment charge, Mepco incurred an $11.7 million loss in 2009. As of December 31, 2009, the net finance receivables held by Mepco represented approximately 13.7% of our consolidated assets. However, as a result of the loss of business with the counterparty described above as well as our desire to reduce finance receivables as a percentage of total assets, we expect Mepco's total earning assets to decrease by approximately 50% in 2010. As a result, the reduction in the size of Mepco's business will adversely affect our financial results and make it more difficult for us to be profitable on a consolidated basis in the near future.

We face uncertainty with respect to efforts by the federal government to help stabilize the U.S. financial system.

Beginning in the fourth quarter of 2008, the federal government enacted new laws intended to strengthen and restore confidence in the U.S. financial system. See "Business—Regulatory Developments" below for additional information regarding these developments. There can be no assurance, however, as to the actual impact that such programs will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of these and other programs to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our businesses, financial condition, results of operations, access to credit or the trading price of our common stock.

In addition, these statutes are relatively new initiatives and, as such, are subject to change and evolving interpretation. There can be no assurances as to the effects that any such changes will have on the effectiveness of the federal government's efforts to stabilize the credit markets or on our business, financial condition or results of operations.  These federal initiatives could involve regulatory changes that may have an adverse impact on our business.

We have credit risk inherent in our securities portfolio.

We maintain diversified securities portfolios, which include obligations of the Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, mortgage-backed securities, and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We seek to limit credit losses in our securities portfolios by generally purchasing only highly rated securities (rated "AA" or higher by a major debt rating agency) or by conducting significant due diligence on the issuer for unrated securities. However, we may, in the future, experience additional losses in our securities portfolio which may result in charges that could materially adversely affect our results of operations.

Our mortgage-banking revenues are susceptible to substantial variations dependent largely upon factors that we do not control, such as market interest rates.

A meaningful portion of our revenues are derived from gains on the sale of real estate mortgage loans.  For 2009, these gains represented over 4% of our total revenues. These net gains primarily depend on the volume of loans we sell, which in turn depends on our ability to originate real estate mortgage loans and the demand for fixed-rate obligations and other loans that are outside of our established interest-rate risk parameters. Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates. Consequently, they can often be a volatile part of our overall revenues.

Fluctuations in interest rates could reduce our profitability.

We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that these measures will be effective in avoiding undue interest rate risk. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

•      inflation or deflation rates;

•      levels of business activity;

•      recession;

•      unemployment levels;

•      money supply;

•      domestic or foreign events; and

•      instability in domestic and foreign financial markets.

Changes in accounting standards could impact our reported earnings.

Financial accounting and reporting standards are periodically changed by the Financial Accounting Standards Board (FASB), the SEC, and other regulatory authorities. Such changes affect how we are required to prepare and report our consolidated financial statements. These changes are often hard to predict and may materially impact our reported financial condition and results of operations. In some cases, we may be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

Our operations may be adversely affected if we are unable to secure adequate funding.  Our use of wholesale funding sources exposes us to liquidity risk and potential earnings volatility.

We rely on wholesale funding, including Federal Home Loan Bank borrowings, brokered deposits, and Federal Reserve Bank borrowings, to augment our core deposits to fund our business.  As of December 31, 2009, our use of such wholesale funding sources amounted to approximately $760 million.  Because wholesale funding sources are affected by general market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our commercial and consumer banking operations. The continued availability to us of these funding sources is uncertain, and brokered deposits may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

In addition, if we fail to remain "well-capitalized" under federal regulatory standards, which is likely if we are unable to successfully implement our Capital Plan (as discussed under "Importance of the Exchange Offers" on page 113 below), we will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC.  As of December 31, 2009, we had brokered deposits of approximately $629 million.  As a result, any such restrictions on our ability to access brokered deposits is likely to have a material adverse impact on our business and financial condition.

Moreover, we cannot be sure that we will be able to maintain our current level of core deposits.  Our deposit customers could move their deposits in reaction to media reports about bank failures in general (as discussed in a separate Risk Factor below) or in reaction to negative publicity we may receive as a result of the pursuit of our capital raising initiatives or, particularly, if we are unable to successfully complete such initiatives.  A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding or if we are required to rely more heavily on more expensive funding sources.  In such case, our net interest income and results of operations would be adversely affected.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations and the ability to implement our Capital Plan.

The continuity of our operations is influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our Capital Plan and our strategies. We do not have employment or non-compete agreements with any of these key employees.  In addition, we face restrictions on our ability to compensate our executives as a result of our participation in the Treasury's Capital Purchase Program under the Troubled Asset Relief Program.  Many of our competitors do not face these same restrictions.  The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

Competition with other financial institutions could adversely affect our profitability.

We face vigorous competition from banks and other financial institutions, including savings banks, finance companies, and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems, and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies, which are not subject to the same degree of regulation as that imposed on bank holding companies. As a result, these non-bank competitors may have an advantage over us in providing certain services, and this competition may reduce or limit our margins on banking services, reduce our market share, and adversely affect our results of operations and financial condition.

Our current capital position and the tough economic climate in Michigan will make future growth in the near term very challenging.

We have recently taken certain actions to deleverage our balance sheet, which has had and is expected to continue to have an adverse impact on our net interest income.  Although we have also undertaken actions intended to reduce our expenses and continue to do so, we may not be able to reduce our expenses on a basis commensurate with the reduction in our net interest income, which causes a negative impact on our financial results.  In addition, even if we are successful in raising additional capital through the initiatives described in our capital plan, our ability to achieve future growth in the near term will be very challenging in the current economic environment in Michigan.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are generally subject to extensive regulation, supervision, and examination by federal and state banking authorities. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have a significant impact on the financial services industry.  Recent legislative and regulatory changes as well as changes in regulatory enforcement policies and capital adequacy guidelines are likely to increase our cost of doing business.  In addition, future legislative or regulatory changes could have a substantial impact on us and our bank and their operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority, and operations, increase our costs of doing business and, as a result, give an advantage to our competitors who may not be subject to similar legislative and regulatory requirements. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have a negative impact on our results of operations and financial condition.

There have been numerous media reports about bank failures, which we expect will continue as additional banks fail. These reports have created concerns among certain of our customers, particularly those with deposit balances in excess of deposit insurance limits.

We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

RISKS RELATED TO OUR EFFORTS TO RAISE CAPITAL

If successful, the initiatives set forth in our Capital Plan will be highly dilutive to our common shareholders.

Our Capital Plan contemplates capital raising initiatives that involve the issuance of a significant number of shares of our common stock.  You should read "The Exchange Offers – Capital Plan" and "Capitalization" below for more information.  The completion of any of these capital raising transactions will be highly dilutive to our common shareholders, including participants in the exchange offers. The market price of our common stock could decline as a result of the dilutive effect of the exchange offers or other capital raising transactions we may enter into or the perception that such transactions could occur.

The capital raising initiatives we are pursuing could result in the Treasury or one or more private investors owning a significant percentage of our stock and having the ability to exert significant influence over our management and operations.

One of the primary capital raising initiatives set forth in our Capital Plan consists of the conversion of the preferred stock held by the Treasury into shares of our common stock.  As described under "Exchange Offers – Exchange Offer With the U.S. Treasury" below, we have entered into an Exchange Agreement with the Treasury.  Pursuant to this Exchange Agreement, we expect within the next 30 days to issue new shares of Series B Convertible Preferred Stock to the Treasury in exchange for the outstanding shares of Series A Preferred Stock held by the Treasury.  The Series B Convertible Preferred Stock to be issued will be convertible into shares of our common stock.  There are various circumstances under which such shares would be convertible into common, as described in "Exchange Offers – Exchange Offer With the U.S. Treasury" below.  As a result, the number of shares that would be issued to the Treasury upon conversion depends on a number of factors.  However, any such conversion is likely to result in the Treasury owning a significant percentage of our outstanding common stock, perhaps over 50%.

It is also possible that one or more large investors, other than the Treasury, could end up as the owner of a significant portion of our common stock.  This could occur, for example, if the Treasury transfers shares of the Series B Convertible Preferred Stock we expect to issue to Treasury or, upon conversion of such stock, transfers to a third party the common stock issued upon conversion.  It could also occur if one or more large investors makes a significant investment in our common stock in the public offering of our common stock we currently intend to conduct upon completion of the exchange offers described in this prospectus.

Any such significant shareholder could exercise significant influence on matters submitted to our shareholders for approval, including the election of directors.  In addition, having a significant shareholder could make future transactions more difficult or even impossible to complete without the support of such shareholder, whose interests may not coincide with interests of smaller shareholders.  These possibilities could have an adverse effect on the market price of our common stock.

It is possible that one or more of the initiatives set forth in our Capital Plan could trigger an ownership change that will negatively affect our ability to utilize net operating loss carryforwards and other deferred tax assets in the future.

As of December 31, 2009, we had federal net operating loss carryforwards of approximately $42.8 million, and such amount may grow significantly prior to the Expiration Date.  Under federal tax law, our ability to utilize these carryforwards and other deferred tax assets is limited if we are deemed to experience a change of ownership. This would result in our loss of the benefit of these deferred tax assets. Please see the more detailed discussion of these tax rules under "Capitalization," beginning on page 41 below.  We anticipate it is likely that we will experience a change of ownership under these rules as a result of our pursuit of the capital initiatives set forth in our Capital Plan.

RISKS RELATED TO THE MARKET PRICE AND VALUE OF THE COMMON STOCK OFFERED

Although the number of shares of our common stock offered in the exchange offers will be determined based on the Average VWAP of our common stock during the Pricing Period, the market price of our common stock may fluctuate.  As a result, the market price of the common stock upon settlement of the exchange offers could be less than the Relevant Price used to determined the number of shares of common stock issued in exchange for trust preferred securities accepted for exchange.

The number of shares of common stock issued in exchange for trust preferred securities tendered in the exchange offers will be determined based on the Average VWAP of our common stock during the Pricing Period and will not be adjusted regardless of any increase or decrease in the market price of the common stock or the trust preferred securities between the Expiration Date of the exchange offers and the settlement date. Therefore, the market price of the common stock at the time you receive your shares of common stock on the settlement date could be significantly less than the price used to determine the number of shares of common stock you will receive. The market price of our common stock has recently been subject to significant fluctuations and volatility.

 The trading price of our common stock may be subject to continued significant fluctuations and volatility.

The market price of our common stock could be subject to significant fluctuations due to, among other things:

•      announcements regarding significant transactions in which we may engage, including these exchange offers and the other capital raising initiatives that are part of our Capital Plan;

•      market assessments regarding such transactions, including the timing, terms, and likelihood of success of these exchange offers;

•      operating results that vary from the expectations of management, securities analysts, and investors, including with respect to further loan losses we may incur;

•      changes or perceived changes in our operations or business prospects;

•      legislative or regulatory changes affecting our industry generally or our businesses and operations;

•      the failure of general market and economic conditions to stabilize and recover, particularly with respect to economic conditions in Michigan, and the pace of any such stabilization and recovery;

•      the possible delisting of our common stock from Nasdaq or perceptions regarding the likelihood of such delisting;

•      the operating and share price performance of companies that investors consider to be comparable to us;

•      future offerings of debt, preferred stock, or additional trust preferred securities, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions; and

•      other changes in global financial markets, economies, and market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general, and our common stock in particular, have experienced significant volatility over approximately the past two years, and continue to experience significant price and volume volatility. As a result, the market price of our common stock may continue to be subject to similar market fluctuations that may or may not be related to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

In addition, we have proposed that our shareholders approve a 1-for-10 reverse stock split at the annual meeting of shareholders to be held in April of 2010.  If approved and implemented, such reverse stock split would likely have a significant effect on the market price of our common stock.  The primary objective of the reverse stock split is to raise the per share trading price of the Company's common stock sufficiently above the $1.00 minimum bid price requirement discussed in the next risk factor; however, there is no assurance our shareholders will authorize the reverse stock split or, if authorized and made effective, that the reverse stock split will result in our ability to comply or thereafter maintain compliance with the Nasdaq minimum bid price rule.

We urge you to obtain current market quotations for our common stock when you consider the exchange offers.

Our common stock could be delisted from Nasdaq.

Our common stock is currently listed on the Nasdaq GSM.  However, on December 21, 2009, we received a letter from The Nasdaq Stock Market notifying us that we no longer meet Nasdaq's continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days.  We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.  If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the Nasdaq GSM.  However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the Nasdaq GSM to the Nasdaq Capital Market.  This would require us to meet the initial listing criteria of the Nasdaq Capital Market, other than with respect to the minimum closing bid price requirement.  If we are then permitted to transfer our listing to the Nasdaq Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.

The delisting of our common stock from Nasdaq, whether in connection with the foregoing or as a result of our future inability to meet any listing standards, would have an adverse effect on the liquidity of our common stock and, as a result, the market price of our common stock might become more volatile.  Even the perception that our common stock may be delisted could affect its liquidity and market price.  Delisting could also make it more difficult to raise additional capital.

If our common stock is delisted from the Nasdaq, it is likely that quotes for our common stock would continue to be available on the OTC Bulletin Board or on the "Pink Sheets."  However, these alternatives are generally considered to be less efficient markets and it is likely that the liquidity of our common stock as well as our stock price would be adversely impacted as a result.

One of the proposals to be considered and voted upon at our annual meeting of shareholders in April of 2010 is a proposal to amend our Articles of Incorporation to effect a one 1-for-10 reverse split of our common stock.  The primary objective of the reverse stock split is to raise the per share trading price of the Company's common stock sufficiently above the $1.00 minimum bid price requirement for continued listing on The Nasdaq GSM.  There can be no assurance our shareholders will authorize this amendment to our Articles of Incorporation or, if authorized and made effective, that the reverse stock split will result in our ability to comply or thereafter maintain compliance with the Nasdaq minimum bid price rule.

RISKS RELATED TO THE RIGHTS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF THE TRUST PREFERRED SECURITIES

The value of the common stock being offered in these exchange offers is lower than the Liquidation Amount of the trust preferred securities you would be tendering in exchange for the common stock.

We are offering to exchange for outstanding trust preferred securities newly issued shares of our common stock having a value equal to only 80% (or 85% if the trust preferred securities are validly tendered before the Early Premium Tender Deadline and not subsequently withdrawn) of the Liquidation Amount of the trust preferred securities tendered for exchange, plus a number of shares of common stock equal to the amount of accrued and unpaid dividends on such trust preferred securities through May 31, 2010.  In addition, depending on the market value of our common stock on the settlement date of the exchange offers, the value of shares of common stock you receive could represent an even lower percentage of the Liquidation Amount of trust preferred securities you are surrendering.

All of the trust preferred securities that remain outstanding after the exchange offers will have priority over our common stock with respect to payment in the event of a liquidation, dissolution, or winding-up and with respect to the payment of dividends.

In any liquidation, dissolution or winding-up of IBC, our outstanding shares of common stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock and other senior equity securities, including the trust preferred securities that are not exchanged for common stock in the exchange offers described in this prospectus. As a result, holders of our common stock, including holders of trust preferred securities whose securities are accepted for exchange in the exchange offers, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of IBC until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

If we engage in any sale transaction or business combination after completion of these exchange offers, trust preferred securities not tendered for exchange may have a greater value than the shares of common stock to be received in the exchange offers.

We do not currently intend to engage in any sale of our business or similar transaction.  However, if we were to do so after completion of these exchange offers (which could be required if we are unable to successfully implement our Capital Plan, as discussed above in this "Risk Factors" section), the successor to our business would be required to assume all obligations on our outstanding trust preferred securities, including the obligation to make quarterly payments.  The value of such trust preferred securities at that time may be greater than the value of the shares of our common stock you would receive if you tendered your trust preferred securities in these exchange offers.  We currently believe, however, that such a sale transaction or other business combination is unlikely, due to current market conditions and due in part to the financial burden to any such acquirer associated with assuming all of the obligations with respect to our trust preferred securities.

Future offerings of debt, preferred stock, or additional trust preferred securities, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources, or we or our banking subsidiary could be forced by federal and state bank regulators to raise additional capital, by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our outstanding shares of common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.  Therefore, if we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Holders of trust preferred securities that participate in the exchange offers are giving up their right to future distributions on the trust preferred securities.

If you tender your trust preferred securities and these securities are accepted by us for exchange in the exchange offers, you will be giving up your right to any future distribution payments that are paid on the trust preferred securities on or after the Expiration Date.  We have currently exercised our right to defer quarterly payments on all outstanding trust preferred securities.  At this time, we are unable to state with any degree of certainty if or when we may resume quarterly distributions on the trust preferred securities that are not exchanged for shares of our common stock in these exchange offers.   We do not currently intend to resume such payments in the foreseeable future. Pursuant to the documents governing the rights of the outstanding trust preferred securities, we will effectively be considered in default of the trust preferred securities and the related Underlying Debentures if we defer quarterly distributions for more than 20 consecutive quarterly periods.  If we resume quarterly payments on our trust preferred securities in the future, we will be required to pay all accrued but unpaid distributions, including those distributions currently being deferred.  By participating in the exchange offers, you will be giving up any right to receive any such distributions.

You may not receive dividends on the shares of common stock you receive in exchange for your trust preferred securities.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments.  We are currently prohibited from paying any cash dividends on our common stock.  Even when such prohibitions end (which we do not expect to occur in the near term), there are restrictions on our ability to pay cash dividends that will likely continue to materially limit our ability to pay cash dividends.  We cannot provide any assurances of when we may pay cash dividends in the future. Furthermore, our common shareholders are subject to the prior dividend rights of any holders of our preferred stock.  See "Dividend Policy" below for more information.

Our Articles of Incorporation as well as certain banking laws may have an anti-takeover effect.

Provisions of our Articles of Incorporation and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

RISKS RELATED TO NOT PARTICIPATING IN THE EXCHANGE OFFERS

If we do not realize a high level of participation in these exchange offers, it is likely we will be unable to implement our Capital Plan, which could result in a loss of all or substantially all of the value of your trust preferred securities.

As described in more detail under "Importance of the Exchange Offers" beginning on page 113 below, we view these exchange offers as a critical step toward achieving the objectives of our Capital Plan.  If there is not a high level of participation in these exchange offers, it may not be possible for us to meet the objectives of our Capital Plan.  We need trust preferred securities with a minimum aggregate Liquidation Amount of $40 million to be tendered and accepted for exchange in these exchange offers in order for us to meet a required condition of being able to convert the preferred stock held by the Treasury into our common stock in the near future, which is another critical component of our Capital Plan.  If we fail to realize the objectives of our Capital Plan, our ability to withstand continued adverse economic conditions could be materially and adversely affected.

As described above, we do not anticipate participation in the exchange offers by the pooling vehicles that hold approximately 44% of the outstanding trust preferred securities.  Thus, a high level of participation by the holders of the publicly-traded trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), or approximately 79.1% of the $50.6 million aggregate Liquidation Amount outstanding, may be necessary for our Capital Plan to be successful.

We do not know if or when we will resume quarterly payments on our trust preferred securities.

Beginning in the fourth quarter of 2009, we exercised our right to defer quarterly interest payments on the Underlying Debentures held by each of the Trusts and, as a result, the Trusts were required to defer quarterly distributions to holders of outstanding trust preferred securities.  We exercised this right in order to preserve our capital and reduce our interest expense.  As described elsewhere in this prospectus, although we are pursuing several initiatives to increase our capital base, we expect to continue to face challenges in the near term in operating our business and resuming profitability.  In addition, as described under "The Exchange Offers - Capital Plan" below, we are currently prohibited from paying quarterly dividends on our trust preferred securities without the prior consent of our federal and state bank regulators.  As a result, we expect to continue to defer quarterly payments on the Underlying Debentures and the related trust preferred securities for the foreseeable future.  We do not know if or when such payments will resume.

As long as quarterly payments on the trust preferred securities are deferred, you will likely have taxable "original issue discount" (OID) income even though you are not receiving cash distributions on the trust preferred securities.

There are complicated federal tax rules that apply when payments on instruments such as the trust preferred securities are deferred.  These tax rules require the holder of the security to report a portion of the deferred quarterly payments as taxable income even though they are not receiving any cash distributions because of the deferral.  For each year that we continue to exercise our right to defer payments on the trust preferred securities, you will be receiving IRS Form 1099-OID to reflect OID income that you should report to the IRS, and a copy of each IRS Form 1099-OID will be provided to the IRS annually.  Failure to report taxable income, including OID, can subject taxpayers to penalties.  See "Material U.S. Federal Income Tax Consequences" below for more information.  Because these rules are complicated, we urge you to consult a competent tax advisor.

The trust preferred securities issued by IBC Capital Finance II may be delisted from Nasdaq.

As described above, we are at risk of having our common stock delisted from the Nasdaq GSM.  If our common stock is delisted from Nasdaq, it would mean the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) would also be delisted.  The delisting of these trust preferred securities from Nasdaq would have an adverse effect on the liquidity of such securities.

If the exchange offers are successful, there may be a limited or no trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) and the market price for such trust preferred securities may be depressed.

Depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

ADDITIONAL RISKS RELATED TO THE EXCHANGE OFFERS

We have not obtained a third-party determination that the exchange offers are fair to holders of the trust preferred securities.

Neither we, the trustees of any of our trust subsidiaries, the Dealer Manager, the Exchange Agent, the Information Agent, nor anyone else is making a recommendation as to whether you should exchange all or any portion of your trust preferred securities in the exchange offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the trust preferred securities for purposes of negotiating the exchange offers or preparing a report concerning the fairness of the exchange offers. You must make your own independent decision regarding your participation in the exchange offers.

Failure to complete the exchange offers successfully could negatively affect the price of our common stock.

Several conditions must be satisfied or, if permissible under applicable law, waived in order to complete the exchange offers, including those described below under "The Exchange Offers—Conditions of the Exchange Offers." One or more of these conditions may not be satisfied, and if not satisfied or waived (where permissible), the exchange offers may not occur or may be delayed.  If the exchange offers are not completed or are delayed, we may be subject to the following material risks:

•      the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the exchange offers have been or will be completed;

•      the market price of our trust preferred securities may decline to the extent that the current market price of such trust preferred securities reflects a market assumption that the applicable exchange offers have been or will be completed;

•      we may not be able to increase our Tier 1 common equity by an amount that may be necessary to keep us well capitalized in the near term; and

•      our ability to successfully implement the other capital raising initiatives set forth in our Capital Plan may be adversely affected.  For example, we believe our chances of being successful in raising additional equity through the sale of shares of our common stock increases with increased participation in these exchange offers.

Holders of a significant Liquidation Amount of trust preferred securities who participate in the exchange offers could become subject to regulatory restrictions on ownership of our common stock.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the FRB before acquiring the power to direct or indirectly control the management, operations, or policy of our Company or before acquiring 10% or more of our common stock.  As a result, holders of a significant amount of trust preferred securities who seek to participate in the exchange offers should evaluate whether they could become subject to the approval and other requirements of this federal statute.

FORWARD-LOOKING STATEMENTS

Discussions and statements in this prospectus that are not statements of historical fact, including, without limitation, statements that include terms such as "will," "may," "should," "believe," "expect," "anticipate," "estimate," "project," "intend," and "plan," and statements about future financial and operating results, plans, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements express management's current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties.  Although management believes that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the risks and uncertainties detailed under "Risk Factors" set forth above.  The key risks are summarized as follows:

•      If we are unable to successfully raise new equity capital and otherwise implement our capital restoration plan, it will be extremely difficult for us to withstand current economic conditions and any further deterioration in our loan portfolio;

•      Future loan losses could exceed the reserves we maintain for such losses;

•      Economic conditions in Michigan are worse in many cases than national economic conditions and the ability of the Michigan economy to recover, and the pace of such recovery, is expected to have a material impact on our future financial success;

•      Conditions in regional and local real estate markets are expected to have a material impact on our future financial success;

•      Current turmoil in the vehicle service contract industry has increased the credit risk and reputation risk for our subsidiary, Mepco Finance Corporation, have led and may continue to lead to significant losses for Mepco, and will contribute to a decrease in the average earning assets of Mepco, which has historically operated at a profit and decreased the size of the losses we have incurred in recent periods;

•      Legislative and regulatory changes could increase our expenses, decrease our income, and otherwise have a negative impact on our results of operations;

•      Our use of wholesale funding sources exposes us to liquidity risk and potential earnings volatility;

•      The continued services of our management team are critical as we work through our asset quality issues and the implementation of our capital restoration plan, yet our ability to compensate our executives is subject to restrictions that do not apply to many of our competitors;

•      Media reports regarding ongoing bank failures and any negative publicity regarding our capital position could result in our loss of core deposits;

•      Our capital raising initiatives will result in significant dilution to our current shareholders;

•      Implementation of our capital plan could result in the Treasury or another large investor owning a significant percentage of our common stock, and such investor's interests could be different than the interests of our smaller shareholders;

•      Our common stock may be delisted from the Nasdaq GSM;

•      We have suspended all quarterly payments on our preferred stock and our trust preferred securities and we do not know if or when such payments will resume;

•      We are currently prohibited from paying cash dividends on our common stock and will, for the foreseeable future, be subject to material restrictions on our ability to pay cash dividends; and

•      The liquidity and market price of our common stock may be materially and adversely affected by our current financial condition and the capital raising initiatives we are pursuing.

You are urged to read the "Risk Factors" section carefully and not rely on the above summary.

In addition, other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows, financial position, and prospects. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this prospectus are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

The following table presents computations of certain financial measures related to "tangible common equity" and "Tier 1 common equity." The tangible common equity ratio has become a focus of some investors and management believes this ratio may assist investors in analyzing our capital position absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank's capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. More recently, the banking regulators have also supplemented their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. Because tangible common equity and Tier 1 common equity are not formally defined by generally accepted accounting principles (GAAP) or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess our capital adequacy using tangible common equity and Tier 1 common equity, we believe it is useful to provide investors the ability to assess our capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by net risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. To mitigate these limitations, we have procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that our capital performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides reconciliations of the following:

•      Total assets (GAAP) to tangible assets (non-GAAP)

•      Total shareholders' equity (GAAP) to tangible common equity (non-GAAP)

•      Total shareholders' equity (GAAP) to Tier 1 common equity (non-GAAP)

	December 31,
	2009	2008	2007	2006	2005
	(Unaudited)
($ in 000's)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
Total assets (GAAP)	$2,965,364	$2,956,245	$3,247,516	$3,406,390	$3,348,707
Deduct: Goodwill		16,734	66,754	52,842	55,946
Deduct: Core deposit intangible assets (all other intangibles)	10,260	12,190	15,262	8,157	10,729
Deduct: Deferred taxes	691	6,892	18,572	10,597	7,509
Tangible assets (non-GAAP)	$2,954,413	$2,920,429	$3,146,928	$3,334,794	$3,274,523

Total shareholders' equity (GAAP)	$109,861	$194,877	$240,502	$258,167	$248,259
Deduct: Goodwill		16,734	66,754	52,842	55,946
Deduct: Core deposit intangible assets (all other intangibles)	10,260	12,190	15,262	8,157	10,729
Deduct: Deferred taxes	691	6,892	18,572	10,597	7,509
Deduct: Preferred stock	69,157	68,456	-	-	-
Tangible common equity (non-GAAP)	$29,753	$90,605	$139,914	$186,571	$174,075

Tangible common equity to tangible assets ratio (non-GAAP)	1.01%	3.10%	4.45%	5.59%	5.32%

TIER 1 COMMON EQUITY
Total shareholders' equity (GAAP)	$109,861	$194,877	$240,502	$258,167	$248,259
Add: Qualifying capital securities	41,880	72,751	80,309	62,350	62,350
Deduct: Goodwill		16,734	66,754	52,842	55,946
Deduct: Accumulated other comprehensive (loss) income	(15,745)	(23,318)	(339)	3,370	4,297
Deduct: Intangible assets	10,260	12,190	15,262	8,157	10,729
Deduct: Disallowed servicing assets	559	1,018
Deduct: Net unrealized losses on equity securities			3,155
Deduct: Other	(35)	(59)	(86)	(139)	(294)
Tier 1 capital (regulatory)	156,702	261,063	236,065	256,287	239,931
Deduct: Qualifying capital securities	41,880	72,751	80,309	62,350	62,350
Deduct: Preferred stock	69,157	68,456	-	-	-
Tier 1 common equity (non-GAAP)	$45,665	$119,856	$155,756	$193,937	$177,581

Net risk-weighted assets (regulatory)	$2,204,157	$2,365,082	$2,525,594	$2,664,931	$2,578,081
Tier 1 common equity ratio (non-GAAP)	2.07%	5.07%	6.17%	7.28%	6.89%

SELECTED FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2005 through 2009. You should read this information in conjunction with our consolidated financial statements and related notes included at page F‑1 below, from which this information is derived.

	Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$189,056	$203,736	$223,254	$216,895	$193,035
Interest expense	50,533	73,587	102,663	93,698	63,099
Net interest income	138,523	130,149	120,591	123,197	129,936
Provision for loan losses	103,032	71,321	43,160	16,344	7,806
Net gains (losses) on securities	3,744	(14,961)	(705)	171	1,484
Other non-interest income	54,915	44,682	47,850	44,679	41,342
Non-interest expenses	187,587	177,150	115,724	106,216	101,785
Income (loss) from continuing operations before income tax	(93,437)	(88,601)	8,852	45,487	63,171
Income tax expense (benefit)	(3,210)	3,063	(1,103)	11,662	17,466
Income (loss) from continuing operations	(90,227)	(91,664)	9,955	33,825	45,705
Discontinued operations, net of tax			402	(622)	1,207
Net income (loss)	(90,227)	(91,664)	10,357	33,203	46,912
Preferred dividends	4,301	215
Net income (loss) applicable to common stock	$(94,528)	$(91,879)	$10,357	$33,203	$46,912

PER COMMON SHARE DATA(1)
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$ 0.44	$ 1.48	$ 1.96
Diluted	(3.96)	(4.00)	0.44	1.45	1.92
Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$ 0.46	$ 1.45	$ 2.01
Diluted	(3.96)	(4.00)	0.45	1.43	1.97
Cash dividends declared	0.03	0.14	0.84	0.78	0.71
Book value	1.69	5.49	10.62	11.29	10.75

SELECTED BALANCES
Assets	$2,965,364	$2,956,245	$3,247,516	$3,406,390	$3,348,707
Loans	2,299,372	2,459,529	2,518,330	2,459,887	2,365,176
Allowance for loan losses	81,717	57,900	45,294	26,879	22,420
Deposits	2,565,768	2,066,479	2,505,127	2,602,791	2,474,239
Shareholders' equity	109,861	194,877	240,502	258,167	248,259
Long-term debt	0	0	1,000	3,000	5,000

SELECTED RATIOS
Tax equivalent net interest income to
average interest earning assets	5.08%	4.63%	4.26%	4.41%	4.85%
Income (loss) from continuing operations to (2)
Average common equity	(90.72)	(39.01)	3.96	13.06	18.63
Average assets	(3.17)	(2.88)	0.31	0.99	1.42
Net income (loss) to (2)
Average common equity	(90.72)	(39.01)	4.12	12.82	19.12
Average assets	(3.17)	(2.88)	0.32	0.97	1.45
Average shareholders' equity to average assets	5.80	7.50	7.72	7.60	7.61
Tier 1 capital to average assets	5.27	8.61	7.44	7.62	7.40
Non-performing loans to Portfolio
Loans	4.78	5.09	3.07	1.59	0.70

(1)	Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

(2)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact on our balance sheet as of December 31, 2009, and on our earnings for the fiscal year ended December 31, 2009, of the following exchanges (collectively, the "Exchanges"):

•      the exchange offers for trust preferred securities described in this prospectus; and

•      our issuance of shares of Series B Convertible Preferred Stock to the Treasury in exchange for the entire $72 million aggregate liquidation amount of Series A Preferred Stock, including a number of shares of Series B Convertible Preferred Stock issued in exchange for the value of all accrued and unpaid dividends on such shares of Series A Preferred Stock.

We have signed an Exchange Agreement with the Treasury to complete the exchange of Series B Convertible Preferred Stock for Series A Preferred Stock described above, and we expect such exchange to be completed within the next 30 days, subject to the satisfaction or waiver of the closing conditions set forth in the Exchange Agreement.  If and when issued, the shares of Series B Convertible Preferred Stock are convertible into shares of our common stock, as described in more detail under "The Exchange Offers – Exchange Offer With the U.S. Treasury" below.  However, we have not reflected any impact of the conversion of the Series B Convertible Preferred Stock into our common stock in the pro forma financial information set forth below because our ability to compel such conversion in the near future is subject to a number of conditions, including a public offering of our stock, that have not yet been completed.

In addition, as described in this prospectus, our Board currently proposes to engage in a public offering to issue shares of our common stock for cash, to raise as much as $150 million in aggregate gross proceeds.  However, we have not reflected any impact of such a public offering in the pro forma financial information set forth below because we have not commenced such offering and do not intend to do so until after completion of the exchange offers described in this prospectus.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchanges been completed as of the dates indicated or that will be realized in the future when and if the Exchanges are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in this prospectus.

Our unaudited pro forma consolidated balance sheets as of December 31, 2009 have been presented as if the Exchanges had been completed on December 31, 2009, and our pro forma consolidated statements of income have been presented as if the Exchanges had been completed on January 1, 2009.

Primary Assumptions

We have made a number of assumptions in preparing the pro forma information set forth below.  The primary assumptions made are as follows:

a.     For each of the exchange offers for trust preferred securities described in this prospectus, we have assumed we will issue shares of our common stock having a dollar value equal to the sum of (i) 85% of the Liquidation Amount of the trust preferred securities tendered and accepted for exchange, and (ii) the value of accrued and unpaid distributions on such trust preferred securities through May 31, 2010.  This assumes all trust preferred securities tendered for exchange would be tendered prior to the Early Premium Tender Deadline.

b.     We have assumed the aggregate liquidation amount of the shares of Series B Convertible Preferred Stock to be issued to the Treasury in exchange for the outstanding shares of Series A Preferred Stock held by the Treasury will be $74.3 million, which is equal to the $72.0 million in aggregate liquidation amount of the Series A Preferred Stock plus approximately $2.3 million in accrued and unpaid dividends on such Series A Preferred Stock.  For purposes only of calculating such aggregate liquidation amount, we have assumed such exchange of preferred stock occurs on March 31, 2010.

c.     We have assumed that, for purposes of the exchange offers for trust preferred securities described in this prospectus, the Relevant Price (i.e., the value per share of our common stock used to calculate the number of shares of our common stock to be issued in the exchange offers) is $0.75. This is the average volume weighted average price, or "Average VWAP," of our common stock assuming the Pricing Date for the determination of the Average VWAP is March 25, 2010. The Average VWAP of our common stock is the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the Pricing Date.  The closing price of our common stock on April 14, 2010 was $0.715 per share.

d.     We have assumed there will be no material effect on such pro forma financial statements from the potential limitations related to Section 382 of the Internal Revenue Code as we have already established a full tax valuation allowance on our net deferred tax assets.

We have shown the pro forma impact of the Exchanges under a "Low Range Alternative" and a "High Range Alternative," as follows:

•      The "Low Range Alternative" assumes the tender and exchange of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II for shares of our common stock and assumes none of the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I will be tendered for exchange.

•      The "High Range Alternative" assumes the tender and exchange of 80% of the outstanding trust preferred securities issued by IBC Capital Finance II for shares of our common stock and assumes none of the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I will be tendered for exchange.

We have assumed that none of the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I will be tendered for exchange based on our expectations regarding the participation of the pooling vehicles that hold such trust preferred securities, as described in more detail under "Risk Factors" above.  We have assumed the 25% and 80% participation rates for the exchange offers for the trust preferred securities issued by IBC Capital Finance II based on the results of recently concluded similar exchange offers by similarly situated issuers and, with respect to the 80% participation rate, to reflect what we believe is the necessary level of participation in order for us to compel an early conversion of the preferred stock held by the Treasury into shares of our common stock, as described in more detail under "The Exchange Offers - Exchange Offer with the U.S. Treasury" below.

Additional assumptions are set forth in the footnotes to the tables below.

The inclusion of any particular transaction in the pro forma financial information does not necessarily indicate that such transaction is likely to occur or that it is likely to occur on the terms set forth below.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of trust preferred securities that will be tendered or as to the issuance of shares of Series B Convertible Preferred Stock in connection with the Exchange with the Treasury.  If any one or more of the foregoing assumptions or assumptions in the footnotes to the tables below is not realized, it would likely result in a material impact on the pro forma information set forth below.  As a result, you should not place undue reliance on such pro forma information in deciding whether to tender your trust preferred securities in the exchange offers described in this prospectus or how many trust preferred securities to tender.

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

Low Range Alternative (25% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities)

		Adjustments
		Exchange of
	Actual	Preferred	Trust Preferred		Pro Forma
	December 31,	Stock with	Exchange		December 31,
(in thousands)	2009	Treasury (1)	Offers (2)		2009
ASSETS

Cash and due from banks	$65,214	$-	$-		$65,214
Interest bearing deposits	223,522	-	-		223,522
Investment securities	164,205	-	-		164,205
FHLB and Federal Reserve Bank stock	27,854	-	-		27,854
Loans held for sale	34,234	-	-		34,234
Net portfolio loans	2,217,655	-	-		2,217,655
Premises and equipment	72,616	-	-		72,616
Bank owned life insurance	46,514	-	-		46,514
Other real estate and repossessed assets	31,534	-	-		31,534
Capitalized originated mortgage loan servicing rights	15,273	-	-		15,273
Other intangible assets	10,260	-	-		10,260
Prepaid FDIC deposit insurance assessment	22,047	-	-		22,047
Other assets	34,436	-	(759	)(3)	33,677

Total assets	$2,965,364	$-	$(759)		$2,964,605

LIABILITIES

Total deposits	$2,565,768	$-	$-		$2,565,768
Other borrowings	131,182	-	-		131,182
Financed premiums payable	21,309	-	-		21,309
Other liabilities	44,356	(1,356) (4)	(261	)(4)	42,739
Subordinated debentures	92,888	-	(13,041	)(5)	79,847

Total liabilities	2,855,503	(1,356)	(13,302)		2,840,845

Preferred stock	69,157	1,356 (6)	-		70,513
Common stock	225,481	-	11,013	(7)	236,494
Retained earnings (deficit)	(169,098)	-	1,530	(8)	(167,568)
Accumulated other comprehensive income (loss)	(15,679)	-	-		(15,679)

Total shareholders' equity	109,861	1,356	12,543		123,760

Total liabilities and shareholders' equity	$2,965,364	$-	$(759)		$2,964,605

Note:  The inclusion of the Exchanges in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)

Represents the exchange of Series A Fixed Rate Cumulative Perpetual Preferred Stock (with a liquidation preference of $1,000 per share) plus accumulated and unpaid dividends of $1.4 million as of December 31, 2009, for shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (with a liquidation preference of $1,000 per share).  For purposes of this pro forma presentation, it is assumed the fair value of the Series B shares are equal to the fair value of the Series A shares at the exchange date.  In addition, a warrant to purchase 3,461,538 shares of common stock will be repriced from $3.12 per share to the initial conversion price of the Series B Convertible Preferred Stock, subject to any anti-dilution adjustments.  This pro forma presentation assumes the fair value of the new warrant is similar to the old warrant.

(2)

Represents the increase in common stock outstanding due to the participation in this exchange offer of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $12.65 million – see footnote 7 below).  For purposes of this pro forma information only, which is shown as of December 31, 2009, we have assumed we would issue common stock with a value of $21.77 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through December 31, 2009).  The actual value offered for trust preferred securities tendered prior to the Early Premium Tender Deadline is $22.65 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through May 31, 2010).  This value is fixed and will not change, even if the exchange offer is not completed by May 31, 2010.  The Average VWAP used in this pro forma information is $0.75, which we determined assuming the Pricing Date of March 25, 2010.

(3)	The estimated pro-rated adjustments related to the remaining unamortized debt issuance costs and the stock owned in the trust subsidiaries.
(4)	Estimated pro-rated accumulated and unpaid dividends.
(5)	25% of the carrying amount of the retired securities.
(6)	Exchange of accumulated and unpaid dividends for Series B Shares.
(7)	Value of newly issued common stock. (in thousands, except Average VWAP)
	25% of net publicly traded trust preferred securities of $50,600	$12,650
	15% discount on publicly traded trust preferred securities surrendered	(1,898)
		$10,752
	Accrued and unpaid interest on 25% of publicly traded trust preferred securities surrendered	261
	Value to be exchanged	$11,013
	Average VWAP	$0.75
	Pro forma shares issued	14,684
(8)

The excess of the carrying amount of the securities to be retired over the fair value of the common stock to be issued in the Exchanges, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets).  This amount would be recorded in the income statement for the period during which the Exchanges are consummated.  See footnote 5 of Pro Forma Consolidated Statements of Operations (unaudited).

(in thousands)

	15% discount on publicly traded trust preferred securities surrendered	$1,898
	25% of unamortized expenses of publicly traded trust preferred securities ($1,471)	$(368)
	Net gain on exchange	$1,530

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

High Range Alternative (80% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities)

		Adjustments
		Exchange of
	Actual	Preferred	Trust Preferred		Pro Forma
	December 31,	Stock with	Exchange		December 31,
(in thousands)	2009	Treasury (1)	Offers (2)		2009
ASSETS

Cash and due from banks	$65,214	$-	$-		$65,214
Interest bearing deposits	223,522	-	-		223,522
Investment securities	164,205	-	-		164,205
FHLB and Federal Reserve Bank stock	27,854	-	-		27,854
Loans held for sale	34,234	-	-		34,234
Net portfolio loans	2,217,655	-	-		2,217,655
Premises and equipment	72,616	-	-		72,616
Bank owned life insurance	46,514	-	-		46,514
Other real estate and repossessed assets	31,534	-	-		31,534
Capitalized originated mortgage loan servicing rights	15,273	-	-		15,273
Other intangible assets	10,260	-	-		10,260
Prepaid FDIC deposit insurance assessment	22,047	-	-		22,047
Other assets	34,436	-	(2,429	)(3)	32,007

Total assets	$2,965,364	$-	$(2,429)		$2,962,935

LIABILITIES

Total deposits	$2,565,768	$-	$-		$2,565,768
Other borrowings	131,182	-	-		131,182
Financed premiums payable	21,309	-	-		21,309
Other liabilities	44,356	(1,356) (4)	(835	)(4)	42,165
Subordinated debentures	92,888	-	(41,732	)(5)	51,156

Total liabilities	2,855,503	(1,356)	(42,567)		2,811,580

Preferred stock	69,157	1,356 (6)	-		70,513
Common stock	225,481	-	35,243	(7)	260,724
Retained earnings (deficit)	(169,098)	-	4,895	(8)	(164,203)
Accumulated other comprehensive income (loss)	(15,679)	-	-		(15,679)

Total shareholders' equity	109,861	1,356	40,138		151,355

Total liabilities and shareholders' equity	$2,965,364	$-	$(2,429)		$2,962,935

Note:  The inclusion of the Exchanges in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)

Represents the exchange of Series A Fixed Rate Cumulative Perpetual Preferred Stock (with a liquidation preference of $1,000 per share) plus accumulated and unpaid dividends of $1.4 million as of December 31, 2009, for shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (with a liquidation preference of $1,000 per share).  For purposes of this pro forma presentation, it is assumed the fair value of the Series B shares are equal to the fair value of the Series A shares at the exchange date.  In addition, a warrant to purchase 3,461,538 shares of common stock will be repriced from $3.12 per share to the initial conversion price of the Series B Convertible Preferred Stock, subject to any anti-dilution adjustments.  This pro forma presentation assumes the fair value of the new warrant is similar to the old warrant.

(2)

Represents the increase in common stock outstanding due to the participation in this exchange offer of 80% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $40.48 million – see footnote 7 below).  For purposes of this pro forma information only, which is shown as of December 31, 2009, we have assumed we would issue common stock with a value of $21.77 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through December 31, 2009).  The actual value offered for trust preferred securities tendered prior to the Early Premium Tender Deadline is $22.65 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through May 31, 2010).  This value is fixed and will not change, even if the exchange offer is not completed by May 31, 2010.  The Average VWAP used in this pro forma information is $0.75, which we determined assuming the Pricing Date of March 25, 2010.

(3)	The estimated pro-rated adjustments related to the remaining unamortized debt issuance costs and the stock owned in the trust subsidiaries.
(4)	Estimated pro-rated accumulated and unpaid dividends.
(5)	80% of the carrying amount of the retired securities.
(6)	Exchange of accumulated and unpaid dividends for Series B Shares.
(7)	Value of newly issued common stock. (in thousands, except Average VWAP)
	80% of net publicly traded trust preferred securities of $50,600	$40,480
	15% discount on publicly traded trust preferred securities surrendered	(6,072)
		$34,308
	Accrued and unpaid interest on 80% of publicly traded trust preferred securities surrendered	835
	Value to be exchanged	$35,243
	Average VWAP	$0.75
	Pro forma shares issued	46,991
(8)

The excess of the carrying amount of the securities to be retired over the fair value of the common stock to be issued in the Exchanges, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets).  This amount would be recorded in the income statement for the period during which the Exchanges are consummated.  See footnote 5 of Pro Forma Consolidated Statements of Operations (unaudited).

(in thousands)

	15% discount on publicly traded trust preferred securities surrendered	$6,072
	80% of unamortized expenses of publicly traded trust preferred securities ($1,471)	(1,177)
	Net gain on exchange	$4,895

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

Low Range Alternative (25% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities)

		Adjustments
		Exchange of
		Preferred	Trust Preferred
	Actual	Stock with	Exchange		Pro Forma
(in thousands, except per share data)	2009	Treasury (1)	Offers (2)		2009

INTEREST INCOME
Interest and fees on loans	$177,948	$-	$-		$177,948
Investments	11,108	-	-		11,108

Total Interest Income	189,056	-	-		189,056
INTEREST EXPENSE
Deposits	35,405	-	-		35,405
Other borrowings	15,128	-	(1,092	)(3)	14,036
Total Interest Expense	50,533	-	(1,092)		49,441
NET INTEREST INCOME	138,523	-	1,092		139,615
Provision for loan losses	103,032	-	-		103,032
Net Interest Income After Provision for Loan Losses	35,491	-	1,092		36,583

NON-INTEREST INCOME	58,659	-	(32	)(4)	58,627
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-	-	1,530	(5)	1,530
NON-INTEREST EXPENSE	187,587	-	-		187,587

INCOME (LOSS) BEFORE INCOME TAXES	(93,437)	-	2,590		(90,847)
Income tax expense (benefit)	(3,210)	-	-	(6)	(3,210
NET INCOME (LOSS)	(90,227)	-	2,590		(87,637)
Preferred dividends	4,301	68 (7)	-		4,369
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(94,528)	$(68)	$2,590		$(92,006)

Per Common Share:
Basic	$(3.96)	$-	$0.18		$(2.39)
Diluted	(3.96)	-	0.18		(2.39)

Average Common Shares Outstanding:
Basic	23,866	-	14,684	(8)	38,550
Diluted	23,936	-	14,684	(8)	38,620

Note:  The inclusion of the Exchanges in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)

Represents the exchange of Series A Fixed Rate Cumulative Perpetual Preferred Stock (with a liquidation preference of $1,000 per share) plus accumulated and unpaid dividends of $1.4 million as of December 31, 2009, for shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (with a liquidation preference of $1,000 per share).  For purposes of this pro forma presentation, it is assumed the fair value of the Series B shares are equal to the fair value of the Series A shares at the exchange date.  In addition, a warrant to purchase 3,461,538 shares of common stock will be repriced from $3.12 per share to the initial conversion price of the Series B Convertible Preferred Stock, subject to any anti-dilution adjustments.  This pro forma presentation assumes the fair value of the new warrant is similar to the old warrant.

(2)

Represents the increase in common stock outstanding due to the participation in this exchange offer of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $12.65 million).  For purposes of this pro forma information only, which is shown as of December 31, 2009, we have assumed we would issue common stock with a value of $21.77 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through December 31, 2009).  The actual value offered for trust preferred securities tendered prior to the Early Premium Tender Deadline is $22.65 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through May 31, 2010).  This value is fixed and will not change, even if the exchange offer is not completed by May 31, 2010.  The Average VWAP used in this pro forma information is $0.75, which we determined assuming the Pricing Date of March 25, 2010.

(3)

Reduction in interest expense due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period.  The interest rate used was 8.25% which represents the current fixed interest rate on the publicly traded trust preferred securities.

(4)	Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.
(5)	One-time gain (net of unamortized debt issuance costs) from exchange of the capital instruments for common stock. See footnote 8 of Pro Forma Consolidated Balance Sheets. ( in thousands)
	15% discount on publicly traded trust preferred securities surrendered	$1,898
	25% of unamortized expenses of publicly traded trust preferred securities ($1,471)	(368)
	Net gain on exchange	$1,530
(6)	Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.
(7)	Increase in preferred dividends due to increase in preferred shares outstanding.
(8)	Represents common stock issued in the applicable transaction. (in thousands, except Average VWAP)
	25% of net publicly traded trust preferred securities of $50,600	$12,650
	15% discount on publicly traded trust preferred securities surrendered	(1,898)
		$10,752
	Accrued and unpaid interest on 25% of publicly traded trust preferred securities surrendered	261
	Value to be exchanged	$11,013
	Average VWAP	$0.75
	Pro forma shares issued	14,684

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

High Range Alternative (80% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities)

		Adjustments
		Exchange of
		Preferred	Trust Preferred
	Actual	Stock with	Exchange		Pro Forma
(in thousands, except per share data)	2009	Treasury (1)	Offers (2)		2009

INTEREST INCOME
Interest and fees on loans	$177,948	$-	$-		$177,948
Investments	11,108	-	-		11,108

Total Interest Income	189,056	-	-		189,056
INTEREST EXPENSE
Deposits	35,405	-	-		35,405
Other borrowings	15,128	-	(3,494	)(3)	11,634
Total Interest Expense	50,533	-	(3,494)		47,039
NET INTEREST INCOME	138,523	-	3,494		142,017
Provision for loan losses	103,032	-	-		103,032
Net Interest Income After Provision for Loan Losses	35,491	-	3,494		38,985
NON-INTEREST INCOME	58,659	-	(103)	(4)	58,556
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-	-	4,895	(5)	4,895
NON-INTEREST EXPENSE	187,587	-	-		187,587

INCOME (LOSS) BEFORE INCOME TAXES	(93,437)	-	8,286		(85,151)
Income tax expense (benefit)	(3,210)	-	-	(6)	(3,210)
NET INCOME (LOSS)	(90,227)	-	8,286		(81,941)
Preferred dividends	4,301	68 (7)	-		4,369
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(94,528)	$(68)	$$8,286		$(86,310)

Per Common Share:
Basic	$(3.96)	$-	$0.18		$(1.22)
Diluted	(3.96)	-	0.18		(1.22)

Average Common Shares Outstanding:
Basic	23,866	-	46,991	(8)	70,857
Diluted	23,936	-	46,991	(8)	70,927

Note:  The inclusion of the Exchanges in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)

Represents the exchange of Series A Fixed Rate Cumulative Perpetual Preferred Stock (with a liquidation preference of $1,000 per share) plus accumulated and unpaid dividends of $1.4 million as of December 31, 2009, for shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (with a liquidation preference of $1,000 per share).  For purposes of this pro forma presentation, it is assumed the fair value of the Series B shares are equal to the fair value of the Series A shares at the exchange date.  In addition, a warrant to purchase 3,461,538 shares of common stock will be repriced from $3.12 per share to the initial conversion price of the Series B Convertible Preferred Stock, subject to any anti-dilution adjustments.  This pro forma presentation assumes the fair value of the new warrant is similar to the old warrant.

(2)

Represents the increase in common stock outstanding due to the participation in this exchange offer of 80% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $40.48 million).  For purposes of this pro forma information only, which is shown as of December 31, 2009, we have assumed we would issue common stock with a value of $21.77 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through December 31, 2009).  The actual value offered for trust preferred securities tendered prior to the Early Premium Tender Deadline is $22.65 per $25 liquidation amount (which represents 85% of the $25 liquidation amount plus accrued and unpaid interest through May 31, 2010).  This value is fixed and will not change, even if the exchange offer is not completed by May 31, 2010.  The Average VWAP used in this pro forma information is $0.75, which we determined assuming the Pricing Date of March 25, 2010.

(3)

Reduction in interest expense due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period.  The interest rate used was 8.25% which represents the current fixed interest rate on the publicly traded trust preferred securities.

(4)	Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.
(5)	One-time gain (net of unamortized debt issuance costs) from exchange of the capital instruments for common stock. See footnote 8 of Pro Forma Consolidated Balance Sheets. (in thousands)
	15% discount on publicly traded trust preferred securities surrendered	$6,072
	80% of unamortized expenses of publicly traded trust preferred securities ($1,471)	(1,177)
	Net gain on exchange	$4,895
(6)	Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.
(7)	Increase in preferred dividends due to increase in preferred shares outstanding.
(8)	Represents common stock issued in the applicable transaction. (in thousands, except Average VWAP)
	80% of net publicly traded trust preferred securities of $50,600	$40,480
	15% discount on publicly traded trust preferred securities surrendered	(6,072)
		$34,308
	Accrued and unpaid interest on 80% of publicly traded trust preferred securities surrendered	835
	Value to be exchanged	$35,243
	Average VWAP	$0.75
	Pro forma shares issued	46,991

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offers.

CAPITALIZATION

The following tables set forth our capitalization, as of December 31, 2009, on an actual basis and on a pro forma basis to reflect completion of the exchange offers described in this prospectus under both the Low Range Alternative and the High Range Alternative described under "Unaudited Pro Forma Financial Information" above. These tables should be read in conjunction with the information set forth under "Selected Financial Data" and "Unaudited Pro Forma Financial Information" and our consolidated financial statements for the years ended December 31, 2009 and 2008, which are included in this prospectus beginning at page F‑1 below.  The following tables do not reflect the potential dilution in connection with any conversion of the Series B Convertible Preferred Stock into common stock or any future offering of our common stock for cash, even though both such a conversion and a public offering are contemplated by our Capital Plan.

No. of Shares to be Issued Low Range Alternative (25% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities) (Based on Assumptions in Footnotes to Table)
Relevant Price (1)	Trust Preferred Exchange Offers (2)	Pro Forma Total: % of Total Outstanding (3)
$1.00	11,369,820	32.12%
$0.95	11,968,232	33.25%
$0.90	12,633,133	34.46%
$0.85	13,376,259	35.76%
$0.80	14,212,275	37.17%
$0.75	15,159,760	38.68%
$0.70	16,242,600	40.33%
$0.65	17,492,031	42.13%
$0.60	18,949,700	44.09%

(1)

When used in this table, Relevant Price is the price per share of our common stock used to determine the number of shares of common stock that would be issued in exchange for the trust preferred securities tendered in these exchange offers.  The actual Relevant Price to be used in the exchange offers will be determined as described under "The Exchange Offers" on page 110 below.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq GSM on April 14, 2010, was $0.715 per share.

(2)

Assumes that none of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I will be tendered for exchange given our expectations regarding the participation of the pooling vehicles holding these securities, as described under "Risk Factors" above.  Assumes that 25% of the outstanding trust preferred securities issued by IBC Capital Finance II will be tendered for exchange and that for each $25 Liquidation Amount tendered, a holder would receive common stock with a value equal to $22.65 (which assumes all such trust preferred securities would be tendered prior to the Early Tender Premium Deadline).

(3)

This column shows the percentage of our total outstanding stock, after completion of the exchange offers described in this prospectus, that would have been issued in exchange for trust preferred securities tendered in the exchange offers.  Assumes the number of shares of common stock outstanding, excluding shares to be issued in these transactions, is 24,028,505 (the number of shares of IBC common stock outstanding on December 31, 2009).

No. of Shares to be Issued High Range Alternative (80% Participation of Publicly-Traded (IBCPO) Trust Preferred Securities) (Based on Assumptions in Footnotes to Table)
Relevant Price (1)	Trust Preferred Exchange Offers (2)	Pro Forma Total: % of Total Outstanding (3)
$1.00	36,383,424	60.23%
$0.95	38,298,341	61.45%
$0.90	40,426,027	62.72%
$0.85	42,804,028	64.05%
$0.80	45,479,280	65.43%
$0.75	48,511,232	66.88%
$0.70	51,976,320	68.39%
$0.65	55,974,498	69.97%
$0.60	60,639,040	71.62%

(1)

When used in this table, Relevant Price is the price per share of our common stock used to determine the number of shares of common stock that would be issued in exchange for the trust preferred securities tendered in these exchange offers.  The actual Relevant Price to be used in the exchange offers will be determined as described under "The Exchange Offers" on page 110 below.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq GSM on April 14, 2010, was $0.715 per share.

(2)

Assumes that none of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I will be tendered for exchange given our expectations regarding the participation of the pooling vehicles holding these securities, as described under "Risk Factors" above.  Assumes that 80% of the outstanding trust preferred securities issued by IBC Capital Finance II will be tendered for exchange and that for each $25 Liquidation Amount tendered, a holder would receive common stock with a value equal to $22.65 (which assumes all such trust preferred securities would be tendered prior to the Early Tender Premium Deadline).

(3)

This column shows the percentage of our total outstanding stock, after completion of the exchange offers described in this prospectus, that would have been issued in exchange for trust preferred securities tendered in the exchange offers.  Assumes the number of shares of common stock outstanding, excluding shares to be issued in these transactions, is 24,028,505 (the number of shares of IBC common stock outstanding on December 31, 2009).

Based on the assumptions described in the footnotes to the tables above, upon completion of the exchange offers described in this prospectus, our existing shareholders would own between only 28% and 68% of our outstanding common stock.  However, we have reserved the right to issue an even greater number of shares of our common stock (i.e., in the event one or more of the assumptions in the tables set forth above prove not to be true).  We have reserved the right to issue up to 180.2 million shares of common stock in the exchange offers described in this prospectus.   Using this maximum number and the Relevant Prices set forth in the tables above, our current shareholders may end up owning only approximately 12% of our outstanding common stock.  In addition, these dilution numbers do not take into account our proposal to sell additional shares of our common stock in a public offering for cash in which we currently intend to raise up to $150 million or any conversion of the Series B Convertible Preferred Stock held by the Treasury.  We currently project that, after the completion of the exchange offers described in this prospectus, a public offering of our common stock for cash, and the issuance of common stock to the Treasury in exchange for the preferred stock it holds (if all of such transactions were to occur and assuming we were to issue the maximum 180.2 million shares of common stock in these exchange offers and the maximum 144 million shares of common stock to the Treasury), our current shareholders would most likely own less than 5% of our outstanding common stock.

In addition, the initiatives under consideration and referenced above or through other means, including the exchange offers for the trust preferred securities, may trigger an ownership change that would negatively affect our ability to utilize net operating loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2009, we had federal net operating loss carryforwards of approximately $42.8 million, and such amounts may grow significantly prior to the Expiration Date. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to deduct certain unrealized built-in losses that are subsequently realized. Generally, under Section 382, the yearly limitation on our ability to utilize such losses will be equal to the product of the applicable long-term tax exempt rate (presently 4.03%) and the value of all of our outstanding shares, including any shares owned by the Treasury, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382,  to the extent that such deductions reflect a net loss that was "built-in" to our assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit utilization of any capital loss and tax credit carryforwards. The amount of these carryforwards was not material at December 31, 2009, but  may grow significantly prior to the expiration of the offers.  We anticipate it is likely that we will experience a change of ownership under these rules as a result of our pursuit of the capital initiatives set forth in our Capital Plan. In addition, we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and other deferred tax assets.  As a result of this allowance, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with the historical financial data included within this prospectus, including the consolidated financial statements (and notes thereto) beginning on page F-1 below and all other information set forth in this prospectus. Certain Selected Financial Data is set forth on page 30 above. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this prospectus. Please see "Forward-Looking Statements" above.

Introduction.   Our success depends to a great extent upon the economic conditions in Michigan's lower peninsula. We have in general experienced a slowing economy in Michigan since 2001. In particular, Michigan's current unemployment rate of nearly 15% is the worst among all states. Unlike larger banks that are more geographically diversified, we provide banking services to customers primarily in Michigan's lower peninsula. Our loan portfolio, the ability of the borrowers to repay these loans, and the value of the collateral securing these loans will be impacted by local economic conditions. The continued economic difficulties faced in Michigan has had and may continue to have many adverse consequences as described below in "Portfolio Loans and asset quality."

Dramatic declines in the housing market in recent years, with falling home prices and elevated levels of foreclosures and unemployment have resulted in and may continue to result in significant write-downs of asset values by us and other financial institutions. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Additionally, capital and credit markets have continued to experience elevated levels of volatility and disruption over the past two years. This market turmoil and tightening of credit have led to a lack of general consumer confidence and reduction of business activity.

In response to these difficult market conditions and the significant losses that we have incurred in the past two years that have depleted our capital, we have taken steps or initiated actions designed to restore our capital levels, improve our operations and augment our liquidity as described in more detail below.

On January 29, 2010, we held a special shareholders' meeting at which our shareholders approved an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million. They also approved the issuance of our common stock in exchange for certain of our trust preferred securities and in exchange for the shares of our preferred stock held by the U.S. Department of Treasury ("Treasury").

As described in more detail below under "Liquidity and capital resources," we adopted a capital restoration plan that contemplates three primary initiatives that have been or will be undertaken in order to increase our common equity capital, decrease our expenses, and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. Those three initiatives are: (i) the exchange offers described in this prospectus; (ii) the conversion of our shares of Series A Preferred Stock held by the Treasury into shares of our common stock, and (iii) a public offering of our common stock for cash. We cannot be sure we will be able to successfully execute on these identified initiatives in a timely manner or at all. The successful implementation of our capital restoration plan is, in many respects, largely out of our control and depends on factors such as the aggregate amount of trust preferred securities tendered in these exchange offers, and our ability to sell our common stock or other securities for cash. These factors, in turn, may depend on factors outside of our control such as the stability of the financial markets, other macro economic conditions, and investors' perception of the ability of the Michigan economy to recover from the current recession.

If we are not soon able to achieve the minimum capital ratios set forth in our capital restoration plan (as described below in "Liquidity and capital resources"), this inability would likely materially and adversely affect our business, our financial condition, and the value of our common stock. An inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our capital restoration plan within the next few months, and if our financial condition and performance otherwise fail to meaningfully improve, it is likely our subsidiary bank will not be able to remain well-capitalized under federal regulatory standards. In that case, we expect our primary bank regulators would also impose additional regulatory restrictions and requirements through a regulatory enforcement action. If our subsidiary bank fails to remain well-capitalized under federal regulatory standards, it will be prohibited from accepting or renewing brokered certificates of deposit ("Brokered CDs") without the prior consent of the Federal Deposit Insurance Corporation ("FDIC"), which would likely have a materially adverse impact on our business and financial condition. If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

Additional restrictions would make it increasingly difficult for us to withstand the current economic conditions, any continued deterioration in our loan portfolio, or additional charges related to estimated potential losses for Mepco from vehicle service contract counterparty contingencies. We could then be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators. Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock, including any common stock issued in exchange for trust preferred securities in the exchange offers, and it could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

It is against this backdrop that we discuss our results of operations and financial condition in 2009 as compared to earlier periods.

RESULTS OF OPERATIONS

 Summary.   We incurred a loss from continuing operations of $90.2 million in 2009 compared to a loss of $91.7 million in 2008 and compared to income from continuing operations of $10.0 million in 2007. The net loss in 2009 and 2008 also totaled $90.2 million and $91.7 million, respectively, compared to net income of $10.4 million. The net loss applicable to common stock was $94.5 million and $91.9 million in 2009 and 2008, respectively. The significant change in 2009 and 2008 compared to 2007 is due primarily to an increase in the provision for loan losses, impairment charges on goodwill, increases in vehicle service contract counterparty contingencies, loan and collection costs and losses on other real estate and repossessed assets, and a charge to income tax expense for a valuation allowance on most of our net deferred tax assets. These adverse changes were partially offset by an increase in net interest income.

On December 12, 2008 we issued 72,000 shares of preferred stock and 3,461,538 warrants to purchase our common stock (at a strike price of $3.12 per share) to the Treasury in return for $72.0 million under the Troubled Asset Relief Program ("TARP") Capital Purchase Program ("CPP"). (See "Liquidity and capital resources.") As a result, during periods in which this preferred stock remains outstanding (including any Series B Convertible Preferred Stock exchanged for the Series A Preferred Stock, as described elsewhere in this prospectus), we will also be reporting our net income (loss) applicable to common stock.

On January 15, 2007, Mepco Insurance Premium Financing, Inc., now known as Mepco Finance Corporation ("Mepco"), a wholly-owned subsidiary of our bank, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. ("PFS"). Mepco continues to own and operate its vehicle service contract payment plan business. The assets, liabilities and operations of Mepco's insurance premium finance business are reported as discontinued operations for 2007.

We completed the acquisition of ten branches with total deposits of approximately $241.4 million from TCF National Bank on March 23, 2007 (the "branch acquisition"). These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan. As a result of this transaction, we received $210.1 million of cash. We used the proceeds from this transaction primarily to payoff higher costing short term borrowings and Brokered CDs. The acquisition of these branches resulted in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income during the last nine months of 2007 and in 2008 and 2009. However, non-interest expenses also increased due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses. As is customary in branch acquisitions, the purchase price ($28.1 million) was based on acquired deposit balances. We also reimbursed the seller $0.2 million for certain transaction related costs. Approximately $10.8 million of the premium paid was recorded as deposit customer relationship value, including core deposit value and will be amortized over 15 years (the remainder of the premium paid was recorded as goodwill). We also incurred other transaction costs (primarily investment banking fees, legal fees, severance costs and data processing conversion fees) of approximately $0.8 million, of which $0.5 million was capitalized as part of the acquisition price and $0.3 million was expensed. In addition, the transaction included $3.7 million for the personal property and real estate associated with these branches. In the last quarter of 2008 we determined that all of the goodwill at our Independent Bank reporting unit, including the goodwill recorded as a part of this branch acquisition, was impaired, and we recorded a $50.0 million goodwill impairment charge. (See "Non-interest expenses.")

In September 2007, we completed the consolidation of our four bank charters into one. The primary reasons for this bank consolidation were:

•      To better streamline our operations and corporate governance structure;

•      To enhance our risk management processes, particularly credit risk management through more centralized credit management functions;

•      To allow for more rapid development and deployment of new products and services; and

•      To improve productivity and resource utilization leading to lower non-interest expenses.

During the last half of 2007, we incurred approximately $0.8 million of one-time expenses (primarily related to the data processing conversion and severance costs for employee positions that were eliminated) associated with this consolidation. To date, the benefit of the reductions in non-interest expenses due to the bank consolidation have been more than offset by higher loan and collection costs and increased staffing associated with the management of significantly higher levels of watch credits, non-performing loans and other real estate owned. (See "Portfolio Loans and asset quality.")

Key Performance Ratios

	Year Ended December 31,
	2009	2008	2007

Income (loss) from continuing operations
Average common equity	(90.72)%	(39.01)%	3.96%
Average assets	(3.17)	(2.88)	0.31
Net income (loss) to
Average common equity	(90.72)%	(39.01)%	4.12%
Average assets	(3.17)	(2.88)	0.32
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44
Diluted	(3.96)	(4.00)	0.44
Net income (loss) per share
Basic	$(3.96)	$(4.00)	$0.46
Diluted	(3.96)	(4.00)	0.45

 Net interest income.   Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our tax equivalent net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macro-economic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.

Tax equivalent net interest income totaled $140.8 million during 2009, compared to $134.7 million and $126.7 million during 2008 and 2007, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. This presentation is not in accordance with generally accepted accounting principles ("GAAP") but is customary in the banking industry. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $2.3 million, $4.6 million and $6.1 million in 2009, 2008 and 2007, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income in 2009 compared to 2008 reflects a 45 basis point rise in our tax equivalent net interest income as a percent of average interest-earning assets ("net interest margin") that was partially offset by a $138.2 million decrease in average interest-earning assets. The increase in tax equivalent net interest income in 2008 compared to 2007 reflects a 37 basis point rise in our net interest margin that was partially offset by a $65.7 million decrease in average interest-earning assets. The decline in average interest-earning assets during 2009 and 2008 generally reflects our desire to reduce total assets in order to try to preserve our regulatory capital ratios in light of our recent losses.

From September 2007 to December 2008 the Federal Reserve Bank ("FRB") reduced the target federal funds rate from 5.25% to 0.25%, where it has since remained. In addition, the yield curve has steepened considerably. The current interest rate environment (lower short-term interest rates and steeper yield curve) has had a favorable impact on our net interest margin during 2008 and 2009 which more than offset the adverse impact of a declining level of average interest earnings assets, as described above. Our balance sheet during 2008 and much of 2009 was generally structured to benefit from lower short-term interest rates. For example, most of our Brokered CD's were callable which allowed us to call (retire) them and replace them at much lower interest rates. However, some of the benefits of the current interest rate environment are being partially offset by our increased level of non-accrual loans that create a drag on our net interest margin and tax equivalent net interest income. Average non-accrual loans totaled $120.2 million, $104.7 million and $53.1 million in 2009, 2008 and 2007, respectively.

During the last half of 2009, we increased our level of lower-yielding interest bearing cash balances to augment our liquidity in response to our deteriorating financial condition (see "Liquidity and capital resources" below). In addition, due to the challenges facing Mepco (see "Noninterest expense" below), we expect the balance of finance receivables to decline by approximately 50% in 2010. These finance receivables are the highest yielding segment of our loan portfolio, with an average yield of approximately 13%. The combination of these two items (a higher level of lower-yielding interest bearing cash balances and a decline in the level of higher-yielding finance receivables) is expected to have an adverse impact on both our net interest income and net interest margin in 2010.

Average Balances And Tax Equivalent Rates

	2009			2008			2007
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS (1)
Taxable loans	$2,461,896	$177,557	7.21%	$2,558,621	$186,259	7.28%	$2,531,737	$201,924	7.98%
Tax-exempt loans (2)	8,672	601	6.93	10,747	751	6.99	9,568	672	7.02
Taxable securities	111,558	6,333	5.68	144,265	8,467	5.87	179,878	9,635	5.36
Tax-exempt securities (2)	85,954	5,709	6.64	162,144	11,534	7.11	225,676	15,773	6.99
Cash — interest bearing	72,606	174	0.24
Other investments	28,304	932	3.29	31,425	1,284	4.09	26,017	1,338	5.14

Interest earning assets — continuing operations	2,768,990	191,306	6.91	2,907,202	208,295	7.16	2,972,876	229,342	7.71

Cash and due from banks	55,451			53,873			57,174
Taxable loans — discontinued operations							8,542
Other assets, net	157,762			227,969			218,553

Total assets	$2,982,203			$3,189,044			$3,257,145

LIABILITIES
Savings and NOW	$992,529	5,751	0.58	$968,180	10,262	1.06	$971,807	18,768	1.93
Time deposits	1,019,624	29,654	2.91	917,403	36,435	3.97	1,439,177	70,292	4.88
Long-term debt				247	12	4.86	2,240	104	4.64
Other borrowings	394,975	15,128	3.83	682,884	26,878	3.94	205,811	13,499	6.56

Interest bearing liabilities — continuing operations	2,407,128	50,533	2.10	2,568,714	73,587	2.86	2,619,035	102,663	3.92

Demand deposits	321,802			301,117			300,886
Time deposits — discontinued operations							6,166
Other liabilities	80,281			79,929			79,750
Shareholders' equity	172,992			239,284			251,308

Total liabilities and shareholders' equity	$2,982,203			$3,189,044			$3,257,145

Net interest income		$140,773			$134,708			$126,679

Net interest income as a percent of average interest earning assets			5.08%			4.63%			4.26%

(1)	All domestic, except for $5.1 million of finance receivables in 2009 included in taxable loans from customers domiciled in Canada.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

 Change in Tax Equivalent Net Interest Income

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1, 2)
Taxable loans	$(6,989)	$(1,713)	$(8,702)	$2,124	$(17,789)	$(15,665)
Tax-exempt loans (3)	(144)	(6)	(150)	82	(3)	79
Taxable securities	(1,865)	(269)	(2,134)	(2,031)	863	(1,168)
Tax-exempt securities (3)	(5,105)	(720)	(5,825)	(4,515)	276	(4,239)
Cash — interest bearing	174	0	174
Other investments	(119)	(233)	(352)	249	(303)	(54)

Total interest income	(14,048)	(2,941)	(16,989)	(4,091)	(16,956)	(21,047)

Increase (decrease) in interest expense (1)
Savings and NOW	252	(4,763)	(4,511)	(70)	(8,436)	(8,506)
Time deposits	3,740	(10,521)	(6,781)	(22,342)	(11,515)	(33,857)
Long-term debt	(12)	0	(12)	(97)	5	(92)
Other borrowings	(11,046)	(704)	(11,750)	20,619	(7,240)	13,379

Total interest expense	(7,066)	(15,988)	(23,054)	(1,890)	(27,186)	(29,076)

Net interest income	$(6,982)	$13,047	$6,065	$(2,201)	$10,230	$8,029

(1)

The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic, except for $0.5 million of interest income in 2009 on finance receivables included in taxable loans from customers domiciled in Canada.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

Composition of Average Interest Earning Assets and Interest Bearing Liabilities

	Year Ended December 31,
	2009	2008	2007

As a percent of average interest earning assets
Loans (1)	89.2%	88.4%	85.5%
Other interest earning assets	10.8	11.6	14.5

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	35.8%	33.3%	32.7%
Time deposits	14.1	23.9	21.9
Brokered CDs	22.7	7.7	26.5
Other borrowings and long-term debt	14.3	23.5	7.0

Average interest bearing liabilities	86.9%	88.4%	88.1%

Earning asset ratio	92.9%	91.2%	91.3%
Free-funds ratio	13.1	11.6	11.9

(1)	All domestic, except for 0.2% of finance receivables in 2009 from customers domiciled in Canada.

Provision for loan losses.   The provision for loan losses was $103.0 million during 2009 compared to $71.3 million and $43.2 million during 2008 and 2007, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The significant increases in the provision for loan losses over the last three years principally reflect a rise in the level of net loan charge-offs and an elevated level of non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio Loans and asset quality.")

Non-interest income.   Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a "non-operating" component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (mortgage loans and securities).

Non-interest income totaled $58.7 million during 2009 compared to $29.7 million and $47.1 million during 2008 and 2007, respectively. Excluding net gains and losses on mortgage loans and securities, non-interest income grew by 11.5% to $44.1 million during 2009 and declined by 9.3% to $39.5 million during 2008. These variances are primarily due to changes in the valuation allowance related to capitalized mortgage loan servicing rights.

Non-Interest Income

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Service charges on deposit accounts	$24,370	$24,223	$24,251
Net gains (losses) on assets
Mortgage loans	10,860	5,181	4,317
Securities	3,826	(14,795)	295
Other than temporary loss on securities available for sale
Total impairment loss	(4,073)	(166)	(1,000)
Loss recognized in other comprehensive loss	3,991

Net impairment loss recognized in earnings	(82)	(166)	(1,000)
VISA check card interchange income	5,922	5,728	4,905
Mortgage loan servicing	2,252	(2,071)	2,236
Mutual fund and annuity commissions	2,017	2,207	2,072
Bank owned life insurance	1,615	1,960	1,830
Title insurance fees	2,272	1,388	1,551
Other	5,607	6,066	6,688

Total non-interest income	$58,659	$29,721	$47,145

Service charges on deposit accounts totaled $24.4 million during 2009, compared to $24.2 million and $24.3 million during 2008 and 2007, respectively. The overall level of service charges on deposits has remained relatively consistent for the past three years. In late 2009 the Federal Reserve Board adopted rules that will require a written opt-in from customers before a bank can assess overdraft fees on ATM or debit card transactions. These rules are effective July 1, 2010. We believe that such legislation will have an adverse impact on our present level of service charges on deposits accounts.

We realized net gains of $10.9 million on the sale of mortgage loans during 2009, compared to $5.2 million and $4.3 million during 2008 and 2007 respectively. Effective January 1, 2008, we implemented fair value accounting for mortgage loans held for sale and on commitments to originate mortgage loans.

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See "Portfolio Loans and asset quality.") Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2009, mortgage loan origination and sales volumes increased from 2008 and 2007 reflecting generally lower interest rates that led to a significant increase in refinance volumes. Additionally, new tax credits for first-time home buyers during 2009 also spurred home sales and hence mortgage loan origination volume. These positive factors were partially offset by weak economic conditions, lower home values and more stringent underwriting criteria required by the secondary mortgage market, which reduced the number of applicants being approved for mortgage loans.

Mortgage Loan Activity

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Mortgage loans originated	$576,018	$368,517	$507,211
Mortgage loans sold	540,713	267,216	288,826
Mortgage loans sold with servicing rights released	55,495	51,875	47,783
Net gains on the sale of mortgage loans	10,860	5,181	4,317
Net gains as a percent of mortgage loans sold	2.01%	1.94%	1.49%
Fair value adjustments included in the Loan Sales Margin	0.07	0.36	(0.06)

Net gains as a percentage of mortgage loans sold (our "Loan Sales Margin") are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 1.94% in 2009, 1.58% in 2008 and 1.55% in 2007. The improved Loan Sales Margin in 2009 was generally due to more favorable competitive conditions in 2009 as many mortgage brokers left the market during 2008.

We generated securities net gains of $3.7 million in 2009. The 2009 securities net gains were primarily due to increases in the fair value and gains on the sale of our Bank of America preferred stock as well as gains on the sale of municipal securities. We sold all of our Bank of America preferred stock in June 2009. The 2009 gains were partially offset by $0.1 million of other than temporary impairment recognized on one private label mortgage-backed security and one trust preferred security.

We incurred securities net losses of $15.0 million in 2008. These net losses were comprised of $7.7 million of losses from the sale of securities, $2.8 million of unrealized losses related to declines in the fair value of trading securities that were still being held at year-end, $0.2 million of other than temporary impairment charges and a $6.2 million charge related to the dissolution of a security as described below. These losses were partially offset by $1.9 million of gains on sales of securities (primarily municipal securities sales). 2008 was an unusual year as we historically have not incurred any significant net losses on securities. We elected, effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. As a result of this election, we recorded an after tax cumulative reduction of $1.5 million to retained earnings associated with the initial adoption of fair value accounting for these preferred stocks. This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs. During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end. We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. The 2008 securities net losses also include a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock. The conservatorship of Fannie Mae and Freddie Mac in September 2008 resulted in the market values of the preferred stocks issued by these entities plummeting to low single digit prices per share. Prices on other preferred stocks that we owned also declined sharply as the market for these securities came under considerable stress. These were the primary factors leading to the large securities losses that we incurred during 2008.

The $0.7 million of securities net losses in 2007 include $1.0 million of other than temporary impairment charges. These charges related to Fannie Mae and Freddie Mac preferred stocks. We also recorded securities gains of approximately $0.3 million in 2007 primarily related to the sale of municipal securities.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net

2009	$43,525	$3,957	$213	$3,744
2008	80,348	1,903	16,864	(14,961)
2007	61,520	327	$1,032	(705)

(1)

Losses in 2009 include $.08 million of other than temporary impairment charges while losses in 2008 include a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock, $0.2 million of other than temporary impairment charges and $2.8 million of losses recognized on trading securities still held at December 31, 2008 while losses in 2007 include $1.0 million of other than temporary impairment charges.

VISA check card interchange income increased to $5.9 million in 2009 compared to $5.7 million in 2008 and $4.9 million in 2007. The significant increase in 2009 and 2008 compared to 2007 is primarily due to the aforementioned branch acquisition (which occurred in March 2007). In addition, these results are also due to increases in the size of our card base due to growth in checking accounts as well as increases in the frequency of use of our VISA check card product by our customer base.

Mortgage loan servicing generated revenue of $2.3 million and $2.2 million in 2009 and 2007, respectively and an expense of $2.1 million in 2008. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, mortgage loan interest rates declined significantly in December 2008 resulting in higher estimated future prepayment rates and a significant increase in the valuation allowance at the end of that year.

Capitalized Mortgage Loan Servicing Rights

	2009	2008	2007
	(In thousands)

Balance at January 1,	$11,966	$15,780	$14,782
Originated servicing rights capitalized	5,213	2,405	2,873
Amortization	(4,255)	(1,887)	(1,624)
(Increase)/decrease in valuation allowance	2,349	(4,332)	(251)

Balance at December 31,	$15,273	$11,966	$15,780

Valuation allowance at December 31,	$2,302	$4,651	$319

At December 31, 2009 we were servicing approximately $1.73 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.73% and a weighted average service fee of approximately 26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2009 totaled $15.3 million, representing approximately 89 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $16.3 million at December 31, 2009.

Mutual fund and annuity commissions totaled $2.0 million, $2.2 million and $2.1 million in 2009, 2008 and 2007, respectively. The decline in 2009 generally reflects difficult market conditions and reduced commission payouts on certain annuity products. The increase in 2008 is due to higher sales of these products as a result of growth in the number of our licensed sales representatives.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.6 million, $2.0 million and $1.8 million in 2009, 2008 and 2007, respectively, principally as a result of increases in cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities. The reduced crediting rate in 2009 generally reflects lower interest rates on mortgage-backed securities. The total cash surrender value of our bank owned life insurance was $46.5 million and $44.9 million at December 31, 2009 and 2008, respectively.

Title insurance fees totaled $2.3 million in 2009, $1.4 million in 2008 and $1.6 million in 2007. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated. The growth in 2009 reflects a significant increase in mortgage loan refinance volume.

Other non-interest income totaled $5.6 million, $6.1 million and $6.7 million in 2009, 2008 and 2007, respectively. 2009 other non-interest income includes $1.0 million related to foreign currency transaction gains associated with Canadian dollar denominated finance receivables. The Canadian dollar appreciated significantly compared to the U.S. dollar during 2009. Total Canadian dollar denominated finance receivables had declined to $1.7 million at December 31, 2009. As a result, we would expect future foreign currency transaction gains or losses to be relatively minor. These foreign currency transaction gains were substantially offset by the change in the results of our private mortgage reinsurance captive in 2009. Our private mortgage reinsurance captive incurred a loss of $0.6 million in 2009 compared to income of $0.4 million and $0.3 million in 2008 and 2007, respectively. The 2009 loss reflects increased mortgage loan defaults and lower real estate values which lead to higher private mortgage insurance claims. 2008 other non-interest income included revenue of $0.4 million from the redemption of 8,551 shares of Visa, Inc. Class B Common Stock as part of the Visa initial public offering. Other non-interest income also includes zero, $0.1 million and $0.5 million in 2009, 2008 and 2007, respectively, of fee income from our MoneyGram official checks program. This fee income is determined largely by the level of short-term interest rates. The very low short term interest rates have currently eliminated this source of revenue. Finally, 2007 also included $0.3 million of income from interest rate swap or interest rate cap termination fees.

Non-interest expense.   Non-interest expense is an important component of our results of operations. Historically, we primarily focused on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses generally increased from year to year because we expanded our operations through acquisitions and by opening new branches and loan production offices. Because of the current challenging economic environment that we are confronting, our expansion through acquisitions or by opening new branches is unlikely in the near term. Further, management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $187.6 million during 2009, compared to $177.2 million and $115.7 million during 2008 and 2007, respectively. 2009 non-interest expense includes $31.2 million for vehicle service contract counterparty contingencies and a $16.7 million goodwill impairment charge. 2008 non-interest expense includes a $50.0 million goodwill impairment charge. 2007 non-interest expense includes $1.7 million of severance and other (primarily data processing and legal and professional fees) expenses associated with the aforementioned bank consolidation and staff reductions and $0.3 million of goodwill impairment charges. In addition, the aforementioned branch acquisition resulted in increases in several categories of non-interest expenses in 2009 and 2008 compared to 2007. Loan and collection costs and losses on other real estate and repossessed assets have also increased reflecting higher levels of non-performing loans and other real estate.

Non-Interest Expense

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Compensation	$40,053	$40,181	$40,373
Performance-based compensation and benefits	2,889	4,861	4,979
Other benefits	10,061	10,137	10,459

Compensation and benefits	53,003	55,179	55,811
Vehicle service contract counterparty contingencies	31,234	966
Loan and collection	14,727	9,431	4,949
Occupancy, net	11,092	11,852	10,624
Loss on other real estate and repossessed assets	8,554	4,349	276
Data processing	8,386	7,148	6,957
Deposit Insurance	7,328	1,988	628
Furniture, fixtures and equipment	7,159	7,074	7,633
Credit card and bank service fees	6,608	4,818	3,913
Advertising	5,696	5,534	5,514
Communications	4,424	4,018	3,809
Legal and professional	3,222	2,032	1,978
Amortization of intangible assets	1,930	3,072	3,373
Supplies	1,835	2,030	2,411
Goodwill impairment	16,734	50,020	343
Other	5,655	7,639	7,505

Total non-interest expense	$187,587	$177,150	$115,724

The decline in total compensation and benefits is primarily due to a reduction in performance based compensation. In addition, the deferral (as direct loan origination costs) of compensation and benefits has increased in 2009 as a result of the rise in mortgage loan origination activity. These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections. The reduction in performance based compensation reflects our near-term financial performance. In 2009, no employee stock ownership contribution was made and no bonuses were paid. In addition, executive and senior officer salaries were frozen at 2008 levels for 2009. In 2008, no executive officer bonuses were paid. Salaries in 2007 also include $1.1 million of severance costs from staff reductions associated with the bank consolidation as well as downsizing initiatives.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2009, 2008 and 2007 for share-based awards under our long-term equity based incentive plan was $0.8 million, $0.6 million and $0.3 million, respectively.

For 2010, no salary increases were granted for employees, the employee stock ownership contribution will again be eliminated and the match of employees' 401(k) plan contributions is also being eliminated.

We recorded an expense of $31.2 million and $1.0 million for vehicle service contract counterparty contingencies in 2009 and 2008, respectively (no such expense was recorded in 2007). This expense relates to Mepco's business activities.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco's "counterparties") that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as finance receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the "counterparties"). Mepco does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses, included in non-interest expenses, for estimated defaults by these counterparties in their recourse obligations to Mepco.

Over 40% of the payment plans currently held by Mepco were purchased from a single counterparty. Recently, this counterparty has experienced decreased sales (and eventually stopped all new sales efforts in December of 2009) and significantly increased levels of customer cancellations. In addition, this counterparty is subject to a multi-state attorney general investigation and multiple civil lawsuits (including class action lawsuits) regarding certain of its business practices. These events have increased costs for the counterparty, putting further pressure on its cash flow and profitability. This counterparty filed bankruptcy on March 1, 2010.

Mepco is actively working to reduce its credit exposure to this counterparty. The amount of payment plans (finance receivables) purchased from this counterparty and outstanding at December 31, 2009 totaled approximately $206.1 million. In addition, as of December 31, 2009, this counterparty owes Mepco $16.2 million for previously cancelled payment plans. The bankruptcy of this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor its recourse obligations on payment plans that Mepco has purchased which are cancelled prior to payment in full. Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors and through the liquidation of certain collateral held by Mepco. However, we are not certain as to the amount of any such recoveries. In 2009, Mepco recorded a $19.0 million expense (as part of vehicle service contract counterparty contingencies that is included in non-interest expense) to establish a reserve for losses related to this counterparty.  In calculating the amount of this reserve, we made a number of assumptions.  If actual results differ from any one or more of these assumptions, the amount of this reserve may be too low and we may incur losses above the amount reserved.  Please see "Risk Factors" above.

In addition, several of these vehicle service contract marketers, including the counterparty described above and other companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has adversely affected and may in the future continue to adversely affect sales and customer cancellations of purchased products throughout the industry, which have already been negatively impacted by the economic recession. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry. In addition to the $19.0 million expense described above, Mepco recorded an additional $12.2 million of expense in 2009 for the default by other counterparties in their recourse obligations to Mepco. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself. Our estimate of probable losses from vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

The above described events have had and may continue to have an adverse impact on Mepco in several ways. First, we face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Second, these events have negatively affected sales and customer cancellations in the industry, which has had and is expected to continue to have a negative impact on the profitability of Mepco's business. As a result of these events and expected declines in Mepco's future profitability, in 2009, we wrote down all of the $16.7 million of goodwill associated with Mepco. In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses, in general, in dealing with these industry problems. As of December 31, 2009, the net finance receivables held by Mepco represented approximately 13.7% of our consolidated total assets. We expect that the amount of total payment plans (finance receivables) held by Mepco will decline by approximately 50% in 2010, due to the loss of business from the above described counterparty as well as our desire to reduce finance receivables as a percentage of total assets. This decline in finance receivables is expected to adversely impact our net interest income and net interest margin.

Loan and collection expenses primarily reflect collection costs related to non-performing or delinquent loans. The sharp rise in these expenses in 2009 and 2008, reflects our elevated level of non-performing loans and other real estate.

Occupancy expenses, net, totaled $11.1 million, $11.9 million and $10.6 million in 2009, 2008 and 2007, respectively. A portion of the increase in 2009 and 2008, is due to the above described branch acquisition that occurred in March 2007. In addition, we closed several loan production offices in 2008 and occupancy expenses in that year include $0.2 million of costs associated with such office closings.

Loss on other real estate and repossessed assets primarily represents the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the real estate or other repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The significant increase in loss on other real estate and repossessed assets in 2009 and 2008 compared to earlier years is primarily due to declines in the value of these assets subsequent to the acquisition date. These declines in value have been accentuated by the high inventory of foreclosed homes for sale in many of our markets as well as Michigan's weak economic conditions.

Data processing and communications expenses all generally increased over the periods presented as a result of the growth of the organization and from the branch acquisition. In addition, 2009 data processing expense includes $0.6 million related to a revenue enhancement project performed by our core data processing company.

Deposit insurance expense increased substantially in 2009, compared to the prior periods reflecting higher rates and an industry-wide special assessment of $1.4 million in the second quarter of 2009. This special assessment was equal to 5 basis points on total assets less Tier 1 capital. In addition, our balance of total deposits increased during 2009. During 2007, we fully utilized the assessment credits that reduced our expense during that year.

 As an FDIC insured institution, we are required to pay deposit insurance premium assessments to the FDIC. Under the FDIC's risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations. Insurance assessments ranged from 0.12% to 0.50% of total deposits for the first quarter 2009 assessment. Effective April 1, 2009, insurance assessments ranged from 0.07% to 0.78%, depending on an institution's risk classification and other factors.

 Furniture, fixtures and equipment expense has generally declined since 2007, due in part to cost reduction initiatives. In addition, certain fixed assets became fully depreciated in 2008 and were not replaced. The decline in supplies expense since 2007, was due in part to somewhat lower business volumes relative to 2007 and the aforementioned cost reduction initiatives.

 Advertising expense was relatively comparable across all years and primarily represents direct mail costs for our high performance checking program, costs associated with our VISA debit card rewards program and media advertising.

Credit card and bank service fees increased in each year presented primarily due to growth in the number of vehicle service contract payment plans being administered by Mepco. As described above, we expect payment plans at Mepco to decline in 2010, and would therefore expect these expenses to eventually decline as well.

Legal and professional fees increased substantially in 2009, over 2008 and 2007 levels due primarily to increased legal expenses associated with the issues described above related to Mepco and due to various regulatory matters and increased third-party costs principally associated with external reviews of our loan portfolio.

The amortization of intangible assets primarily relates to the branch acquisition and the amortization of the deposit customer relationship value, including core deposit value, that was acquired in this transaction.

During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. As described above and in the "Business segments" section below, Mepco recorded a substantial loss in the fourth quarter of 2009 (Mepco had been profitable during the first nine months of 2009). Further, Mepco's largest business counterparty, who accounted for nearly one-half of Mepco's payment plan business, defaulted in its obligations to Mepco and this counterparty filed bankruptcy on March 1, 2010. These factors adversely impacted the level of Mepco's expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco's assets, liabilities and identifiable intangibles), we concluded that goodwill was now impaired, resulting in this $16.7 million charge.

During 2008, we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter of 2008 resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at December 31, 2008 of $16.7 million was at our Mepco reporting unit and the testing performed at that time indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco's estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value at the end of 2008. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

During 2007 we recorded a $0.3 million goodwill impairment charge. This charge related to writing off the remaining goodwill associated with our mobile home lending subsidiary, First Home Financial ("FHF"), that was dissolved in June 2007.

Other non-interest expense decreased to $5.7 million in 2009, compared to $7.6 million in 2008, and $7.5 million in 2007. The decrease in 2009, compared to 2008, was primarily due to a decrease in costs associated with a deferred compensation plan, travel and entertainment expenses and bank courier costs while the decrease from 2007, was primarily attributed to decreases in branch conversion costs, travel and entertainment expenses and bank courier costs.

In July 2007, the State of Michigan replaced its Single Business Tax ("SBT") with a new Michigan Business Tax ("MBT") which became effective in 2008. Financial institutions are subject to an industry-specific tax which is based on net capital. Both the MBT and the SBT are recorded in other non-interest expenses in the consolidated statements of operations. Our MBT expense was $0.1 million and $0.2 million in 2009 and 2008, respectively. Our SBT expense was zero in 2007.

Income tax expense (benefit).   Income tax expense (benefit) was $(3.2) million, $3.1 million, and $(1.1) million in 2009, 2008 and 2007, respectively. A valuation allowance of $24.0 million and $27.6 million in 2009 and 2008, respectively, on deferred tax assets, largely offset the effect of pre-tax losses. The 2009 valuation allowance is net of a $4.1 million allocation of deferred taxes on accumulated other comprehensive income.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008, of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders' equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings. During 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional net valuation allowance of $24.0 million recognized as income tax expense (which is net of a $4.1 million allocation of deferred taxes on the accumulated other comprehensive loss component of shareholders' equity). The valuation allowance against our deferred tax assets totaled $60.2 million at December 31, 2009. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings.

Despite the valuation allowance, these deferred tax assets remain available to offset future taxable income. Our deferred tax assets will be analyzed quarterly for changes affecting the valuation allowance, which may be adjusted in future periods accordingly. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance.

The capital initiatives summarized above in "Introduction" and detailed below under "Liquidity and capital resources" are likely to trigger an ownership change that would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2009, we had federal net operating loss carryforwards of approximately $42.8 million. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to deduct certain unrealized built-in losses that are subsequently realized. Generally, under Section 382, the yearly limitation on our ability to utilize such losses will be equal to the product of the applicable long-term tax exempt rate (presently 4.03%) and the value of all of our outstanding shares, including any shares owned by the Treasury, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382, to the extent that such deductions reflect a net loss that was "built-in" to our assets immediately prior to the ownership change. We anticipate it is likely that we will experience a change of ownership under these rules as a result of our pursuit of the capital initiatives set forth in our Capital Plan.

Since we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and other deferred tax assets, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

The income tax (benefit) of $(1.1) million in 2007, and relative effective tax rate is principally attributed to tax exempt income representing a much high percentage of pre-tax income from continuing operations in that year.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance.

Income tax expense in the consolidated statements of operations also includes income taxes in a variety of other states due primarily to Mepco's operations. The amounts of such state income taxes were zero, $1.0 million and $0.4 million in 2009, 2008, and 2007, respectively.

Discontinued operations, net of tax.   On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to PFS. We received $176.0 million of cash that was utilized to payoff Brokered CDs and short-term borrowings at Mepco's parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. We allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco's insurance premium finance business have been presented as discontinued operations in the consolidated statements of operations. Likewise, the assets and liabilities associated with this business have been reclassified to discontinued operations in the consolidated statements of financial condition. In 2007 the $0.4 million of income from discontinued operations relates primarily to operations during the first 15 days of January 2007 and the recovery of certain previously charged-off insurance premium finance receivables.

We have elected to not make any reclassifications in the consolidated statements of cash flows for discontinued operations. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

Business segments.   Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income of the respective reportable segments.

The following table presents net income (loss) by business segment.

Business Segments

	Year Ended December 31,
	2009	2008	2007(1)

Independent Bank	$(71,095)	$(92,551)	$9,729
Mepco	(11,689)	10,729	5,070
Other (2)	(7,636)	(9,780)	(5,439)
Elimination	193	(62)	595

Net income (loss)	$(90,227)	$(91,664)	$9,955

(1)	2007 represents income (loss) from continuing operations after income taxes and excludes $0.4 million of income from discontinued operations, net of income taxes.

(2)	Includes amounts relating to our parent company and certain insignificant operations.

The losses recorded by the Bank in 2009 and 2008 are primarily due to higher provisions for loan losses, loan and collection costs and losses on other real estate. The higher credit related costs reflect elevated levels of non-performing loans and loan net charge-offs. (See "Portfolio Loans and asset quality.") 2008 Bank results also included a $50.0 million goodwill impairment charge. (See "Non-interest expense.") In addition, the Bank results included $24.0 million and $27.6 million in 2009 and 2008, respectively, of income tax expense for a valuation allowance against deferred tax assets. (See "Income tax expense (benefit).")

Mepco's net income had generally been increasing due to growth in finance receivables and lower short-term interest rates. However, in 2009, Mepco recorded $31.2 million of vehicle service contract counterparty contingencies expense and a goodwill impairment charge of $16.7 million, both as described above. (See "Non-interest expense.") All of Mepco's funding is provided by Independent Bank and is priced principally based on Brokered CD rates. It is unlikely that Mepco could obtain such favorable funding costs on its own in the open market.

FINANCIAL CONDITION

Summary.   Our total assets rose slightly to $2.97 billion at December 31, 2009 compared to $2.96 billion at December 31, 2008. The increase in total assets primarily reflects increases in cash and cash equivalents and in prepaid FDIC deposit insurance assessments that were substantially offset by decreases in securities available for sale, loans and goodwill. Loans, excluding loans held for sale ("Portfolio Loans") decreased $184.0 million in 2009 as every category of loans declined except for finance receivables. Total deposits increased by $499.3 million in 2009 principally as a result of an increase in checking and savings accounts and in Brokered CDs. Other borrowings decreased by $410.8 million in 2009 as maturing borrowings from the FRB or Federal Home Loan Bank ("FHLB") were replaced with Brokered CDs.

Securities.   We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See "Asset/liability management.")

Securities available for sale declined during 2009 and 2008 because maturities and principal payments in the portfolio were not replaced with new purchases. We also sold municipal securities during 2009 and 2008 primarily because our current tax situation (net operating loss carry forward) negates the benefit of holding tax exempt securities.

As discussed earlier, we elected effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. These investments are classified as trading securities in our consolidated statements of financial condition. During 2009 we recorded unrealized net gains on trading securities of $0.04 million related to an increase in fair value of preferred stocks and recorded realized net gains of $0.9 million on the sale of preferred stocks. During 2008 we recorded unrealized net losses on trading securities of $2.8 million related to a decline in fair value of the preferred stocks. We also recorded realized net losses of $7.6 million in 2008 on the sale of several of these preferred stocks. (See "Non-Interest Income"). At December 31, 2009 we only had $0.1 million of trading securities remaining.

We recorded other than temporary impairment charges on securities of $0.1 million, $0.2 million, and $1.0 million in 2009, 2008, and 2007, respectively. The 2009 impairment charge relates to a private label mortgage-backed security and a trust preferred security issued by a small Michigan-based community bank. The 2008 impairment charge relates to this same trust preferred security. In 2007, we recorded $1.0 million of impairment charges on Fannie Mae and Freddie Mac preferred securities. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See "Non-interest income" and "Asset/liability management.") In addition, in the fourth quarter of 2008 we recorded a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.

Securities

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
		(In thousands)

Securities available for sale
December 31, 2009	$171,049	$3,149	$10,047	164,151
December 31, 2008	231,746	3,707	20,041	215,412
December 31, 2007	363,237	6,013	5,056	364,194

We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. In performing this review we consider (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the fair value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.

For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

U.S. Agency residential mortgage-backed securities — at December 31, 2009 we had five securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at December 31, 2009 we had 23 securities whose fair value is less than amortized cost. 22 of the issues are rated by a major rating agency as investment grade while one is below investment grade. Pricing conditions in the private label residential mortgage and asset-backed security markets are characterized by sporadic secondary market flow, significant implied liquidity risk premiums, a wide bid / ask spread and an absence of new issuances of similar securities. This market has been "closed" to new issuance since the third quarter of 2007. Investors in this asset class have suffered significant losses and at present, there are few active buyers for this product. During the fourth quarter of 2009, secondary market trading activity increased modestly. Prices for many securities improved. Much of this improvement is due to technical issues; namely negative new supply. One dealer reports that price improvements are generally met with increased selling which serves to mute sustained price recovery.

The unrealized losses are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)

Private label residential mortgage-backed
Jumbo	$21,718	$(5,749)	$26,139	$(9,349)
Alt-A	9,257	(1,807)	10,748	(2,685)
Other asset-backed — Manufactured housing	5,505	(194)	7,421	(855)

All of the private label mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 59% of the collateral pool. Typical exposure levels to California (median exposure is 43%) are consistent with overall market collateral characteristics. Six transactions have modest exposure to Florida, ranging from 5% to 11%, and one transaction has modest exposure to Arizona (5%). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94%. The structure of the mortgage and asset-backed securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (7%), senior (73%), senior support (12%) and mezzanine (8%). The mezzanine classes are from seasoned transactions (65 to 95 months) with significant levels of subordination (8% to 23%). Except for the additional discussion below relating to other than temporary impairment, each private label mortgage and asset-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies.

While the levels of identified payment problems increased modestly during 2009, the amount of subordination protection remains adequate. Nevertheless, the non-performing asset coverage ratio (credit subordination divided by non-performing assets) deteriorated for four structures with five bonds. This deterioration in structure accounts for the majority of the increase in unrealized loss late in 2009. All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The non-receipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including the one security with a rating below investment grade, were reviewed for OTTI utilizing a cash flow projection. The scope of review included securities that account for 97% of the $7.8 million in unrealized losses. In our analysis, recovery was evaluated by discounting the expected cash flows back at the book yield. If the present value of the future cash flows is less than amortized cost, then there would be a credit loss. Our cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and severity. Near term prepayment assumptions were based on recently observed prepayment rates. In many cases, recently observed prepayment rates are depressed due to a sharp decline in new jumbo loan issuance. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projects that prepayment rates gradually revert to historical levels. For seasoned ARM transactions normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral, the analysis considers the spread differential between the collateral and the current market rate for conforming mortgages. Near term default assumptions were based on recent default observations as well as the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our model expects defaults to then decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Current severity assumptions are based on recent observations. Loss severity is expected to decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Except for one below investment grade security discussed in further detail below, our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

The private label mortgage-backed security with a below investment grade credit rating was evaluated for other than temporary impairment ("OTTI") using the cash flow analysis discussed above. At December 31, 2009 this security had a fair value of $3.9 million and an unrealized loss of $4.1 million (amortized cost of $8.0 million). The underlying loans in this transaction are 30 year fixed rate jumbos with an average origination date FICO of 748 and an average origination date loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that are rated above investment grade. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated an OTTI of $4.1 million at December 31, 2009, $0.065 million of this amount was attributed to credit and was recognized in our consolidated statements of operations while the balance was attributed to other factors and reflected in our consolidated statements of other comprehensive income (loss).

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2009 we had 32 municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are not rated by a major rating agency. Approximately 75% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non-rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2009 we had six securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past two years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Since the end of the first quarter, although still showing signs of weakness, pricing has improved somewhat as some uncertainty has been taken out of the market. Two of the six securities are rated by a major rating agency as investment grade, while two are split rated (these securities are rated as investment grade by one major rating agency and below investment grade by another) and the other two are non-rated. The two non-rated issues are relatively small banks and neither of these issues were ever rated. The issuers on these trust preferred securities, which had a combined book value of $2.8 million and a combined fair value of $1.8 million as of December 31, 2009, continue to make interest payments and have satisfactory credit metrics.

Our OTTI analysis for trust preferred securities is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank's operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, assets quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues. During the first quarter of 2009 we recorded OTTI on an unrated trust preferred security whose fair value at December 31, 2009 now exceeds its amortized cost. Specifically, this issuer has deferred interest payments on all of its trust preferred securities and is operating under a written agreement with the regulatory agencies that specifically prohibit dividend payments. The issuer is a relatively small bank with operations centered in southeast Michigan. The issuer reported losses in 2009 and 2008 and has a high volume of nonperforming assets relative to tangible capital. This investment's amortized cost has been written down to a price of 26.75, or $0.07 million, compared to a par value of 100.00, or $0.25 million.

Portfolio Loans and asset quality.   In addition to the communities served by our bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also historically participated in commercial lending transactions with certain non-affiliated banks and also purchased mortgage loans from third-party originators. Currently, we are not engaging in any new commercial loan participations with non-affiliated banks or purchasing any mortgage loans from third party originators.

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process, attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and in fact the provision for loan losses increased during 2009 as well as in 2008 and 2007 from prior historical levels.

We generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.")

Loan Portfolio Composition

	December 31,
	2009	2008
	(In thousands)

Real estate(1)
Residential first mortgages	$684,567	$760,201
Residential home equity and other junior mortgages	203,222	229,865
Construction and land development	69,496	127,092
Other(2)	585,988	666,876
Finance receivables	406,341	286,836
Commercial	187,110	207,516
Consumer	156,213	171,747
Agricultural	6,435	9,396

Total loans	$2,299,372	$2,459,529

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Overall loan growth has slowed during the past two years reflecting both weak economic conditions in Michigan as well as our desire to reduce certain loan categories. Construction and land development loans have been declining recently because we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate. Declines in Portfolio Loans or competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results.

Non-Performing Assets

	December 31,
	2009	2008	2007
	(Dollars in thousands)

Non-accrual loans	$105,965	$122,639	$72,682
Loans 90 days or more past due and still accruing interest	3,940	2,626	4,394

Total non-performing loans	109,905	125,265	77,076
Other real estate and repossessed assets	31,534	19,998	9,723

Total non-performing assets	$141,439	$145,263	$86,799

As a percent of Portfolio Loans
Non-performing loans	4.78%	5.09%	3.06%
Allowance for loan losses	3.55	2.35	1.80
Non-performing assets to total assets	4.77	4.91	2.67
Allowance for loan losses as a percent of non-performing loans	74	46	59

Non-performing loans have declined by $15.4 million, or 12.3%, since year-end 2008. An increase in non-performing mortgage loans and consumer loans was more than offset by a decline in non-performing commercial loans. The decline in non-performing commercial loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during 2009. Non-performing commercial loans largely reflect real estate-secured credit delinquencies caused primarily by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.

Other real estate ("ORE") and repossessed assets totaled $31.5 million at December 31, 2009, compared to $20.0 million at December 31, 2008. This increase is the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires. High foreclosure rates are evident nationwide, but Michigan has consistently had one of the higher foreclosure rates in the U.S. during the past two years. We believe that this high foreclosure rate is due to both weak economic conditions (Michigan has the highest unemployment rate in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2009, we anticipate that our level of other real estate and repossessed assets will likely remain at elevated levels for some period of time. A high level of non-performing assets would be expected to adversely impact our tax equivalent net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

Allocation of the Allowance for Loan Losses

	December 31,
	2009	2008	2007
	(In thousands)

Specific allocations	$29,593	$16,788	$10,713
Other adversely rated loans	14,481	9,511	10,804
Historical loss allocations	22,777	20,270	14,668
Additional allocations based on subjective factors	14,866	11,331	9,109

Total	$81,717	$57,900	$45,294

In determining the allowance and the related provision for credit losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

The first element reflects our estimate of probable losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate ("loss given default"). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans ("non-watch credit") we again determine a probability of default and loss given default in order to apply an allocation percentage.

The third element is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually.

The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for credit losses.")

Mepco's allowance for loan losses is determined in a similar manner as discussed above and primarily takes into account historical loss experience and other subjective factors deemed relevant to their business as described in greater detail below.

Losses associated with the administration of Mepco's payment plans are included in the provision for loan losses. Such losses totaled $0.3 million, $0.04 million and $0.4 million in 2009, 2008 and 2007, respectively. Mepco's allowance for loan losses totaled $0.8 million and $0.5 million at December 31, 2009 and December 31, 2008, respectively. Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of payment default or voluntary cancellation by the customer. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

The allowance for loan losses increased to 3.55% of total Portfolio Loans at December 31, 2009 from 2.35% at December 31, 2008. This increase is primarily due to increases in all of the components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to some larger reserves on some individual credits even though total non-performing commercial loans have declined since year end 2008. The allowance for loan losses related to other adversely rated loans increased primarily due to changes in the mix of commercial loan ratings. The allowance for loan losses related to historical losses increased due to higher loan net charge-offs (which was largely offset by declines in loan balances). Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to elevated levels of non-performing loans and net loan charge-offs.

Allowance for Losses on Loans and Unfunded Commitments

	2009		2008		2007
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881
Provision charged to operating expense	103,318	(286)	71,113	208	43,105	55
Recoveries credited to allowance	2,795		3,489		2,346
Loans charged against the allowance	(82,296)		(61,996)		(27,036)

Balance at end of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936

Net loans charged against the allowance to average Portfolio Loans	3.28%		2.30%		0.98%

 The ratio of loan net charge-offs to average loans was 3.28% in 2009 (or $79.5 million) compared to 2.30% in 2008 (or $58.5 million). The rise in loan net charge-offs primarily reflects increases of $9.3 million for commercial loans and $10.5 million for residential mortgage loans. These increases in loan net charge-offs primarily reflect elevated levels of non-performing loans and lower collateral liquidation values, particularly on residential real estate or real estate held for development. We do not believe that the elevated level of total loan net charge-offs in 2009 is indicative of what we will experience in the future. Loan net charge-offs have moderated during 2009 with $48.4 million in the first six months compared to $31.1 million in the last six months. The majority of the loan net charge-offs in the first part of 2009 related to commercial loans and in particular several land or land development loans (due to significant drops in real estate values) and one large commercial credit (which defaulted in March 2009). Land and land development loans now total just $59.8 million (or 2.0% of total assets) and approximately 56% of these loans are already in non-performing or watch credit status and the entire portfolio has been carefully evaluated and an appropriate allowance or charge-off has been recorded. Further, the commercial loan portfolio is thoroughly analyzed each quarter through our credit review process and an appropriate allowance and provision for loan losses is recorded based on such review and in light of prevailing market conditions.

We took a variety of steps beginning in 2007 (and which continued throughout 2008 and 2009) to address the credit issues identified above (elevated levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

•      An enhanced quarterly watch credit review process to proactively manage higher risk loans.

•      Loan risk ratings are independently assigned and structure recommendations made upfront by our credit officers.

•      A Special Assets Group has been established to provide more effective management of our most troubled loans. A select group of law firms supports this team, providing professional advice and systemic feedback.

•      An independent loan review function provides portfolio/individual loan feedback to evaluate the effectiveness of processes by market.

•      Management (incentive) objectives for each commercial lender and senior commercial lender emphasize credit quality in addition to profitability.

•      Portfolio concentrations are monitored with select loan types encouraged and other loan types (such as residential real estate development) requiring significantly higher approval authorities.

Deposits and borrowings.   Our competitive position within many of the markets served by our branch network limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, we principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our historic core deposit growth has not kept pace with the historic growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loans with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See "Liquidity and capital resources.")

During the fourth quarter of 2009 we prepaid estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $22.0 million at December 31, 2009 and will be expensed over the assessment period (through the fourth quarter of 2012). The actual expense over the assessment periods may be different from this prepaid amount due to various factors including variances in actual deposit balances and assessment rates used during each assessment period.

We have also implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of any increases in interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

Alternate Sources of Funds

	December 31,
	2009			2008
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
			(Dollars in thousands)

Brokered CDs(1)	$629,150	2.2 years	2.46%	$182,283	1.1 years	3.63%
Fixed-rate FHLB advances(1)	27,382	5.5 years	6.59	95,714	2.2 years	3.64
Variable-rate FHLB advances(1)	67,000	1.4 years	0.32	218,500	2.3 years	3.43
Securities sold under agreements to repurchase(1)	35,000	.9 years	4.42	35,000	1.9 years	4.42
FRB borrowings				189,500	.1 years	0.54
Federal funds purchased				750	1 day	0.25

Total	$758,532	2.2 years	2.51%	$721,747	1.4 years	2.80%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, such as pay-fixed interest-rate swaps.

Other borrowings, principally advances from the Federal Home Loan Bank (the "FHLB"), borrowings from the Federal Reserve Bank (the "FRB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $131.2 million at December 31, 2009, compared to $542.0 million at December 31, 2008. The $410.8 million decrease in other borrowed funds principally reflects the payoff of borrowings from the FRB and FHLB with funds from new Brokered CDs or from the growth in other deposits. The increase in Brokered CDs and use of these funds to pay off borrowings from the FRB and FHLB is designed to improve our liquidity profile. The Brokered CDs that we are issuing do not require any collateral and have longer maturity dates (generally two to five years). By paying off FRB and FHLB borrowings (which do require collateral), we increase our secured borrowing capacity.

As described above, we rely on wholesale funding, including FRB and FHLB borrowings and Brokered CDs to augment our core deposits to fund our business. As of December 31, 2009, our use of such wholesale funding sources amounted to approximately $760.3 million. Because wholesale funding sources are affected by general market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our financial condition and operations. The continued availability to us of these funding sources is uncertain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

In addition, if we fail to remain "well-capitalized" under federal regulatory standards, which is likely if we are unable to successfully raise additional capital as outlined below, we will be prohibited from accepting or renewing Brokered CDs without the prior consent of the FDIC. As of December 31, 2009, we had Brokered CDs of approximately $629.2 million. Of this amount $185.5 million mature during 2010. As a result, any such restrictions on our ability to access Brokered CDs is likely to have a material adverse impact on our business and financial condition.

Moreover, we cannot be sure that we will be able to maintain our current level of core deposits. Our deposit customers could move their deposits in reaction to media reports about bank failures in general (as discussed in "Liquidity and capital resources" below) or in reaction to negative publicity we may receive as a result of the pursuit of our capital raising initiatives or, particularly, if we are unable to successfully complete such initiatives. In particular, those deposits that are currently uninsured or those deposits in the FDIC Transaction Account Guarantee Program ("TAGP"), which is set to expire on June 30, 2010, may be particularly susceptible to outflow. At December 31, 2009 we had $65.4 million of uninsured deposits and an additional $188.3 million of deposits in the TAGP. A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations would be adversely affected.

Prior to April 2008, we had an unsecured revolving credit facility and term loan (that had a remaining balance of $2.5 million). The lender elected to not renew the $10.0 million unsecured revolving credit facility (which matured in April 2008) and required repayment of the term loan because we were out of compliance with certain financial covenants contained within the loan documents. The $2.5 million term loan was repaid in full in April 2008 (it would have otherwise been repaid in full in accordance with the original terms in May 2009).

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2009, we employed interest-rate swaps with an aggregate notional amount of $160.0 million and interest rate caps with an aggregate notional amount of $95.0 million.

Liquidity and capital resources.   Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our consolidated statements of cash flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for growing our investment and loan portfolios as well as to be able to respond to unforeseen liquidity needs.

Our sources of funds include our deposit base, secured advances from the FHLB, secured borrowings from the FRB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CDs).

At December 31, 2009 we had $512.4 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CDs that we expect to replace. Additionally $1.394 billion of our deposits at December 31, 2009 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

In particular, media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the FDIC announced several programs during 2008 including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2013 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low-interest (an interest rate of 0.50% or less) transaction accounts until June 30, 2010. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite these moves by the FDIC and our proactive communications efforts, the potential outflow of deposits remains as a significant liquidity risk, particularly since our recent losses and our elevated level of non-performing assets have reduced some of the financial ratings of our bank that are followed by our larger deposit customers, such as municipalities. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event or a disaster recovery situation. Our liquidity management also includes periodic monitoring that segregates assets between liquid and illiquid and classifies liabilities as core and non-core. This analysis compares our total level of illiquid assets to our core funding. It is our goal to have core funding sufficient to finance illiquid assets.

As a result of the liquidity risks described above and in "Deposits and borrowings" we have increased our level of overnight cash balances in interest-bearing accounts to $223.5 million at December 31, 2009 from $0.2 million at December 31, 2008. We have also issued longer-term (two to five years) callable Brokered CDs and paid down secured borrowings to increase available funding sources. We believe these actions will assist us in meeting our liquidity needs during 2010.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2009.

Contractual Commitments(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)

Time deposit maturities	$512,415	$399,255	$257,483	$2,167	$1,171,320
Other borrowings	42,800	69,634	4,240	14,508	131,182
Subordinated debentures				92,888	92,888
Operating lease obligations	1,179	1,979	1,658	4,813	9,629
Purchase obligations(2)	1,469	1,958			3,427

Total	$557,863	$472,826	$263,381	$114,376	$1,408,446

(1)	Excludes approximately $0.9 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

Capitalization

	December 31,
	2009	2008
	(In thousands)

Subordinated debentures	$92,888	$92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)

Amount qualifying as regulatory capital	90,100	90,100

Shareholders' equity
Preferred stock	69,157	68,456
Common stock	23,863	22,791
Capital surplus	201,618	200,687
Accumulated deficit	(169,098)	(73,849)
Accumulated other comprehensive loss	(15,679)	(23,208)

Total shareholders' equity	109,861	194,877

Total capitalization	$199,961	$284,977

We have four special purpose entities that have issued $90.1 million of cumulative trust preferred securities outside of IBC. Currently, at IBC, $41.9 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital. These entities have also issued common securities and capital to IBC, that, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued. The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our consolidated statements of financial condition at December 31, 2009 and 2008.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities and certain other capital elements is limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions.

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock ("Series A Preferred Stock") and a warrant to purchase 3,461,538 shares (at $3.12 per share) of our common stock ("Warrant") to the Treasury in return for $72.0 million under the TARP CPP. Of the total proceeds, $68.4 million was originally allocated to the Series A Preferred Stock and $3.6 million was allocated to the Warrant (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Series A Preferred Stock dividend.

The Series A Preferred Stock pays a quarterly, cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Prior to December 12, 2011, even if we are current on the payment of dividends on the Series A Preferred Stock, we may not do either of the following without the prior written consent of the Treasury: (a) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (b) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice. These restrictions described in the preceding sentence expire in the event we redeem all shares of Series A Preferred Stock or in the event the Treasury transfers all of its shares of Series A Preferred Stock to an unaffiliated transferee. Holders of shares of the Series A Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

The annual 5% dividend on the Series A Preferred Stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $4.3 million annually. The exercise price on the Warrant of $3.12 per share is presently above both our book value per share and our tangible book value per share. If our market value per share exceeds the Warrant price, our diluted earnings per share will be reduced. However, the exercise of the Warrant would not presently be dilutive to our current book value per share.

On April 2, 2010, we entered into an Exchange Agreement with the Treasury, pursuant to which the Treasury agreed to accept, subject to certain conditions, our newly issued shares of Series B Convertible Preferred Stock in exchange for the Series A Preferred Stock, plus the value of all accrued and unpaid dividends on the Series A Preferred Stock.  The terms of the Series B Convertible Preferred Stock are substantially similar to the Series A Preferred Stock, except for the addition of a conversion feature.  If and when issued, the shares of the Series B Convertible Preferred Stock are convertible into shares of our common stock.  See "Description of Capital Stock" below for more information.

In the fourth quarter of 2009, we took certain actions to improve our regulatory capital ratios and preserve capital and liquidity. Beginning in November of 2009, we eliminated the $0.01 per share quarterly cash dividend on our common stock. In addition, we suspended payment of quarterly dividends on our Series A Preferred Stock held by the Treasury. The cash dividends payable to the Treasury amount to $3.6 million per year until December of 2013, at which time they will increase to $6.5 million per year. Also beginning in the fourth quarter of 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries. As a result, all quarterly dividends on the related trust preferred securities (which are the trust preferred securities solicited for exchange in the exchange offers described herein) were also deferred. Based on current dividend rates, the cash dividends on all outstanding trust preferred securities amount to approximately $5.4 million per year. These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term. Dividends from the bank are restricted by federal and state law and are further restricted by the Board resolutions adopted in December 2009, and described herein.

We do not have any current plans to resume dividend payments on our outstanding trust preferred securities or the outstanding shares of our Series A Preferred Stock. We do not know if or when any such payments will resume.

The terms of the Debentures and trust indentures (the "Indentures") allow us to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. We are not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

So long as any shares of Series A Preferred Stock (or the Series B Convertible Preferred Stock to be issued to the Treasury in exchange for the Series A Preferred Stock) remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the preferred stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan, redemptions or repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

During the deferral period on the Debentures and the preferred stock held by the Treasury, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock. Suspension of the common stock dividend will conserve an additional $1.0 million on an annualized basis.

To supplement our balance sheet and capital management activities, we historically would repurchase our common stock. The level of share repurchases in a given time period generally reflected changes in our need for capital associated with our balance sheet growth and our level of earnings. The only share repurchases currently being executed are for our deferred compensation and stock purchase plan for non-employee directors. Such repurchases are funded by the director deferring a portion of his or her fees.

Shareholders' equity applicable to common stock declined to $40.7 million at December 31, 2009 from $126.4 million at December 31, 2008. Our tangible common equity ("TCE") totaled $30.4 million and $97.5 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 1.03% at December 31, 2009 compared to 3.33% at December 31, 2008 (this calculation does not deduct any net deferred taxes). We are exploring various alternatives in order to increase our TCE and regulatory capital ratios as described below. Although our regulatory capital ratios remain at levels above "well capitalized" standards, because of: (a) the losses that we have incurred in recent quarters; (b) our elevated levels of non-performing loans and other real estate; (c) the ongoing economic stress in Michigan; and (d) our anticipated losses for the foreseeable future, we have taken or may take the following actions to improve our regulatory capital ratios and preserve liquidity at our holding company level:

•      Eliminated our cash dividend on our common stock;

•      Deferred the dividends on our Series A Preferred Stock;

•      Deferred the dividends on our Debentures;

•      Seek to convert all of our Series B Convertible Preferred Stock (if and when exchanged for our Series A Preferred Stock as described in this prospectus) and/or trust preferred securities into common stock; and

•      Attempt to raise additional capital, including the possibility of a significant and large issuance of common stock, which could be highly dilutive to our existing shareholders.

The actions taken with respect to the payment of dividends on our capital instruments as described above will preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the FRB (our primary federal regulator) has issued a policy statement on cash dividend payments. The FRB's view is that: "an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization's capital position, or that can only be funded in ways that may weaken the organization's financial health."

In December 2009, the Board of Directors of IBC adopted resolutions that impose the following restrictions:

•      We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the Treasury and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation ("OFIR");

•      We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•      We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•      We will not rescind or materially modify any of these limitations without notice to the FRB and the Michigan OFIR.

In December 2009, the Board of Directors of Independent Bank, our subsidiary bank, adopted resolutions designed to enhance certain aspects of the bank's performance and, most importantly, to improve the bank's capital position. These resolutions require the following:

•      The adoption by the bank of a capital restoration plan as described below;

•      The enhancement of the bank's documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•      The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•      Additional reporting to the bank Board of Directors regarding initiatives and plans pursued by management to improve the bank's risk management practices;

•      Prior approval of the FRB and OFIR for any dividends or distributions to be paid by the bank to Independent Bank Corporation; and

•      Notice to the FRB and the OFIR of any rescission of or material modification to any of these resolutions.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR in response to the FRB's most recent examination report of Independent Bank, which was completed in October 2009. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the Bank's condition and operations that were highlighted in the examination report and that we believe most require our focus at this time. It is very possible that if we had not adopted these resolutions, the FRB and the OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if we are unable to substantially comply with the resolutions set forth above and if our financial condition and performance do not otherwise materially improve, we may face additional regulatory scrutiny and restrictions in the form of a memorandum of understanding or similar undertaking imposed by the regulators.

Subsequent to the adoption of the resolutions described above, the bank adopted the capital restoration plan required by the resolutions. This capital plan is described in more detail below. Other than fully implementing such capital plan and achieving the minimum capital ratios set forth in the resolutions, we believe we have already taken appropriate actions to fully comply with these Board resolutions.

In January 2010, we adopted a Capital Restoration Plan (the "Capital Plan"), as required by the Board resolutions adopted in December 2009, and described above, and submitted such Capital Plan to the FRB and the OFIR.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December 2009. As of December 31, 2009, our bank continued to meet the requirements to be considered "well-capitalized" under federal regulatory standards. However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered "well-capitalized" under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered "well-capitalized" under federal regulatory standards:

	Independent Bank —	Minimum Ratios
	Actual as of	Established by	Required to be
	12/31/09	Our Board	Well-Capitalized

Total Capital to Risk-Weighted Assets	10.36%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.72%	8.0%	5.0%

The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable and maintaining such capital ratios though at least the end of 2012.

The Capital Plan includes projections prepared by the bank's management that reflect forecasted financial data through 2012. Those projections anticipate a need for a minimum of $60 million of new capital in order for us to achieve and maintain the minimum ratios established by our Board. The projections take into account the various risks and uncertainties we face. However, because the projections are based on assumptions regarding such risks and uncertainties, which assumptions may not prove to be true, the Capital Plan contains a target of $100 million to $125 million of new capital to be raised by IBC.

The Capital Plan sets forth certain initiatives to be pursued in order to raise new capital and meet the objectives of the Capital Plan. Based on discussions with the investment bankers we have retained to assist us in raising capital, our Capital Plan concludes that our best option for raising new capital is through the sale of additional shares of our common stock in a public offering. We anticipate that all or substantially all of the proceeds of such an offering would be contributed to the capital of our bank.

In anticipation of the capital raising initiatives described in the Capital Plan, we engaged an independent third party to perform a due diligence review (a "stress test") on our commercial loan portfolio and a separate independent third party to perform a similar review of our retail loan portfolio. These independent stress tests were concluded in January 2010. Each analysis included different scenarios based on expectations of future economic conditions. We engaged these independent reviews in order to ensure that the similar analyses we had performed internally in 2009, on which we based our projections for future expected loan losses and our need for additional capital, were reasonable and did not materially understate our projected loan losses. Based on the conclusions of these third party reviews, we determined that we did not need to modify our projections used for purposes of the Capital Plan.

In addition to contemplating a public offering of our common stock for cash, the Capital Plan contemplates two other primary initiatives: (1) the exchange offers for our outstanding trust preferred securities described in this prospectus, and (2) the conversion of our shares of Series A Preferred Stock held by the Treasury into shares of our common stock.  These two initiatives are designed to do the following:

•      improve our holding company's ratio of tangible common equity (TCE) to tangible assets;

•      reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock; and

•      improve our ability to successfully raise additional capital through a public offering of our common stock (which is required to improve the capital ratios of our Bank as the other initiatives contemplated by the Capital Plan would impact the capital ratios of the holding company only).

Our Capital Plan also outlines various contingency plans in case we do not succeed in raising all additional capital needed. These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or other operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented and those that are currently being considered, and a sale of the bank. Because of current market conditions and based on discussions with our investment bankers and informal discussions we have held in the past with potential buyers for certain of our assets, we believe we are more likely to meet the minimum capital ratios set forth in the Capital Plan through raising new equity capital than we are through pursuing any of these contingency plans. However, the contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to raise sufficient equity capital through the initiatives described above.

The Capital Plan concludes with a recognition that our strategy and focus for the near term will be to improve our asset quality and pursue the initiatives described above in order to strengthen our capital position.

Our bank holding company and our bank subsidiary both remain "well capitalized" (as defined by banking regulations) at December 31, 2009.

Bank Capital Ratios

			Minimum	Minimum
			Ratio for	Ratio for
			Adequately	Well
	December 31,		Capitalized	Capitalized
	2009	2008	Institutions	Institutions

Tier 1 capital to average assets	6.72%	8.25%	4.00%	5.00%
Tier 1 risk-based capital	9.08	10.62	4.00	6.00
Total risk-based capital	10.36	11.91	8.00	10.00

Shareholders' equity totaled $109.9 million at December 31, 2009. The decrease from $194.9 million at December 31, 2008 primarily reflects the loss that we incurred in 2009 that was partially offset by a decline in the accumulated other comprehensive loss. Shareholders' equity was equal to 3.70% of total assets at December 31, 2009, compared to 6.59% a year earlier.

Asset/liability management.   Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternate balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report at least quarterly to our board of directors.

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheet. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

Changes in Market Value of Portfolio Equity and Tax Equivalent Net Interest Income

	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change
	(Dollars in thousands)

December 31, 2009
200 basis point rise	$160,500	16.14%	$136,900	2.55%
100 basis point rise	150,400	8.83	134,100	0.45
Base-rate scenario	138,200		133,500
100 basis point decline	128,100	(7.31)	132,600	(0.67)
200 basis point decline	126,300	(8.61)	131,500	(1.50)
December 31, 2008
200 basis point rise	$202,900	(2.50)%	$129,700	(4.56)%
100 basis point rise	206,500	(0.77)	132,500	(2.50)
Base-rate scenario	208,100		135,900
100 basis point decline	204,600	(1.68)	137,900	1.47
200 basis point decline	192,400	(7.54)	134,400	(1.10)

(1)

Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)

Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

Management plans and expectations.   As described earlier, we have adopted the Capital Plan which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. However, based on our current forecasts, even absent additional capital, our bank subsidiary is expected to remain adequately capitalized throughout 2010 and our holding company would have sufficient cash on hand to meet expected obligations during 2010. These forecasts are based upon certain assumptions, including future levels of our provision for loan losses, vehicle service contract counterparty contingencies, the level of our risk based assets and other factors, and differences between our actual results and these assumptions will impact our actual capital levels.

FAIR VALUATION OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") topic 820 — "Fair Value Measurements and Disclosures" ("FASB ASC topic 820") defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period ("recurring") and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances ("nonrecurring"). Trading securities, securities available-for-sale, loans held for sale, and derivatives are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment, capitalized mortgage loan servicing rights and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. Further, the notes to the consolidated financial statements include information about the extent to which fair value is used to measure assets and liabilities and the valuation methodologies used.

FASB ASC topic 820 established a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect management's estimates about market data.

Level 1

Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

For assets and liabilities recorded at fair value, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC topic 820. When available, we utilize quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, and option volatilities. Substantially all of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded in our financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. The models we use to determine fair value adjustments are periodically evaluated by management for relevance under current facts and circumstances.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in the secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.

At December 31, 2009 and 2008, $199.4 million (or 6.7% of total assets) and $246.0 million (or 8.3% of total assets), respectively, consisted of financial instruments recorded at fair value on a recurring basis. At December 31, 2009, $36.5 million of financial instruments (all private label residential mortgage-backed or other asset-backed securities) used Level 3 valuation measurements. All of the other financial instruments used valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. At December 31, 2009 and 2008, $4.3 million (or 0.1% of total liabilities) and $6.5 million (or 0.2% of total liabilities), respectively, consisted of financial instruments (all derivative financial instruments) recorded at fair value on a recurring basis.

At December 31, 2009 and 2008, $88.7 million (or 3.0% of total assets) and $69.8 million (or 2.4% of total assets), respectively, consisted of financial instruments recorded at fair value on a nonrecurring basis. All of these financial instruments (comprised of impaired loans and capitalized mortgage loan servicing rights in both 2009 and 2008 as well as other real estate in 2009) used Level 2 and Level 3 measurement valuation methodologies involving market-based or market-derived information to measure fair value. At December 31, 2009 and 2008, no liabilities were measured at fair value on a nonrecurring basis.

In addition to FASB ASC topic 820, on January 1, 2008 we also adopted FASB ASC topic 825 — "Financial Instruments" ("FASB ASC topic 825") for certain financial assets. We adopted FASB ASC topic 825 for loans held for sale (that prior to January 1, 2008 were recorded at the lower of cost or market) to correspond to the accounting for the related commitments to sell these loans. We also adopted FASB ASC topic 825 for certain preferred stock investments and utilize a quoted market price (Level 1) or significant other observable inputs (Level 2).

See Note 22 to the consolidated financial statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated mortgage loan servicing rights, derivative financial instruments, vehicle service contract counterparty contingencies, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We are required to assess our investment securities for "other than temporary impairment" on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment has been at the forefront of discussions within the accounting profession during 2008 and 2009 because of the dislocation of the credit markets that has occurred. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — "Amendments to the Impairment Guidance of EITF Issue No. 99-20.") This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard strikes the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording other than temporary impairment charges of $0.1 million, $0.2 million, and $1.0 million in 2009, 2008, and 2007, respectively, in our consolidated statements of operations. Further, we did elect (effective January 1, 2008) fair value accounting pursuant to FASB ASC topic 825 for certain of our preferred stock investments. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage securities consider: TBA prices, monthly payment information and collateral performance. As of December 31, 2009, the pricing service did not provide fair values for securities with a fair value of $36.5 million. Management estimated the fair value of these securities using similar techniques including: observed prices, benchmark yields, dealer bids and TBA pricing. These estimates are subject to change and the resulting level 3 valued securities may be volatile as a result. At December 31, 2009 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $6.9 million (compared to $16.3 million at December 31, 2008). This amount is included in the accumulated other comprehensive loss section of shareholders' equity.

Our methodology for determining the allowance and related provision for loan losses is described above in "Portfolio Loans and asset quality." In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in 2009.

At December 31, 2009 we had approximately $15.3 million of mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded a decrease in the valuation allowance on capitalized mortgage loan servicing rights of $2.3 million in 2009 (compared to an increase in such valuation allowance of $4.3 million in 2008). Nearly all of our mortgage loans serviced for others at December 31, 2009 are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our bank were to fall below "well capitalized" (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our financial condition and results of operations.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell mortgage loans. Under FASB ASC topic 815 "Derivatives and Hedging" the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2009 we had approximately $160.0 million in notional amount of derivative financial instruments that qualified for hedge accounting under this standard. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings (we currently do not have any fair value hedges). The fair value of derivative financial instruments qualifying for hedge accounting was a negative $2.3 million at December 31, 2009.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco's "counterparties") that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as finance receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the "counterparties"). Mepco does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses, included in non-interest expenses, for estimated defaults by these counterparties in their recourse obligations to Mepco. These losses (which totaled $31.2 million, $1.0 million, and zero, in 2009, 2008, and 2007, respectively) are titled "vehicle service contract counterparty contingencies" in our consolidated statements of operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2009 we had gross deferred tax assets of $67.3 million, gross deferred tax liabilities of $6.5 million and a valuation allowance of $60.2 million ($24.0 million of such valuation allowance was established in 2009 and $36.2 million of which was established in 2008) resulting in a net deferred tax asset of $0.7 million. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings. We are required to assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard. In accordance with this standard, we reviewed our deferred tax assets and determined that based upon a number of factors including our declining operating performance since 2005 and our net loss in 2009 and 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders' equity and in 2009 we recorded an additional $24.0 million valuation allowance (which is net of a $4.1 million allocation of deferred taxes on the accumulated other comprehensive loss component of shareholders' equity). We had recorded no valuation allowance on our net deferred tax asset in prior years because we believed that the tax benefits associated with this asset would more likely than not, be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

At December 31, 2009 we had no remaining goodwill. We test our goodwill for impairment utilizing the methodology and guidelines established in this standard. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. As described above in "Non-interest expense" and in "Business segments", Mepco recorded a loss in the fourth quarter of 2009. Further, Mepco's largest business counterparty, who accounted for nearly one-half of Mepco's payment plan business, defaulted in its obligations to Mepco and this counterparty filed bankruptcy on March 1, 2010. These factors adversely impacted the level of Mepco's expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco's assets, liabilities and identifiable intangibles), we concluded that goodwill was now impaired, resulting in this $16.7 million charge. During 2008, we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008, we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter of 2008, resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge.

BUSINESS

Independent Bank Corporation was incorporated under the laws of the State of Michigan on September 17, 1973, for the purpose of becoming a bank holding company. We are registered under the Bank Holding Company Act of 1956, as amended, and own the outstanding stock of Independent Bank which is organized under the laws of the State of Michigan. During 2007, we consolidated our existing four bank charters into one.

Aside from the stock of our bank, we have no other substantial assets. We conduct no business except for the collection of dividends from our bank and the payment of dividends to our shareholders. Certain employee retirement plans (including employee stock ownership and deferred compensation plans) as well as health and other insurance programs have been established by us. The costs of these plans are borne by our bank and its subsidiaries.

We have no material patents, trademarks, licenses or franchises except the corporate franchise of our bank which permits it to engage in commercial banking pursuant to Michigan law.

Our bank's main office location is Ionia, Michigan and it had total loans (excluding loans held for sale) and total deposits of $2.299 billion and $2.566 billion, respectively, at December 31, 2009.

Our bank transacts business in the single industry of commercial banking. Most of our bank's offices provide full-service lobby and drive-thru services in the communities which they serve. Automatic teller machines are also provided at most locations.

Our bank's activities cover all phases of banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending and safe deposit box services. Our bank's mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary. Mepco Finance Corporation, a subsidiary of our bank, acquires (on a full recourse basis) and services payment plans used by consumers to purchase vehicle service contracts and similar products provided and administered by third parties. In addition, our bank offers title insurance services through a separate subsidiary and provides investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our bank does not offer trust services. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branch network. Our bank serves its markets through its main office and a total of 105 branches, 4 drive-thru facilities and 5 loan production offices.  The ongoing economic stress in Michigan has adversely impacted many of our markets, which is manifested in higher levels of loan defaults and lower demand for credit.

Our bank competes with other commercial banks, savings banks, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than we do and offer certain services that we do not currently provide. Such competitors may also have greater lending limits than our bank. In addition, non-bank competitors are generally not subject to the extensive regulations applicable to us.

Price (the interest charged on loans and/or paid on deposits) remains a principal means of competition within the financial services industry. Our bank also competes on the basis of service and convenience in providing financial services.

The principal sources of revenue, on a consolidated basis, are interest and fees on loans, other interest income and non-interest income. The sources of revenue for the three most recent years are as follows:

	2009	2008	2007
Interest and fees on loans	71.8%	80.0%	74.8%
Other interest income	4.5	7.3	7.7
Non-interest income	23.7	12.7	17.5

	100.0%	100.0%	100.0%

As of December 31, 2009, we had 1,034 full-time employees and 297 part-time employees.

Supervision and Regulation

The following is a summary of certain statutes and regulations affecting us. A change in applicable laws or regulations may have a material effect on us and our bank.

General

Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, our growth and earnings performance can be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), the Michigan Office of Financial and Insurance Regulation (the "Michigan OFIR"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies and any changes thereto can be significant and cannot be predicted.

Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to us establishes a comprehensive framework for our operations and is intended primarily for the protection of the FDIC's deposit insurance funds, our depositors, and the public, rather than our shareholders.

Federal law and regulations establish supervisory standards applicable to the lending activities of our bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Regulatory Developments

Emergency Economic Stabilization Act of 2008.  On October 3, 2008, Congress enacted the Emergency Economic Stabilization Act of 2008 ("EESA"). EESA enables the federal government, under terms and conditions developed by the Secretary of the United States Department of the Treasury (the "Treasury"), to insure troubled assets, including mortgage-backed securities, and collect premiums from participating financial institutions. EESA includes, among other provisions: (a) the $700 billion Troubled Assets Relief Program ("TARP"), under which the Secretary of the Treasury is authorized to purchase, insure, hold, and sell a wide variety of financial instruments, particularly those that are based on or related to residential or commercial mortgages originated or issued on or before March 14, 2008; and (b) an increase in the amount of deposit insurance provided by the FDIC. Both of these specific provisions are discussed in the below sections.

Troubled Assets Relief Program (TARP). Under TARP, the Treasury authorized a voluntary capital purchase program ("CPP") to purchase senior preferred shares of qualifying financial institutions that elected to participate. Participating companies must adopt certain standards for executive compensation, including (a) prohibiting "golden parachute" payments as defined in EESA to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; and (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution. The terms of the CPP also limit certain uses of capital by the issuer, including repurchases of company stock and increases in dividends.

On December 12, 2008, we participated in the CPP and issued $72 million in capital to the Treasury in the form of non-voting cumulative preferred stock that pays cash dividends at the rate of 5% per annum for the first five years, and then pays cash dividends at the rate of 9% per annum thereafter. In addition, the Treasury received a warrant to purchase 3,461,538 shares of our common stock at a price of $3.12 per share. Of the total proceeds, $68.4 million was initially allocated to the preferred stock and $3.6 million was allocated to the warrant (included in capital surplus) based on the relative fair value of each. The exercise price for the warrant was determined based on the average of closing prices of our common stock during the 20-trading day period ended November 20, 2008, the last trading day prior to the date the Treasury approved our participation in the CPP. The warrant is exercisable, in whole or in part, over a term of 10 years.

The securities purchase agreement, dated December 12, 2008, pursuant to which the securities issued to the Treasury under the CPP were sold, limits the payment of dividends on our common stock; limits our ability to repurchase shares of common stock (with certain exceptions); grants the holders of the preferred stock, the warrant and our common stock to be issued under the warrant certain registration rights; and subjects us to the executive compensation limitations included in the EESA.  Beginning in December 2009, we suspended quarterly dividends on the preferred  stock issued to the Treasury in order to preserve capital.  As a result of this suspension of dividends, we are currently prohibited from paying any dividends on our common stock until all accrued and unpaid dividends have been paid on the preferred stock issued to the Treasury.  Even after all such accrued dividends have been paid, the securities purchase agreement we entered into with the Treasury prohibits us from paying more than a $0.01 per share quarterly dividend without the prior approval of the Treasury until the earlier of December 12, 2011, the date we redeem all of such preferred stock from the Treasury, or the date the Treasury transfers all such preferred stock to a transferee that is not affiliated with the Treasury.

Federal Deposit Insurance Coverage.  The EESA temporarily raised the limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and on May 20, 2009, this temporary increase in the insurance limit was extended until December 31, 2013. Separate from the EESA, in October 2008, the FDIC also announced the Temporary Liquidity Guarantee Program. Under one component of this program, the FDIC temporarily provides unlimited coverage for noninterest bearing transaction deposit accounts through June 30, 2010.

Financial Stability Plan.  On February 10, 2009, the Treasury announced the Financial Stability Plan ("FSP"), which is a comprehensive set of measures intended to shore up the U.S. financial system and earmarks the balance of the unused funds originally authorized under the EESA. The major elements of the FSP include: (i) a capital assistance program that will invest in convertible preferred stock of certain qualifying institutions, (ii) a consumer and business lending initiative to fund new consumer loans, small business loans and commercial mortgage asset-backed securities issuances, (iii) a new public-private investment fund that will leverage public and private capital with public financing to purchase up to $500 billion to $1 trillion of legacy "toxic assets" from financial institutions, and (iv) assistance for homeowners by providing up to $75 billion to reduce mortgage payments and interest rates and establishing loan modification guidelines for government and private programs.

Financial institutions receiving assistance under the FSP going forward will be subject to higher transparency and accountability standards, including restrictions on dividends, acquisitions and executive compensation and additional disclosure requirements. We cannot predict at this time the effect that the FSP may have on us or our business, financial condition or results of operations.

American Recovery and Reinvestment Act of 2009.  On February 17, 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 ("ARRA"). In enacting the ARRA, Congress intended to provide a stimulus to the U.S. economy in light of the significant economic downturn. The ARRA includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and numerous domestic spending efforts in education, healthcare and infrastructure. The ARRA also includes numerous non-economic recovery related items, including a limitation on executive compensation in federally-aided financial institutions, including banks that have received or will receive assistance under TARP.

Under the ARRA, a financial institution will be subject to the following restrictions and standards throughout the period in which any obligation arising from financial assistance provided under TARP remains outstanding:

•      Limits on compensation incentives for risk-taking by senior executive officers;

•      Requirement of recovery of any compensation paid based on inaccurate financial information;

•      Prohibition on "golden parachute payments" as defined in the ARRA;

•      Prohibition on compensation plans that would encourage manipulation of reported earnings to enhance the compensation of employees;

•      Establishment of board compensation committees by publicly-registered TARP recipients comprised entirely of independent directors, for the purpose of reviewing employee compensation plans;

•      Prohibition on bonuses, retention awards, and incentive compensation, except for payments of long-term restricted stock; and

•      Limitation on luxury expenditures.

In addition, TARP recipients will be required to permit a separate shareholder vote to approve the compensation of executives. The chief executive officer and chief financial officer of each TARP recipient will be required to provide a written certification of compliance with these standards to the SEC.

The foregoing is a summary of requirements to be included in standards to be established by the Secretary of the Treasury.

Homeowner Affordability and Stability Plan.  On February 18, 2009, President Obama announced the Homeowner Affordability and Stability Plan ("HASP"). The HASP is intended to support a recovery in the housing market and ensure that workers can continue to pay off their mortgages through the following elements:

•      Access to low-cost refinancing for responsible homeowners suffering from falling home prices;

•      A $75 billion homeowner stability initiative to prevent foreclosure and help responsible families stay in their homes; and

•      Support low mortgage rates by strengthening confidence in Fannie Mae and Freddie Mac.

In addition, the U.S. Government, the Federal Reserve, the Treasury, the FDIC and other governmental and regulatory bodies have taken, or may be considering taking, other actions to address the financial crisis.  There can be no assurance, however, as to the actual impact of these actions on the financial markets and their potential impact on our business.

Independent Bank Corporation

General

We are a bank holding company and, as such, are registered with, and subject to regulation by, the Federal Reserve under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, we are subject to periodic examination by the Federal Reserve, and are required to file periodic reports of operations and such additional information as the Federal Reserve may require.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support the subsidiary banks in circumstances where the bank holding company might not do so absent such policy.

In addition, if the Michigan OFIR deems a bank's capital to be impaired, the Michigan OFIR may require a bank to restore its capital by special assessment upon a bank holding company, as the bank's sole shareholder. If the bank holding company failed to pay such assessment, the directors of that bank would be required, under Michigan law, to sell the shares of bank stock owned by the bank holding company to the highest bidder at either public or private auction and use the proceeds of the sale to restore the bank's capital.

Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Investments and Activities

In general, any direct or indirect acquisition by a bank holding company of any voting shares of any bank which would result in the bank holding company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the bank holding company with another bank holding company, will require the prior written approval of the Federal Reserve under the BHCA. In acting on such applications, the Federal Reserve must consider various statutory factors including the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

In addition and subject to certain exceptions, the Change in the Bank Control Act ("Control Act") and regulations promulgated thereunder by the Federal Reserve, require any person acting directly or indirectly, or through or in concert with one or more persons, to give the Federal Reserve 60 days' written notice before acquiring control of a bank holding company. Transactions which are presumed to constitute the acquisition of control include the acquisition of any voting securities of a bank holding company having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 10% or more of any class of voting securities of the institution. The acquisition may not be consummated subsequent to such notice if the Federal Reserve issues a notice within 60 days, or within certain extensions of such period, disapproving the acquisition.

The merger or consolidation of an existing bank subsidiary of a bank holding company with another bank, or the acquisition by such a subsidiary of the assets of another bank, or the assumption of the deposit and other liabilities by such a subsidiary requires the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve under the BHCA and/or OFIR under Michigan banking laws, may be required.

With certain limited exceptions, the BHCA prohibits any bank holding company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto. Under current Federal Reserve regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. Well-capitalized and well-managed bank holding companies may, however, engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve, provided that written notice of the new activity is given to the Federal Reserve within 10 business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

Eligible bank holding companies that elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance activities and any other activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Bank Holding Company Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank or financial holding companies.  As of the date of this filing, we have not applied for approval to operate as a financial holding company and have no current intention of doing so.

Capital Requirements

The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders' equity) to total assets of 3% for the most highly rated companies with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations.

Included in our Tier 1 capital is $41.9 million of trust preferred securities (classified on our balance sheet as "Subordinated debentures"). The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities and certain other capital elements is limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions.

The Federal bank regulatory agencies are required biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities.

Dividends

Most of our revenues are received in the form of dividends paid by our bank. Thus, our ability to pay dividends to our shareholders is indirectly limited by statutory restrictions on the ability of our bank to pay dividends, as discussed below. Further, in a policy statement, the Federal Reserve has expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve to restrict the amount of dividends that an insured bank can pay which fails to meet specified capital levels.

In addition to the restrictions on dividends imposed by the Federal Reserve, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution, a corporation can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution.

Finally, dividends on our common stock must be paid in accordance with the terms and restrictions of the CPP. Prior to December 12, 2011, unless we have redeemed all of the preferred stock issued to Treasury or unless the Treasury has transferred all the preferred stock to a third party, the consent of the Treasury will be required for us to declare or pay any dividend or make any distribution on common stock other than (i) regular quarterly cash dividends of not more than $0.01 per share, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (ii) dividends payable solely in shares of our common stock, and (iii) dividends or distributions of rights or junior stock in connection with any shareholders' rights plan.

Notwithstanding the foregoing, because we have suspended all dividends on the shares of preferred stock issued to the Treasury and all quarterly payments on our outstanding trust preferred securities, we are currently prohibited from paying any cash dividends on our common stock.  In addition, in December of 2009, our Board of Directors adopted resolutions that prohibit us from paying any dividends on our common stock without, in each case, the prior written approval of the FRB and the Michigan OFIR.  See "Recent Developments" above and "Dividend Policy" below for more information.

Federal Securities Regulation

Our common stock is registered with the Securities and Exchange Commission ('SEC') under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are therefore subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act. The Sarbanes-Oxley Act of 2002 provides for numerous changes to the reporting, accounting, corporate governance and business practices of companies as well as financial and other professionals who have involvement with the U.S. public markets.

Our Bank

General

Our bank is a Michigan banking corporation, is a member of the Federal Reserve System and its deposit accounts are insured by the Deposit Insurance Fund ("DIF") of the FDIC. As a member of the Federal Reserve System, and a Michigan chartered bank, our bank is subject to the examination, supervision, reporting and enforcement requirements of the Federal Reserve Board as its primary federal regulator, and Michigan OFIR, as the chartering authority for Michigan banks. These agencies and the federal and state laws applicable to our bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

Deposit Insurance

As an FDIC-insured institution, our bank is required to pay deposit insurance premium assessments to the FDIC. Under the FDIC's risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations.

The FDIC is required to establish assessment rates for insured depository institutions at levels that will maintain the DIF at a Designated Reserve Ratio (DRR) selected by the FDIC within a range of 1.15% to 1.50%. The FDIC is allowed to manage the pace at which the reserve ratio varies within this range. The DRR is currently established at 1.25%.

Under the FDIC's prevailing rate schedule, assessments are made and adjusted based on risk.  Premiums are assessed and collected quarterly by the FDIC.  Beginning as of the second quarter of 2009, banks in the lowest risk category paid an initial base rate ranging from 12 to 16 basis points  (calculated as an annual rate against the bank's deposit base) for insurance premiums, with certain potential adjustments based on certain risk factors affecting the bank. That base rate is subject to increase to 45 basis points for banks that pose significant supervisory concerns, with certain potential adjustments based on certain risk factors affecting the bank.  FDIC insurance assessments could continue to increase in the future due to continued depletion of the DIF.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009.  This special assessment (which totaled $1.4 million for our bank) was paid on September 30, 2009.  The FDIC may impose additional special assessments under certain circumstances.

During the fourth quarter of 2009 we prepaid estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $22.0 million at December 31, 2009 and will be expensed over the assessment period (through the fourth quarter of 2012). The actual expense over the assessment periods may be different from this prepaid amount due to various factors including variances in actual deposit balances and assessment rates used during each assessment period.

In addition, in 2008, the bank elected to participate in the FDIC's Transaction Account Guarantee Program (TAGP). Under the TAGP, funds in non-interest bearing transaction accounts, in interest-bearing transaction accounts with an interest rate of 0.50% or less, and in Interest on Lawyers Trust Accounts (IOLTA) will have a temporary (until June 30, 2010) unlimited guarantee from the FDIC. The coverage under the TAGP is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules which insure accounts up to $250,000. Participation in the TAGP requires the payment of additional insurance premiums to the FDIC.

FICO Assessments

Our bank, as a member of the DIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund which was created to insure the deposits of thrift institutions and was merged with the Bank Insurance Fund into the newly formed DIF in 2006. From now until the maturity of the outstanding FICO obligations in 2019, DIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be approximately 0.011% of deposits.

Michigan OFIR Assessments

Michigan banks are required to pay supervisory fees to the Michigan OFIR to fund their operations. The amount of supervisory fees paid by a bank is based upon the bank's total assets.

Capital Requirements

The Federal Reserve has established the following minimum capital standards for state-chartered, FDIC-insured member banks, such as our bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, Federal Reserve regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

	Total	Tier 1
	Risk-Based	Risk-Based
	Capital Ratio	Capital Ratio	Leverage Ratio
Well capitalized	10% or above	6% or above	5% or above
Adequately capitalized	8% or above	4% or above	4% or above
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%
Critically undercapitalized	––	––	A ratio of tangible equity to total assets of 2% or less

At December 31, 2009, our bank's ratios exceeded minimum requirements for the well-capitalized category.

In conjunction with its discussions with federal and state regulators, the Board of Directors of our Bank adopted resolutions in December of 2009 requiring our bank to achieve minimum capital ratios that are higher than the minimum requirements described in the Federal Reserve's capital guidelines.  See "The Exchange Offers - Purpose of the Exchange Offers" below for more information.  Our bank currently does not meet these higher capital ratios.

Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

Dividends

Under Michigan law, banks are restricted as to the maximum amount of dividends they may pay on their common stock. Our bank may not pay dividends except out of its net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend.

As a member of the Federal Reserve System, our bank is required to obtain the prior approval of the Federal Reserve Board for the declaration or payment of a dividend if the total of all dividends declared in any year will exceed the total of (a) the bank's retained net income (as defined by federal regulation) for that year, plus (b) the bank's retained net income for the preceding two years. Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. In addition, the Federal Reserve may prohibit the payment of dividends by a bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice or if the bank is in default of payment of any assessment due to the FDIC.

In addition to these restrictions, in December of 2009, the Board of Directors of our bank adopted resolutions that prohibit our bank from paying any dividends to our holding company without the prior written approval of the FRB and the Michigan OFIR.  See "Recent Developments" above for more information.

Insider Transactions

Our bank is subject to certain restrictions imposed by the Federal Reserve Act on "covered transactions" with us or our subsidiaries, which include investments in our stock or other securities issued by us or our subsidiaries, the acceptance of our stock or other securities issued by us or our subsidiaries as collateral for loans and extensions of credit to us or our subsidiaries. Certain limitations and reporting requirements are also placed on extensions of credit by our bank to its directors and officers, to our directors and officers and those of our subsidiaries, to our principal shareholders, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming one of our directors or officers or a principal shareholder may obtain credit from banks with which our bank maintains a correspondent relationship.

Safety and Soundness Standards

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the FDIC adopted guidelines to establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

Investment and Other Activities

Under federal law and regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as a principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the bank's primary federal regulator determines the activity would not pose a significant risk to the DIF. Impermissible investments and activities must be otherwise divested or discontinued within certain time frames set by the bank's primary federal regulator in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of our bank.

Consumer Banking

Our bank's business includes making a variety of types of loans to individuals. In making these loans, our Bank is subject to state usury and regulatory laws and to various federal statutes, including the privacy of consumer financial information provisions of the Gramm Leach-Bliley Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, and the regulations promulgated under these statutes, which (among other things) prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of our bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, our bank is subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon our Bank and its directors and officers.

Branching Authority

Michigan banks, such as our bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals. Banks may establish interstate branch networks through acquisitions of other banks. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed only if specifically authorized by state law.

Michigan permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Michigan OFIR (1) acquisition of Michigan banks by FDIC-insured banks or savings banks located in other states, (2) sale by a Michigan bank of branches to an FDIC-insured bank or savings bank located in a state in which a Michigan bank could purchase branches of the purchasing entity, (3) consolidation of Michigan banks and FDIC-insured banks or savings banks located in other states having laws permitting such consolidation, (4) establishment of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting a Michigan bank to establish a branch in such jurisdiction, and (5) establishment by foreign banks of branches located in Michigan.

Mepco Finance Corporation

Our subsidiary, Mepco Finance Corporation, is engaged in the business of acquiring (on a full recourse basis) and servicing payment plans used by consumers throughout the United States who have purchased a vehicle service contract and choose to make monthly payments for their coverage. In the typical transaction, no interest or other finance charge is charged to these consumers. As a result, Mepco is generally not subject to regulation under consumer lending laws. However, Mepco is subject to various federal and state laws designed to protect consumers, including laws against unfair and deceptive trade practices and laws regulating Mepco's payment processing activities, such as the Electronic Funds Transfer Act.

Mepco purchases these payment plans, on a full recourse basis, from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as finance receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses, included in non-interest expenses, for estimated defaults by these counterparties in their recourse obligations to Mepco.

Properties

We and our bank operate a total of 120 facilities in Michigan and 1 facility in Chicago, Illinois. The individual properties are not materially significant to us or our Bank's business or to the consolidated financial statements.

With the exception of the potential remodeling of certain facilities to provide for the efficient use of work space or to maintain an appropriate appearance, each property is considered reasonably adequate for current and anticipated needs.

Legal Proceedings

Due to the nature of our business, we are often subject to numerous legal actions. These legal actions, whether pending or threatened, arise through the normal course of business and are not considered unusual or material.

Statistical Disclosures

I.     DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2009			2008			2007
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS (1)
Taxable loans	$2,461,896	$177,557	7.21%	$2,558,621	$186,259	7.28%	$2,531,737	$201,924	7.98%
Tax-exempt loans (2)	8,672	601	6.93	10,747	751	6.99	9,568	672	7.02
Taxable securities	111,558	6,333	5.68	144,265	8,467	5.87	179,878	9,635	5.36
Tax-exempt securities (2)	85,954	5,709	6.64	162,144	11,534	7.11	225,676	15,773	6.99
Cash — interest bearing	72,606	174	0.24
Other investments	28,304	932	3.29	31,425	1,284	4.09	26,017	1,338	5.14

Interest earning assets — continuing operations	2,768,990	191,306	6.91	2,907,202	208,295	7.16	2,972,876	229,342	7.71

Cash and due from banks	55,451			53,873			57,174
Taxable loans — discontinued operations							8,542
Other assets, net	157,762			227,969			218,553

Total assets	$2,982,203			$3,189,044			$3,257,145

LIABILITIES
Savings and NOW	$992,529	5,751	0.58	$968,180	10,262	1.06	$971,807	18,768	1.93
Time deposits	1,019,624	29,654	2.91	917,403	36,435	3.97	1,439,177	70,292	4.88
Long-term debt				247	12	4.86	2,240	104	4.64
Other borrowings	394,975	15,128	3.83	682,884	26,878	3.94	205,811	13,499	6.56

Interest bearing liabilities — continuing operations	2,407,128	50,533	2.10	2,568,714	73,587	2.86	2,619,035	102,663	3.92

Demand deposits	321,802			301,117			300,886
Time deposits — discontinued operations							6,166
Other liabilities	80,281			79,929			79,750
Shareholders' equity	172,992			239,284			251,308

Total liabilities and shareholders' equity	$2,982,203			$3,189,044			$3,257,145

Net interest income		$140,773			$134,708			$126,679

Net interest income as a percent of average interest earning assets			5.08%			4.63%			4.26%

(1)	All domestic, except for $5.1 million of finance receivables in 2009 included in taxable loans from customers domiciled in Canada.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1, 2)
Taxable loans	$(6,989)	$(1,713)	$(8,702)	$2,124	$(17,789)	$(15,665)
Tax-exempt loans (3)	(144)	(6)	(150)	82	(3)	79
Taxable securities	(1,865)	(269)	(2,134)	(2,031)	863	(1,168)
Tax-exempt securities (3)	(5,105)	(720)	(5,825)	(4,515)	276	(4,239)
Cash — interest bearing	174	0	174
Other investments	(119)	(233)	(352)	249	(303)	(54)

Total interest income	(14,048)	(2,941)	(16,989)	(4,091)	(16,956)	(21,047)

Increase (decrease) in interest expense (1)
Savings and NOW	252	(4,763)	(4,511)	(70)	(8,436)	(8,506)
Time deposits	3,740	(10,521)	(6,781)	(22,342)	(11,515)	(33,857)
Long-term debt	(12)	0	(12)	(97)	5	(92)
Other borrowings	(11,046)	(704)	(11,750)	20,619	(7,240)	13,379

Total interest expense	(7,066)	(15,988)	(23,054)	(1,890)	(27,186)	(29,076)

Net interest income	$(6,982)	$13,047	$6,065	$(2,201)	$10,230	$8,029

(1)

The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic, except for $0.5 million of interest income in 2009 on finance receivables included in taxable loans from customers domiciled in Canada.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2009	2008	2007

As a percent of average interest earning assets
Loans (1)	89.2%	88.4%	85.5%
Other interest earning assets	10.8	11.6	14.5

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	35.8%	33.3%	32.7%
Time deposits	14.1	23.9	21.9
Brokered CDs	22.7	7.7	26.5
Other borrowings and long-term debt	14.3	23.5	7.0

Average interest bearing liabilities	86.9%	88.4%	88.1%

Earning asset ratio	92.9%	91.2%	91.3%
Free-funds ratio	13.1	11.6	11.9

(1)	All domestic, except for 0.2% of finance receivables in 2009 from customers domiciled in Canada.

II.   INVESTMENT PORTFOLIO

 (A) The following table sets forth the book value of securities at December 31:

	2009	2008	2007
	(in thousands)
Trading — Preferred stock	$54	$1,929

Available for sale
States and political subdivisions	$67,132	$105,553	$208,132
U.S. agency mortgage-backed	47,522	48,029	59,004
Private label mortgage-backed	30,975	36,887	50,475
Other asset-backed	5,505	7,421	10,400
Trust preferred	13,017	12,706	9,985
Preferred stock		4,816	24,198
Other			2,000

Total	$164,151	$215,412	$364,194

II.    INVESTMENT PORTFOLIO (Continued)

 (B) The following table sets forth contractual maturities of securities at December 31, 2009 and the weighted average yield of such securities:

			Maturing		Maturing
	Maturing		After One		After Five		Maturing
	Within		But Within		But Within		After
	One Year		Five Years		Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Trading — Preferred stock							$54	0.00%

Tax equivalent adjustment for calculations of yield							$0

Available for sale
States and political subdivisions	$2,741	7.16%	$13,320	7.48%	$25,478	6.26%	$25,593	6.37%
U.S. agency mortgage-backed	836	4.60	26,742	4.19	11,176	6.48	8,768	4.62
Private label mortgage-backed	565	4.83	24,094	4.83	6,316	5.08
Other asset-backed			5,505	6.97
Trust preferred							13,017	7.66

Total	$4,142	6.33%	$69,661	5.26%	$42,970	6.14%	$47,378	6.40%

Tax equivalent adjustment for calculations of yield	$69		$348		$558		$571

The rates set forth in the tables above for obligations of state and political subdivisions and preferred stock have been restated on a tax equivalent basis assuming a marginal tax rate of 35%.  The amount of the adjustment is as follows:

			Rate on Tax
	Tax-Exempt		Equivalent
	Rate	Adjustment	Basis
Trading — After 10 years	0.00%	0.00%	0.00%

Available for sale
Under 1 year	4.66%	2.50%	7.16%
1-5 years	4.86	2.62	7.48
5-10 years	4.07	2.19	6.26
After 10 years	4.14	2.23	6.37

III.   LOAN PORTFOLIO

(A)  The following table sets forth total loans outstanding at December 31:

	2009	2008	2007	2006	2005
	(in thousands)
Loans held for sale	$34,234	$27,603	$33,960	$31,846	$28,569
Real estate mortgage	749,298	839,496	873,945	865,522	852,742
Commercial	840,367	976,391	1,066,276	1,083,921	1,030,095
Installment	303,366	356,806	368,478	350,273	304,053
Finance receivables	406,341	286,836	209,631	160,171	178,286

Total Loans	$2,333,606	$2,487,132	$2,552,290	$2,491,733	$2,393,745

The loan portfolio is periodically and systematically reviewed, and the results of these reviews are reported to the Board of Directors of our Bank. The purpose of these reviews is to assist in assuring proper loan documentation, to facilitate compliance with consumer protection laws and regulations, to provide for the early identification of potential problem loans (which enhances collection prospects) and to evaluate the adequacy of the allowance for loan losses.

        (B)  The following table sets forth scheduled loan repayments (excluding 1-4 family residential mortgages and installment loans) at December 31, 2009:

		Due
	Due	After One	Due
	Within	But Within	After
	One Year	Five Years	Five Years	Total
	(in thousands)
Real estate mortgage	$39,153	$18,145	$6,068	$63,366
Commercial	393,732	386,879	59,756	840,367
Finance receivables	119,119	287,222		406,341

Total	$552,004	$692,246	$65,824	$1,310,074

The following table sets forth loans due after one year which have predetermined (fixed) interest rates and/or adjustable (variable) interest rates at December 31, 2009:

	Fixed	Variable
	Rate	Rate	Total
	(in thousands)
Due after one but within five years	$674,252	$17,994	$692,246
Due after five years	60,089	5,735	65,824

Total	$734,341	$23,729	$758,070

III.        LOAN PORTFOLIO (Continued)

(C) The following table sets forth loans on non-accrual, loans ninety days or more past due and troubled debt restructured loans at December 31:

	2009	2008	2007	2006	2005
	(in thousands)
(a) Loans accounted for on a non-accrual basis (1, 2)	$105,965	$122,639	$72,682	$35,683	$11,546

(b) Aggregate amount of loans ninety days or more past due (excludes loans in (a) above)	3,940	2,626	4,394	3,479	4,862

(c) Loans not included above which are "troubled debt restructurings" as defined by accounting guidance	71,961	9,160	173	60	84

Total	$181,866	$134,425	$77,249	$39,222	$16,492

(1)

The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. Non-accrual loans may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.

(2)

Interest in the amount of $11,201,000 would have been earned in 2009 had loans in categories (a) and (c) remained at their original terms; however, only $3,817,000 was included in interest income for the year with respect to these loans.

     Other loans of concern identified by the loan review department which are not included as non-performing totaled approximately $24,264,000 at December 31, 2009. These loans involve circumstances which have caused management to place increased scrutiny on the credits and may, in some instances, represent an increased risk of loss.

     At December 31, 2009, there was no concentration of loans exceeding 10% of total loans which is not already disclosed as a category of loans in this section "Loan Portfolio" (Item III(A)).

     There were no other interest-bearing assets at December 31, 2009, that would be required to be disclosed above (Item III(C)), if such assets were loans.

     Total loans include $1.7 million of finance receivables from customers domiciled in Canada. There were no other foreign loans outstanding at December 31, 2009.

IV.     SUMMARY OF LOAN LOSS EXPERIENCE

     (A) The following table sets forth loan balances and summarizes the changes in the allowance for loan losses for each of the years ended December 31:

	2009	2008	2007
	(dollars in thousands)
Total loans outstanding at the end of the year (net of unearned fees)	$2,333,606	$2,487,132	$2,552,290

Average total loans outstanding for the year (net of unearned fees)	$2,470,568	$2,569,368	$2,541,305

		Unfunded		Unfunded		Unfunded
	Loan	Commit-	Loan	Commit-	Loan	Commit-
	Losses	ments	Losses	ments	Losses	ments
Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

Loans charged-off
Real estate mortgage	22,869		11,942		6,644
Commercial	51,840		43,641		14,236
Installment	7,562		6,364		5,943
Finance receivables	25		49		213

Total loans charged-off	82,296		61,996		27,036

Recoveries of loans previously charged-off
Real estate mortgage	791		318		381
Commercial	731		1,800		328
Installment	1,271		1,340		1,629
Finance receivables	2		31		8

Total recoveries	2,795		3,489		2,346

Net loans charged-off	79,501		58,507		24,690
Additions to allowance charged to operating expense	103,318	(286)	71,113	208	43,105	55

Balance at end of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936

Net loans charged-off as a percent of average loans outstanding (includes loans held for sale) for the year	3.22%		2.28%		.97%

Allowance for loan losses as a percent of loans outstanding (includes loans held for sale) at the end of the year	3.50		2.33		1.77

IV.	SUMMARY OF LOAN LOSS EXPERIENCE (Continued)

	2006	2005
	(dollars in thousands)
Total loans outstanding at the end of the year (net of unearned fees)	$2,491,733	$2,393,745

Average total loans outstanding for the year (net of unearned fees)	$2,472,091	$2,268,846

		Unfunded		Unfunded
	Loan	Commit-	Loan	Commit-
	Losses	ments	Losses	ments
Balance at beginning of year	$22,420	$1,820	$24,162	$1,846

Loans charged-off
Real estate mortgage	2,660		1,611
Commercial	6,214		5,141
Installment	4,913		4,246
Finance receivables	274		94

Total loans charged-off	14,061		11,092

Recoveries of loans previously charged-off
Real estate mortgage	215		97
Commercial	496		226
Installment	1,526		1,195
Finance receivables

Total recoveries	2,237		1,518

Net loans charged-off	11,824		9,574
Additions to allowance charged to operating expense	16,283	61	7,832	(26)

Balance at end of year	$26,879	$1,881	$22,420	$1,820

Net loans charged-off as a percent of average loans outstanding (includes loans held for sale) for the year	.48%		.42%

Allowance for loan losses as a percent of loans outstanding (includes loans held for sale) at the end of the year	1.08		.94

     The allowance for loan losses reflected above is a valuation allowance in its entirety and the only allowance available to absorb probable loan losses.

     Further discussion of the provision and allowance for loan losses (a critical accounting policy) as well as non-performing loans, is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above.

IV.	SUMMARY OF LOAN LOSS EXPERIENCE (Continued)

     (B) We have allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The amount of the allowance that is allocated and the ratio of loans within each category to total loans at December 31 follows:

	2009		2008		2007
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial	$41,259	36.1%	$33,090	39.3%	$27,829	41.8%
Real estate mortgage	18,434	33.5	8,729	34.9	4,657	35.6
Installment	6,404	13.0	4,264	14.3	3,224	14.4
Finance receivables	754	17.4	486	11.5	475	8.2
Unallocated	14,866		11,331		9,109

Total	$81,717	100.0%	$57,900	100.0%	$45,294	100.0%

	2006		2005
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial	$15,010	43.5%	$11,735	43.0%
Real estate mortgage	1,645	36.0	1,156	36.8
Installment	2,469	14.1	2,835	12.7
Finance receivables	292	6.4	293	7.5
Unallocated	7,463		6,401

Total	$26,879	100.0%	$22,420	100.0%

V.	DEPOSITS

     The following table sets forth average deposit balances and the weighted-average rates paid thereon for the years ended December 31:

	2009		2008		2007
	Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(dollars in thousands)
Non-interest bearing demand	$321,802		$301,117		$300,886
Savings and NOW	992,529	0.58%	968,180	1.06%	971,807	1.93%
Time deposits	1,019,624	2.91	917,403	3.97	1,439,177	4.88

Total	$2,333,955	1.52%	$2,186,700	2.14%	$2,711,870	3.28%

     The following table summarizes time deposits in amounts of $100,000 or more by time remaining until maturity at December 31, 2009:

(in thousands)
Three months or less	$25,646
Over three through six months	29,463
Over six months through one year	45,756
Over one year	66,797

Total	$167,662

VI.	RETURN ON EQUITY AND ASSETS

     The ratio of net income (loss) to average shareholders' equity and to average total assets, and certain other ratios, for the years ended December 31 follow:

	2009	2008	2007	2006	2005
Income (loss) from continuing operations as a percent of (1)
Average common equity	(90.72)%	(39.01)%	3.96%	13.06%	18.63%
Average total assets	(3.17)	(2.88)	0.31	0.99	1.42

Net income (loss) as a percent of (1)
Average common equity	(90.72)	(39.01)	4.12	12.82	19.12
Average total assets	(3.17)	(2.88)	0.32	0.97	1.45

Dividends declared per share as a percent of diluted net income per share	NM	NM	186.67	54.55	36.04

Average shareholders' equity as a percent of average total assets	5.80	7.50	7.72	7.60	7.61

(1)	For 2009 and 2008, these amounts are calculated using loss from continuing operations applicable to common stock and net loss applicable to common stock.

NM — Not meaningful.

     Additional performance ratios are set forth in "Selected Financial Data," located on page 30 of this prospectus. Any significant changes in the current trend of the above ratios are reviewed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above.

VII.  SHORT-TERM BORROWINGS

Short-term borrowings are discussed in note 10 to the consolidated financial statements included at page 26 of this prospectus.

MANAGEMENT

Executive Officers and Directors

 Listed below are the executive officers and directors of the Company as of December 31, 2009.

Name (Age)	Position
Jeffrey A. Bratsburg (age 66)	Chairman of the Board of Directors

Michael M. Magee, Jr. (54)	President, Chief Executive Officer and Director

James E. McCarty (age 62)	Director

Donna J. Banks, Ph.D. (age 52)	Director

Robert L. Hetzler (age 64)	Director

Charles C. Van Loan (age 62)	Director

Stephen L. Gulis, Jr. (age 52)	Director

Terry L. Haske (age 61)	Director

Clarke B. Maxson (age 70)	Director

Charles A. Palmer (age 65)	Director

Robert N. Shuster (52)	Executive Vice President and Chief Financial Officer

Stefanie M. Kimball (50)	Executive Vice President and Chief Lending Officer

William B. Kessel (45)	Executive Vice President and Chief Operating Officer

David C. Reglin (50)	Executive Vice President, Retail Banking

Richard E. Butler (58)	Senior Vice President, Operations

Mark L. Collins (52)	Senior Vice President, General Counsel

Peter R. Graves (52)	Senior Vice President, Chief Information Officer

James J. Twarozynski (44)	Senior Vice President, Controller

Mr. Bratsburg is the Chairman of the Board of Directors of Independent Bank Corporation.  Mr. Bratsburg served as President and CEO of Independent Bank West Michigan (one of our former subsidiary banks whose charter was consolidated with the charter of Independent Bank in 2007) from 1985 until his retirement in 1999. He became a Director in 2000.

Mr. Magee is the President and Chief Executive Officer of Independent Bank Corporation. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993 (prior to the consolidation of our four banks into Independent Bank). He became a Director in 2005.

Mr. McCarty is the retired President of McCarty Communications (commercial printing). He became a Director in 2002.

Dr. Banks is a retired Senior Vice President of the Kellogg Company. She became a Director in 2005.

Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a Director in 2000.

Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a Director in 1992.

Mr. Gulis is the retired Executive Vice President and President of Wolverine Worldwide Global Operations Group. He became a Director in 2004.

Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a Director in 1996.

Mr. Maxson served as Chairman, President and CEO of Midwest Guaranty Bancorp, Inc. ("Midwest") from its founding in 1988 until July 2004 when he retired. Midwest was acquired by Independent Bank Corporation in July 2004, at which time Mr. Maxson joined the Board of Directors of Independent Bank East Michigan (which merged into Independent Bank in September 2007). He was appointed as a Director of the Company in September 2007.

Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a Director in 1991.

Mr. Shuster has served as Executive Vice President and the Chief Financial Officer of Independent Bank Corporation since 2001.  Prior to joining Independent Bank Corporation, Mr. Shuster was President and CEO of Independent Bank MSB, which was acquired by Independent Bank Corporation in 1999.

Ms. Kimball, prior to being named Executive Vice President and Chief Lending Officer in 2007, was a Senior Vice President at Comerica Incorporated since 1998.

Mr. Kessel, prior to being named Executive Vice President and Chief Operations Officer in 2007, was President and Chief Executive Officer of Independent Bank since 2004 (prior to the consolidation of our four banks into Independent Bank) and was Senior Vice President since 1996.

Mr. Reglin was named Executive Vice President for Retail Banking in 2007.  Prior to that, Mr. Reglin had served as President and CEO of Independent Bank West Michigan since 1998, which was consolidated with Independent Bank in 2007.

Mr. Butler joined Independent Bank in 1998 as Senior Vice President.  Prior to that time, he served as Vice President of Mortgage Servicing Operations at the former First of America Bank – Michigan, N.A.

Mr. Collins, prior to being named Senior Vice President, General Counsel in 2009, was a Partner with Varnum LLP, a Grand Rapids, Michigan based law firm, where he specialized in commercial law.

Mr. Graves served as Vice President of our Commercial Loan Services Department until 1999, when he was appointed as Senior Vice President.  He was appointed as Chief Information Officer in 2007.

Mr. Twarozynski was appointed Senior Vice President in 2002 and served as Vice President and Controller prior to that time.

Executive Compensation

                Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives' incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing "pay-for-performance" compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities.  Combined, our five Named Executives have served the Company for a total of 84 years.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the compensation committee engaged the services of Mercer Human Resource Consulting ("Mercer") to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. Neither the Company, the Board, nor any committee of the Board retained any compensation consultants during 2009.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP"). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA"). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP.

As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others:

•         Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•         The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•         The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•         The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

•         Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•         The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•         Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2009 and to assist in understanding the information included in the executive compensation tables included below.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•         Base Salary;

•         Annual Cash Incentive; and

•         Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual's performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its update in 2008, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

Each year the compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For 2009, the committee approved management's recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee.  Similarly, for 2010, the base salary levels of our Named Executives were frozen at the 2008 levels.  Accordingly, Mr. Magee's salary of $382,000 has remained unchanged since 2008.

The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remained unchanged from 2008 and were as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000.  These salaries will remain the same for 2010.

 Annual Cash Incentives

Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives.

For 2009, 75 percent of the performance goal was based upon Company performance, while 25 percent was based upon predetermined individual goals. The corporate performance standards for 2009 were based upon the Company's success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors were weighted 25 percent. For 2009, the performance goals for the Company were as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

Following the adoption of the ARRA, discussed above, none of the Named Executives are currently eligible to receive any payments under our annual Management Incentive Compensation Plan. Given the Company's performance during 2009, no bonuses were paid to any of our employees for 2009.  Annually, the committee is to set these performance goals not later than the 60th day of each year.  The performance goals for 2010 have not been established. The awards are paid in full following certification of the Company's financial results for the performance period.

Long-Term Incentive Program

 Following the committee's and Board's review and analysis of the Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO's salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements.   The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company's three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company's TSR is measured against the Nasdaq Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

Equity-Based Incentive Element.   The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. As a general practice, these awards are recommended by the committee, and approved by the Board, at the Board's first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only "in the money" stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

 The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, "Compensation - Stock Compensation" and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

 Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO's base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.  Based upon the restrictions imposed by ARRA, our Named Executives may only receive awards under the Plan in the form of restricted stock, subject to the further limitation that those shares may not vest while the Company is a TARP participant and the value of any award may not exceed one-third of that employee's total annual compensation.  No awards under the Long-Term Incentive Program have been made or authorized for 2010.

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual's employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual's employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a "change in control" is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual's employment is terminated for cause, employment terminates due to an individual's death or disability, or the individual resigns without "good reason." An individual may resign with "good reason" after a change in control and receive his or her severance benefits if an individual's salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual's employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years' salary and bonus and a continuation of benefits' coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive's "base amount" compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Following the adoption of the ARRA, discussed above, none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to "golden parachute payments" for the period during which any obligation arising under TARP remains outstanding.

 Other Benefits

 We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board.  No Company contributions were made to the plan for the year ended December 31, 2009.

 Perquisites

 Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

Summary Compensation Table — 2009

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the "Named Executives").

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Totals

Michael M. Magee President and Chief Executive Officer	2009 2008 2007	$382,000 382,000 350,000	— — —	$ — 349,996 174,995	$ 42,677 — 174,998	$ — — 51,186	$ 26,853 35,904 21,878	$ 451,530 767,900 773,057

Robert N. Shuster Executive Vice President and Chief Financial Officer	2009 2008 2007	230,000 230,000 220,000	— — —	— 109,994 54,994	12,848 — 54,999	— — 39,600	28,959 24,318 21,051	271,807 364,312 390,644

David C. Reglin Executive Vice President - Retail Banking	2009 2008 2007	226,000 226,000 220,000	— — —	— 109,994 54,994	12,624 — 54,999	— — 33,000	24,612 27,415 24,017	263,236 363,409 387,010

Stefanie M. Kimball(4) Executive Vice President - Chief Lending Officer	2009 2008 2007	226,000 226,000 130,769	— — —	— 99,999 49,987	12,624 — 49,997	— — 25,000	14,414 16,558 3,399	253,038 342,557 259,152

William B. Kessel Executive Vice President - Chief Operations Officer	2009 2008 2007	226,000 226,000 215,000	— — —	— 107,499 53,742	12,624 — 53,748	— — 32,500	22,363 27,431 25,494	260,987 360,930 380,484

______________

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)

Amounts set forth in the stock award and option award columns represent the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC topic 718, "Compensation - Stock Compensation." The assumptions used in calculating these amounts are set forth in Note 15,  in the Company's consolidated financial statements for the year ended December 31, 2009, included in this prospectus.

(3)

Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)	Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2009

This table sets forth information on equity awards granted by the Company to the Named Executives during 2009 under our Long-Term Incentive Plan. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan. As noted in the Compensation Discussion and Analysis, our Named Executives are not eligible to participate in our Management Incentive Compensation Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Michael M. Magee	1/30/09	(1)58,333	116,667	233,334					61,655	$1.59	$42,678

Robert N. Shuster	1/30/09	(1)18,333	36,667	73,333					18,561	1.59	12,848

David C. Reglin	1/3009	(1)18,333	36,667	73,333					18,238	1.59	12,624

Stefanie M. Kimball	1/30/09	(1)16,667	33,333	66,667					18,238	1.59	12,624

William B. Kessel	1/30/09	(1)17,917	35,833	71,667					18,238	1.59	12,624

____________

(1)

Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return ("TSR") as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the Nasdaq Bank Index median TSR over the same period.

(2)	Each option has a term of ten years and vests pro rata over three years.

(3)	The exercise price of all stock options equals the market value of the Company's common stock on the grant date.

(4)	Grant date values are computed in accordance with ASC topic 718, "Compensation - Stock Compensation."

As shown in the Summary Compensation Table above, each Named Executive's base salary generally constitutes the majority of his or her respective compensation for 2009, 2008 and 2007. This is due to the fact that no annual bonus was paid in 2008 or 2009 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

 The following table shows the option and restricted stock awards that were outstanding as of December 31, 2009. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan. During 2009, our Named Executives voluntarily surrendered, for no consideration, options providing for the purchase of 335,645 shares of our common stock. Each of these options had an exercise price of $10.00 or greater and an expiration date of greater than one year from the date of surrender.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
		Exercisable	Unexercisable(1)

Michael M. Magee	01/21/01	10,218	—	$9.79	01/21/11
	04/24/07					10,485	$7,549
	01/15/08					45,871	33,027
	01/30/09		61,655	1.59	01/30/19

Robert N. Shuster	04/17/01	4,765	—	9.97	04/17/11
	05/11/04	1,686	—	22.13	04/20/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,561	1.59	01/30/19

David C. Reglin	01/21/01	9,298	—	9.79	01/21/11
	04/17/01	6,047	—	9.97	04/17/11
	05/21/01	3,267	—	11.97	01/18/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,238	1.59	01/30/19

Stefanie M. Kimball	04/24/07					2,995	2,156
	01/15/08					13,106	9,436
	01/30/09		18,238	1.59	01/30/19

William B. Kessel	04/24/07					3,220	2,318
	01/15/08					14,089	10,144
	01/30/09		18,238	1.59	01/30/19

(1)	The options granted on January 30, 2009, vest ratably over the three-year period beginning January 30, 2010.

(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.

(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2009.

Option Exercises and Stock Vested — 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael M. Magee	—	—	—	—
Robert N. Shuster	—	—	—	—
David C. Reglin	—	—	—	—
Stefanie M. Kimball	—	—	—	—
William B. Kessel	—	—	—	—

 None of our Named Executives exercised any options during 2009, nor were any restricted stock awards vested during 2009.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Michael M. Magee			$(14,482)	$ —	$ 7,505
Robert N. Shuster			5,446	(8,512)	52,416
David C. Reglin			—	—	—
Stefanie M. Kimball			—	—	—
William B. Kessel			107	(23,057)	—

___________

Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
Michael M. Magee	$1,302,958	$1,141,078
Robert N. Shuster	810,064	707,834
David C. Reglin	790,798	704,045
Stefanie M. Kimball	794,285	642,490
William B. Kessel	789,688	778,298

  _____________

(1)

The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled "Severance and Change in Control Payments" included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)

The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

As long as the Corporation has any obligation outstanding arising under TARP, none of the potential payments described above can be paid due to the prohibition related to "golden parachute payments" under ARRA, as discussed above.

Director Compensation

During 2009, in response to the prevailing, uncertain economic conditions, the Board reduced by ten percent the annual retainer paid to non-employee directors as well as the annual retainer payable to non-employee directors of our bank subsidiary.  As a result, these amounts were $40,500 and $10,800, respectively for 2009, and will remain the same for 2010.  Half of the combined retainer is paid in cash and the other half is paid under our Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Purchase Plan") described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board's audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2009, 2008 or 2007.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees ("Fees") or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant's termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2009

Name	Fees Earned or Paid in Cash	Option Awards(1)	Totals	Aggregate Stock Options Held as of 12/31/09
Donna J. Banks	$51,300	$—	$51,300	—
Jeffrey A. Bratsburg	51,300	—	51,300	30,993
Stephen L. Gulis, Jr.(2)	71,300	—	71,300	—
Terry L. Haske(3)	59,300	—	59,300	16,455
Robert L. Hetzler(4)	51,800	—	51,800	16,455
Clarke B. Maxson	51,300	—	51,300	—
James E. McCarty(5)	54,300	—	54,300	—
Charles A. Palmer(6)	53,300	—	53,300	16,455
Charles C. Van Loan(4)	59,800	—	59,800	—

Totals	$503,700	$—	$503,700	80,358

___________

(1)

No stock options were awarded to the Board during 2009, 2008, or 2007.  No amounts were recognized as compensation expense in 2009 for financial reporting purposes with respect to stock options granted to directors in accordance with SFAS No. 123R.

(2)	Includes additional retainer for service as chairperson of the audit committee and service on ad hoc special committee of the Board.

(3)	Includes additional retainer for service on ad hoc special committee of the Board.

(4)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2009.

(5)	Includes additional retainer for service as chairperson of the compensation committee.

(6)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee and for service on ad hoc special committee of the Board.

Director Independence

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees are available for review on our website at www.IndependentBank.com under the "Investor Relations" tab.

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an "Independent Director", as such term is defined in Market Place Rule 5605(a)(2) of The NASDAQ Stock Market LLC: Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, Clarke B. Maxson, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the Nasdaq listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. There are no family relationships between or among our directors, nominees or executive officers.

Compensation Committee Interlocks and Insider Participation

Our compensation committee, which met on five occasions in 2009, consists of directors Banks, Gulis, Hetzler, Van Loan, and McCarty (Chairman). Mr. Van Loan previously served as CEO of IBC. None of our directors has interlocking or other relationships with other boards, compensation committees, or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Our compensation committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, the Committee meets to review our CEO's performance against the Company's goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. The Committee also evaluates the CEO and other key executives' payouts against (a) pre-established, measurable performance goals and budgets, (b) generally comparable groups of executives, and (c) external market trends. Following this review, the Committee recommends to the full Board, the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This Committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

 This committee is also responsible to recommend to the full Board, the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company's executive compensation policy and our Board compensation. This is discussed in more detail above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 26, 2010, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Common Stock, no par value	Independent Bank Corporation Employee Stock Ownership Trust ("ESOT") 230 West Main Street Ionia, Michigan 48846	2,236,834	9.31%

The following table sets forth the beneficial ownership of our common stock by our named executives, set forth in the compensation table above, and by all directors and executive officers as a group as of February 26, 2010:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Michael M. Magee	154,441	(2)	. 61
Robert N. Shuster	117,699		. 47
David C. Reglin	98,260		. 39
William B. Kessel	38,260		. 15
Stefanie M. Kimball	26,793		. 11
All executive officers and directors as a group (consisting of 18 persons)	3,218,512	(3)	12.78

(1)

In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,424 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 2,070,440 shares, all of which are held by the ESOT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2009. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectability or present other unfavorable features. Such loans totaled $599,000 at December 31, 2009, equal to 0.5% of shareholders' equity.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

We are making the exchange offers described in this prospectus as part of the more comprehensive Capital Plan recently adopted by our Board of Directors and described below.  The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios established by our Board pursuant to resolutions adopted in December of 2009.

Adoption of Board Resolutions

In December of 2009, the Board of Directors of Independent Bank, our subsidiary bank, adopted resolutions designed to enhance certain aspects of the bank's performance and, most importantly, to improve its capital position.  Our subsidiary bank began to experience rising levels of non-performing loans and higher provisions for loan losses in 2006.  Although the bank remained profitable through the second quarter of 2008, it has incurred six consecutive quarterly losses since then (and anticipates future losses), which have pressured its capital ratios.  In response to these losses, continuing economic stress in Michigan, and elevated levels of non-performing assets, and in conjunction with discussions with the Federal Reserve Bank ("FRB"), as the bank's primary federal regulator, and the Michigan Office of Financial and Insurance Regulation ("OFIR"), as the bank's state regulator, the Board of Directors of the Bank adopted resolutions that require the following:

•         The adoption by the bank of a capital restoration plan designed to achieve a minimum ratio of Tier 1 capital to average assets of 8% and a minimum ratio of total risk based capital to risk weighted assets of 11%, and a regular periodic review and evaluation of such capital plan by the Board of the bank thereafter;

•         The enhancement of the bank's documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•         The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•         Additional reporting to the Board regarding initiatives and plans pursued by management to improve the bank's risk management practices;

•         Prior approval of the FRB and OFIR for any dividends or distributions to be paid by the bank to IBC; and

•         Notice to the FRB and OFIR of any rescission of or material modification to any of these resolutions.

In addition to these resolutions adopted for our bank, the Board of Directors of IBC (which is comprised of the same members as the bank's Board) adopted resolutions in December of 2009 that impose the following restrictions:

•         We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the Treasury and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and OFIR;

•         We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•         We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•         We will not rescind or materially modify any of these limitations without notice to the FRB and OFIR.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and OFIR in response to the FRB's most recent examination report of Independent Bank, which was completed in October of 2009.  Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the bank's condition and operations that were highlighted in the exam report and that we believe most require our focus at this time.  It is very possible that if we had not adopted these resolutions, the FRB and OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking.  We are not currently subject to any such regulatory agreement or enforcement action.  However, we believe that if we are unable to substantially comply with the resolutions set forth above and if our financial condition and performance do not otherwise materially improve, it is likely our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.

Subsequent to the adoption of the resolutions described above, the bank adopted the capital restoration plan required by the resolutions.  This Capital Plan is described in more detail below.  Other than fully implementing such Capital Plan and achieving the minimum capital ratios set forth in the resolutions, we believe we have already taken appropriate actions to fully comply with these Board resolutions.

Capital Plan

In January of 2010, we adopted a Capital Restoration Plan (the "Capital Plan"), as required by the Board resolutions adopted in December of 2009 and described above, and submitted such Capital Plan to the FRB and OFIR

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December of 2009.  As of December 31, 2009, our bank continued to be meet the requirements to be considered "well-capitalized" under federal regulatory standards.  However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered "well-capitalized" under federal standards.  The Board imposed these higher ratios in order to ensure we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given the other risks and uncertainties we face, as described in this prospectus.  Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered "well-capitalized" under federal regulatory standards:

	Independent Bank —	Minimum Ratios
	Actual as of	Established by	Required to be
	12/31/09	Our Board	Well-Capitalized

Total Capital to Risk-Weighted Assets	10.36%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.72%	8.0%	5.0%

The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable and maintaining such capital ratios though at least the end of 2012.  Although our board initially set a deadline of April 30, 2010 to achieve these minimum capital ratios, it recently approved an extension of the deadline to June 30, 2010.

The Capital Plan includes projections prepared by the Bank's management that reflect forecasted financial data through 2012.  Those projections anticipate a need of a minimum of $60 million of new capital in order for us to achieve the minimum ratios established by our Board.  The projections take into account the various risks and uncertainties we face, as described in this prospectus.  However, because the projections are based on assumptions regarding these risks and uncertainties, which assumptions may not prove to be true, the Capital Plan contains a target of $100 million to $125 million of new capital to be raised by IBC.

In anticipation of the capital raising initiatives described in the Capital Plan, we engaged an independent third party to perform a due diligence review (a "stress test") on our commercial loan portfolio and a separate independent third party to perform a similar review of our retail loan portfolio.  These independent stress tests were concluded in January of 2010.  Each analysis included different scenarios based on expectations of future economic conditions.  We engaged these independent reviews in order to ensure that the similar analyses we had performed internally in 2009, on which we based our projections for future expected loan losses and our need for additional capital, were reasonable and did not materially understate our projected loan losses.  Based  on the conclusions of these third party reviews, we determined that we did not need to modify our projections used for purposes of the Capital Plan.  Even though we have had independent third party review of these loan portfolios, we cannot be sure that our allowance for loan losses and the additional provisions we anticipate taking to increase such allowance will be sufficient to absorb all loan losses.

The Capital Plan sets forth certain initiatives to be pursued in order to raise new capital and meet the objectives of the Capital Plan.  Based on discussions with the investment bankers we have retained to assist us in raising capital, our Capital Plan concludes that our best option for raising new capital is through the sale of additional shares of our common stock in a public offering.  We anticipate that all or substantially all of the proceeds of such an offering would be contributed to the capital of our subsidiary bank.

In addition to contemplating a public offering of our common stock for cash, the Capital Plan contemplates two other primary initiatives: (1) an offer to exchange shares of our common stock for any or all of our outstanding trust preferred securities (as described in this prospectus), and (2)  the conversion of the shares of Series A Preferred Stock held by the Treasury into shares of our common stock.  These two initiatives will reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock.  In addition, they will improve our holding company's ratio of tangible common equity (TCE) to tangible assets.  We believe both of these effects will improve our ability to successfully raise additional capital through a public offering of our common stock.  Conversely, our failure to exchange a meaningful amount of trust preferred securities for common stock or to convert the preferred stock held by the Treasury into common stock will likely have a significantly adverse effect on our ability to raise a sufficient amount of new capital through a public offering of our stock.  See "Importance of the Exchange Offers" below for more information.

Our Capital Plan also outlines various contingency plans in case we do not succeed in raising all additional capital needed.  These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or other operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented and those that are currently being considered, and a sale of Independent Bank.  Because of current market conditions and based on discussions with our investment bankers and informal discussions we have held in the past with potential buyers for certain of our assets, we believe we are more likely to meet the minimum capital ratios set forth in the Capital Plan through raising new equity capital than we are through pursuing any of these contingency plans.   However, the contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to raise sufficient equity capital through the initiatives described above.

The Capital Plan concludes with a recognition that our strategy and focus for the near term will be to improve our asset quality and pursue the initiatives described above in order to strengthen our capital position.

Suspension of Quarterly Dividends and Distributions

We have recently taken certain actions to improve our regulatory capital ratios and preserve capital and liquidity.  Beginning in the fourth quarter of 2009, we eliminated the $0.01 per share quarterly cash dividend on our common stock.  In addition, we suspended payment of quarterly dividends on our preferred stock held by the Treasury.  The cash dividends payable to the Treasury amount to $3.6 million per year until December of 2013, at which time they will increase to $6.5 million per year.  We also have exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries.  As a result, all quarterly dividends on the related trust preferred securities (which are the trust preferred securities solicited for exchange in the exchange offers described in this prospectus) were also deferred.  Based on current dividend rates, the cash dividends on all outstanding trust preferred securities amount to approximately $5.4 million per year.  These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term.  Dividends from Independent Bank are restricted by federal and state law and are further restricted by the Board resolutions adopted in December and described above.  For additional information on restrictions on the ability of Independent Bank and IBC to pay dividends and similar distributions, please see "Dividend Policy" below.

We do not have any current plans to resume dividend payments on our outstanding trust preferred securities or the outstanding shares of our preferred stock.  We do not know if or when any such payments will resume.

Exchange Offer with the U.S. Treasury

In December of 2009, we made a proposal to the Treasury to exchange all of the shares of the Series A Fixed Rate Cumulative Perpetual Preferred Stock purchased by the Treasury in December of 2008 under the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) (the "Series A Preferred Stock") for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange.   The aggregate liquidation value of the preferred stock held by the Treasury is $72 million.

As a result of our discussions with the Treasury, on April 2, 2010, we entered into an Exchange Agreement with the Treasury.  Under the Exchange Agreement, the Treasury has agreed to accept, subject to certain conditions, our newly issued shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (the "Series B Convertible Preferred Stock") in exchange for the entire $72 million in aggregate liquidation value of the shares of Series A Preferred Stock, plus the value of all accrued and unpaid dividends on such shares of Series A Preferred Stock.  If and when issued, the shares of Series B Convertible Preferred Stock will have an aggregate liquidation preference equal to the sum of $72.0 million plus an amount equal to accrued and unpaid dividends on the Series A Preferred Stock as of immediately prior to the date of the exchange.  Subject to the satisfaction or waiver of certain closing conditions, we expect to complete the exchange of our Series B Convertible Preferred Stock for our Series A Preferred Stock pursuant to the terms of the Exchange Agreement within the next 30 days.

With the exception of being convertible into shares of our common stock, the terms of the Series B Convertible Preferred Stock are substantially similar to the terms of the Series A Preferred Stock to be exchanged.  The Series B Convertible Preferred Stock will qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and 9% per annum thereafter. The Series B Convertible Preferred Stock will be non-voting, other than class voting rights on certain matters that could adversely affect such shares. If dividends on the Series B Convertible Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, our authorized number of directors will be automatically increased by two and the holders of the Series B Convertible Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been paid.

Once the Series B Convertible Preferred Stock is issued, the Treasury (and any subsequent holder of the shares) will have the right to convert the Series B Convertible Preferred Stock into our common stock at any time, subject to the receipt of any applicable approvals,  We will have the right to compel a conversion of the Series B Convertible Preferred Stock into our common stock if the following conditions are met:

(i)	we receive appropriate approvals from the Federal Reserve;

(ii)	at least $40 million aggregate Liquidation Amount of trust preferred securities have been exchanged for our common stock in the exchange offers described in this prospectus;

(iii)

we close one or more transactions (on terms reasonably acceptable to the Treasury, other than the price per share of common stock) in which investors, other than the Treasury, have collectively provided us a minimum aggregate amount of $100 million in cash proceeds in exchange for our common stock; and

(iv)	we make any required anti-dilution adjustments to the rate at which the Series B Convertible Preferred Stock is converted into our common stock.

If converted by the Treasury (or any subsequent holder) or by us pursuant to either of the above-described conversion rights, each share of Series B Convertible Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $0.7234, referred to as the "conversion rate," provided that such conversion rate will be subject to certain anti-dilution adjustments.  As an example only, at the time they are issued, the shares of Series B Convertible Preferred Stock will be convertible into approximately 77.2 million shares of our common stock, assuming the shares of Series B Convertible Preferred Stock were issued April 16, 2010.  This conversion rate will be subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the Series B Convertible Preferred Stock.

Unless earlier converted by the Treasury (or any subsequent holder) or by us as described above, the Series B Convertible Preferred Stock will convert into shares of our common stock on a mandatory basis on the seventh anniversary of the date of issuance.  In any such mandatory conversion, each share of Series B Convertible Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of the Company's common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the Series B Convertible Preferred Stock).

At the time any shares of Series B Convertible Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the shares being converted in cash or, at our option, in shares of our common stock at the same conversion rate as is applicable to the conversion of the Series B Convertible Preferred Stock.

The maximum number of shares of our common stock that may be issued upon conversion of all Series B Convertible Preferred Stock (including any accrued dividends) is 144.0 million, unless we receive shareholder approval to issue a greater number of shares.

As part of the terms of the Exchange Agreement, we also agreed to amend and restate the terms of the Warrant, dated December 12, 2008, issued to the Treasury to purchase 3,461,538 shares of our common stock.  The Amended and Restated Warrant we will issue upon the closing of the Exchange Agreement will adjust the exercise price of the Warrant to be consistent with the conversion price applicable to the Series B Convertible Preferred Stock described above.

Importance of the Exchange Offers

The success of the exchange offers described in this prospectus is critical to our ability to successfully meet the objectives of our Capital Plan. The most significant component of our Capital Plan is a cash offering of our common stock. The sale of our common stock and the contribution of all or substantially all of the proceeds to our subsidiary bank will increase the capital ratios of the bank.  The primary objective of our Capital Plan is for our bank to achieve the minimum capital ratios established by our Board of Directors, as described above.

However, we believe we will be unable to raise the amount of new capital needed through a stock offering unless we are able to first convert the preferred stock held by the Treasury into our common stock.  One of the conditions to our right to compel a conversion of the preferred stock held by the Treasury into common stock is our exchange of shares of our common stock for at least $40 million in aggregate Liquidation Amount of trust preferred securities in the exchange offers described in this prospectus.    If this minimum threshold is not met, we would be unable to convert the shares of preferred stock held by the Treasury into common stock at any time in the near future unless the Treasury voluntarily decided to waive this condition.  We have no reason to expect the Treasury would be willing to waive this condition.

As a result, the tender of trust preferred securities with a minimum aggregate Liquidation Amount of $40 million is a critical initial step to our ability to successfully raise new capital and ultimately achieve the objectives of our Capital Plan.

Despite the $40 million aggregate Liquidation Amount threshold minimum described above for purposes of converting the preferred stock held by the Treasury, we have not established any minimum level of trust preferred securities that must be tendered in order for us to complete the exchange offers, and we currently intend to complete the exchange offers regardless of the aggregate amount of trust preferred securities tendered.  If we complete the exchange offers and issue shares of our common stock for trust preferred securities tendered, it would result in a reduction in the aggregate outstanding Liquidation Amount of our trust preferred securities.  This would decrease our quarterly expense for distributions associated with our trust preferred securities.  In addition, the completion of any such exchange would result in an increase to the tangible common equity (TCE) of our holding company.  The magnitude of such effects will depend on the amount of trust preferred securities validly tendered and accepted for exchange.  These effects should help improve our ability to operate in the current economic environment and enhance our long-term financial stability.

We believe that if we are unable to achieve the minimum capital ratios set forth in our Capital Plan by approximately June 30, 2010, and if our financial condition and performance otherwise fail to materially improve, it is likely we will not be able to remain well-capitalized under federal regulatory standards.  In addition, in that case, it is likely our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC, which would likely have a material adverse impact on our business and financial condition.  If our regulators take enforcement action against us, we could be required to take affirmative steps in an effort to improve our overall condition and we would likely be required to perform additional reporting to our banking regulators.  We believe such additional reporting would increase our expenses and divert management attention and other resources from the operation of our bank.  We believe the Board resolutions described above already properly identify the key steps we should be taking to improve our overall condition.  Any regulatory enforcement action could also limit our ability to develop new business lines and/or could require the sale of certain assets and liabilities.

If there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to take regulatory enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions, any continued deterioration in our loan portfolio, or additional charges related to estimated potential losses for Mepco from vehicle service contract counterparty contingencies.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

Terms of the Exchange Offers

General

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal (including, if the exchange offers are extended or amended, the terms and conditions of any such extension or amendment), we are offering to exchange up to 180,200,000 shares of our common stock for up to all outstanding trust preferred securities issued by our subsidiary Trusts that are validly tendered and not properly withdrawn prior to the Expiration Date.

If you elect to participate in the exchange offers, you may tender a portion of or all of the trust preferred securities you hold.

The exchange offers are being made to all holders of trust preferred securities and are not conditioned upon any minimum number or amount of trust preferred securities being tendered by any holder or in the aggregate by all holders participating in the exchange offers, but are subject to certain conditions described below under "Conditions of the Exchange Offers."

Consideration Offered

For each Liquidation Amount of trust preferred securities (that is, $1,000 liquidation amount of trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I, and $25 liquidation amount of trust preferred securities issued by IBC Capital Finance II) we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, if the trust preferred securities have been tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of shares of our common stock that we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers will be an amount (rounded down to the nearest whole number of shares) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. We refer to the number of shares of our common stock we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers as the "exchange ratio."  We will round each exchange ratio down to four decimal places.

We will not pay cash or any other consideration for accrued but unpaid distributions on any trust preferred securities.

As used in this prospectus:

•         "Relevant Price" is equal to the Average VWAP of our common stock during the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such five-day period as the "Pricing Period" and the second trading day immediately preceding the Expiration Date as the "Pricing Date).

•         "Average VWAP" during a period means the arithmetic average of VWAP for each trading day during that period.

•          "VWAP" for any day means the market price of one share of our common stock on such trading day determined using a volume weighted average method by a nationally recognized investment banking firm retained by us for this purpose.

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed on the cover page of this prospectus.

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and the indicative exchange ratios will be available at www.independentbank.com/exchangeoffers and from the Information Agent at one of its numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios (both for trust preferred securities tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 9:00 a.m., Eastern Time, on the Announcement Date, and the final exchange ratios will also be available by that time at www.independentbank.com/exchangeoffers and from the Information Agent.

Proration

We intend to accept for exchange all trust preferred securities tendered in the exchange offers, and we believe we will be able to do so and will not have to limit the number of trust preferred securities accepted for exchange.  However, there is a remote possibility we will have to accept tendered trust preferred securities on a prorated basis, as described below.

The table set forth on the cover page of this prospectus shows a maximum number of our common shares we will issue in exchange for the trust preferred securities tendered in each class of trust preferred securities.  If, upon expiration of the exchange offers, holders of trust preferred securities of any class of trust preferred securities have validly tendered more trust preferred securities than we are able to accept for exchange consistent with these limits, we will select the trust preferred securities that we accept on a pro rata basis within each class of trust preferred securities.  Such proration will be done based on the number of shares of our common stock that would otherwise be issuable but for such maximum amounts in exchange for all validly tendered trust preferred securities of that class (including those trust preferred securities tendered prior to the Early Tender Premium Deadline), compared to the number of shares we are authorized to issue in light of such maximum amounts.  Each holder of trust preferred securities validly tendered in the exchange offer for that class of trust preferred securities will have such proration factor applied to reduce the number of tendered trust preferred securities we are allowed to accept for exchange.  If any such proration is necessary, we will announce such proration factors when we announce the final exchange ratios.  This information will also be available from the Information Agent after final determination.  Any trust preferred securities not accepted for exchange in the exchange offers as a result of proration will be returned to the tendering holders promptly after the final proration factor is determined.

Again, we think it is highly unlikely any such proration will be necessary.  We established the share limits described above using assumptions that would allow us to accept every trust preferred security tendered for exchange, even if all of the outstanding trust preferred securities were tendered for exchange.

Conditions of the Exchange Offers

We will not be required to accept for exchange or to issue shares of our common stock in respect of any trust preferred securities tendered pursuant to the exchange offers, and we may terminate, extend or amend the exchange offers and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our common stock in respect of, any trust preferred securities so tendered in the exchange offers, unless each of the following conditions are satisfied or, if permissible under applicable law, waived by us:

•         There shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise), or prospects;

•         There shall not have been instituted or threatened in writing any action, proceeding, or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), that relates in any manner to the exchange offers and that in our reasonable judgment makes it advisable for us to terminate the exchange offers;

•         There shall not have occurred:

•         any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•         any disruption in the trading of our common stock;

•         a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; or

•         a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States; and

•         The registration statement of which this prospectus forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC.

We expressly reserve the right to amend or terminate any one or more exchange offer and to reject for exchange any tendered trust preferred securities not previously accepted for exchange, if any of the conditions to the exchange offers specified above are not satisfied. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions to the exchange offers, in whole or in part, except as to the requirement that the registration statement be declared effective, which condition we will not waive.  All conditions to the exchange offers must be satisfied or waived prior to the Expiration Date.  We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination, or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, with respect to any of the exchange offers, at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Expiration Date; Extension; Termination; Amendment

The exchange offers will expire at 11:59 p.m., Eastern Time, on June 1, 2010, unless extended or earlier terminated by us. The Early Tender Premium Deadline (the date by which you must tender in order to be eligible to receive the applicable Early Tender Premium Value per Liquidation Amount listed on the cover page of this prospectus) is 5:00 p.m., Eastern Time, on May 17, 2010, unless we extend it.

If you tender your trust preferred securities at or prior to the Early Tender Premium Deadline, you will be entitled to receive a number of shares of our common stock with a value (based on the Relevant Price) per Liquidation Amount equal to the sum of (i) the applicable Exchange Value and (ii) the applicable Early Tender Premium Value, in each case, as set forth in the table on the front cover of this prospectus (such sum, the "Total Exchange Value"). If you tender trust preferred securities after the Early Tender Premium Deadline, you will be entitled to receive a number of shares of our common stock per Liquidation Amount with a value (based on the Relevant Price) equal only to the applicable Exchange Value for your trust preferred securities as set forth in the table on the front cover of this prospectus.

We reserve the right to extend the period of time that the exchange offers are open, and, if we elect to extend the exchange offers, to delay acceptance for exchange of the trust preferred securities tendered in the exchange offers, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. During any such extension of an exchange offer, all trust preferred securities you have previously tendered in the exchange offers will remain subject to the exchange offers and subject to your right to withdraw in accordance with the exchange offers.

We reserve the right, regardless of whether or not the conditions to the exchange offers have been satisfied but subject to applicable law, to amend any one or more of the exchange offers in any respect. If we terminate or amend an exchange offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of an exchange offer for any reason, any trust preferred securities previously tendered in the exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the exchange offers or the information concerning the exchange offers, or waive a material condition of the exchange offers, we will promptly disseminate disclosure in a manner reasonably calculated to inform each registered holder of the change or waiver and ensure that a minimum of five business days from the date of dissemination remains in the exchange offers to permit such information to be considered by each registered holder in making an investment decision to exercise withdrawal rights.

If we make a change in the manner of calculating any exchange ratio for an exchange offer, we will promptly disseminate disclosure regarding the change and extend the exchange offer, if required by law, so that the exchange offers remains open a minimum of 10 business days from the date we disseminate that disclosure.

Fractional Shares

We will not issue fractional shares of our common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Procedures for Tendering

All of the trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, and IBC Capital Finance IV were issued in book-entry form and are currently represented by one or more global certificates held for the account of The Depository Trust Company ("DTC").  You may tender any of these trust preferred securities by transferring them through DTC's Automated Tender Offer Program ("ATOP").  Alternatively, you may complete and sign the letter of transmittal in accordance with its instructions, have the signature on such letter of transmittal guaranteed (if required by such instructions), effect a book-entry transfer of the trust preferred securities to the account of the Exchange Agent, and send or deliver the manually signed letter of transmittal, together with any required documents, to the Exchange Agent at its address set forth in the letter of transmittal.

The trust preferred securities issued by Midwest Guaranty Trust I were issued in physical certificate form.  Any holder of trust preferred securities issued by Midwest Guaranty Trust I that wishes to tender such trust preferred securities in the exchange offers must contact the Exchange Agent at the phone numbers set forth on the back cover of this prospectus.

How to Tender If You Are a Beneficial Owner But Not a DTC Participant

Any beneficial owner whose trust preferred securities are held of record by a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender trust preferred securities should contact such nominee promptly and instruct such nominee to tender the trust preferred securities on such owner's behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner's Instruction Form. Please check with your nominee to determine the procedures for such form. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company, or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date.

How to Tender If You Are a DTC Participant

To participate in the exchange offers, a DTC participant must:

•         comply with the ATOP procedures of DTC described below; or

•         (i) complete, sign, and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if so required by its instructions; and (iii) mail or deliver the letter of transmittal or facsimile thereof to the Exchange Agent prior to the Expiration Date.

In addition, either:

•         the Exchange Agent must receive, prior to the Expiration Date, a properly transmitted Agent's Message (as defined below); or

•         the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such trust preferred securities into the Exchange Agent's account at DTC according to the procedure for book-entry transfer described below, the letter of transmittal, and any other documents required by the letter of transmittal.

Tenders of trust preferred securities pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offers, which agreement will be governed by the laws of the State of Michigan.

No documents should be sent to us, any trustee, the Dealer Manager, or the Information Agent. Delivery of a letter of transmittal or an Agent's Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Exchange Agent.

By tendering trust preferred securities pursuant to the exchange offers, you will be deemed to have agreed that the delivery and surrender of the trust preferred securities is not effective, and the risk of loss of the trust preferred securities does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the Expiration Date.

By tendering trust preferred securities pursuant to the exchange offers, you will be deemed to have made the representations and warranties set forth in the letter of transmittal, including that you have full power and authority to tender, sell, assign, and transfer the trust preferred securities tendered thereby and that when such trust preferred securities are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment, and transfer of the trust preferred securities tendered thereby.

We have not provided guaranteed delivery provisions in connection with the exchange offers. You must tender your trust preferred securities in accordance with the procedures set forth in this prospectus and the letter of transmittal.

Tendering Through DTC's ATOP

The Exchange Agent will establish an account at DTC with respect to the trust preferred securities for purposes of the exchange offers, and any financial institution that is a DTC participant may make book-entry delivery of eligible trust preferred securities by causing DTC to transfer such trust preferred securities into the Exchange Agent's account in accordance with DTC's procedures for such transfer.

The Exchange Agent and DTC have confirmed that trust preferred securities held in book-entry form through DTC that are to be tendered in the exchange offers are eligible for ATOP. To effectively tender trust preferred securities eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC, and send an Agent's Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent's Message, stating that such participant has received and agrees to be bound by the terms and conditions of the exchange offers as set forth in this prospectus and the letter of transmittal and that we may enforce such agreement against such participant.

If you desire to tender your trust preferred securities on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor") unless the trust preferred securities tendered or withdrawn, as the case may be, pursuant thereto are tendered (i) by the DTC participant whose name appears on a security position listing as the owner of trust preferred securities who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the letter of transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. ("FINRA") or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If trust preferred securities are registered in the name of a person other than the signer of the letter of transmittal or the notice of withdrawal, as the case may be, or if delivery of the shares of common stock is to be made to, or tendered trust preferred securities that are not accepted are to be returned to, a person other than the holder, then the signature on the letter of transmittal accompanying the tendered trust preferred securities must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of trust preferred securities will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determination of these matters.  Alternative, conditional, or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of trust preferred securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular trust preferred securities. A waiver of any defect of irregularity with respect to the tender of one trust preferred security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other trust preferred securities except to the extent we may otherwise so provide. We will interpret the terms and conditions of the exchange offers. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of such terms and conditions.  Tenders of trust preferred securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustees, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of trust preferred securities, or will incur any liability to you for failure to give any such notice.

Compliance with "Short Tendering" Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender trust preferred securities for such person's own account unless the person so tendering (i) has a net long position equal to or greater than the aggregate principal amount of the trust preferred securities being tendered and (ii) will cause such trust preferred securities to be delivered in accordance with the terms of the exchange offers. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of trust preferred securities in response to the exchange offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offers upon the terms and subject to the conditions of the exchange offers, including the tendering holder's acceptance of the terms and conditions of the exchange offers, as well as the tendering holder's representation and warranty that (i) such holder has a net long position in the trust preferred securities being tendered pursuant to the exchange offers within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such trust preferred securities complies with Rule 14e-4.

Your Option to Limit Common Stock Ownership to 9.99%

          You may contact the Exchange Agent at its telephone number listed on the back cover of this prospectus if you desire to limit your tender of trust preferred securities so that after giving effect to the issuance of common stock in the exchange offers, you will own no more than 9.99% of our outstanding common stock.  The Exchange Agent will ask you to specify in writing the number of shares of common stock you already own and the amount of trust preferred securities of each series you are tendering in the exchange offers, will ask you to assure that your tender is separately identifiable, and will give you instructions for limiting your tender in this manner.  If you comply with those instructions, we will, after the exchange offers expire, accept for exchange only an amount of trust preferred securities tendered by you that will not result in your owning more than 9.99% of the shares of common stock that will be outstanding immediately after consummation of the exchange offers.  We will base our determination about the percentage of common stock you will own immediately after consummation of the exchange offers solely on (a) the number of shares of common stock you specified in writing to the Exchange Agent that you already own (whether or not that information is accurate), (b) the number of shares of common stock that will be issued in exchange for trust preferred securities you tender that we accept for exchange, and (c) the number of shares of common stock that will be outstanding immediately after consummation of the exchange offers.  We take no responsibility for the manner in which you determine the number of shares of common stock you own or whether any regulator would determine that number in some different manner.

Acceptance of Trust Preferred Securities for Purchase; Delivery of Common Stock

Upon the terms and subject to the conditions of the exchange offers, we will accept for exchange and we will promptly deliver shares of our common stock in exchange for validly tendered trust preferred securities that were not validly withdrawn pursuant to the exchange offers. Valid tenders of trust preferred securities issued by IBC Capital Finance II will be accepted only in liquidation amounts of $25 or integral multiples thereof. Valid tenders of all other trust preferred securities will be accepted only in liquidation amounts of $1,000 or integral multiples thereof.

For purposes of the exchange offers, we will be deemed to have accepted trust preferred securities for exchange if, as, and when we give oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

With respect to tendered trust preferred securities that are to be returned to holders, such trust preferred securities will be credited to the account maintained at DTC from which such trust preferred securities were delivered and returned in accordance with such procedures after the expiration or termination of the exchange offers, unless other instructions were given by the holder in the letter of transmittal or to the book-entry transfer facility.

We will deliver shares of our common stock in exchange for trust preferred securities accepted for exchange in the exchange offers by issuing the shares on the settlement date to the Exchange Agent, which will act as your agent for the purpose of receiving the shares and transmitting the shares to you. Tendering holders of the trust preferred securities should indicate in the applicable box in the letter of transmittal (or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP) the name and address to which delivery of the shares on the trust preferred securities accepted for exchange is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (i) delay acceptance for exchange of trust preferred securities tendered under any of the exchange offers or the delivery of shares of our common stock in exchange for the trust preferred securities accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the trust preferred securities deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the exchange offers) or (ii) terminate any one or more exchange offers at any time if any conditions to our completion of the exchange offers described above are not satisfied by the Expiration Date.

If, for any reason, acceptance for exchange of validly tendered trust preferred securities pursuant to the exchange offers is delayed, or we are unable to accept for exchange validly tendered trust preferred securities pursuant to the exchange offers, then the Exchange Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 under the Exchange Act described above) tendered trust preferred securities, without prejudice to our rights described under "—Expiration Date; Extension; Termination; Amendment" and "—Conditions of the Exchange Offers" above and "—Withdrawal of Tenders" below.

You will not be obliged to pay brokerage commissions or fees to the Dealer Manager, the Exchange Agent, the Information Agent, or us with respect to the exchange offers.

We will pay all transfer taxes applicable to the purchase and transfer of trust preferred securities pursuant to the exchange offers, except if (i) the delivery of the shares of common stock is being made to, or if trust preferred securities not tendered or not accepted for payment are registered in the name of, any person other than the holder of trust preferred securities tendered thereby or (ii) trust preferred securities are credited in the name of any person other than the person(s) signing the accompanying letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the exchange offers.

Withdrawal of Tenders

You may withdraw your tender of trust preferred securities at any time prior to the Expiration Date. You may only withdraw your tender of trust preferred securities after the Expiration Date as permitted by law.

For a withdrawal of a tender of trust preferred securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at or prior to the Expiration Date, by mail, fax or hand delivery or by a properly transmitted "Request Message" through ATOP. Any such notice of withdrawal must:

•         specify the name of the person who tendered the trust preferred securities to be withdrawn and, if applicable, the name of the DTC participant whose name appears on the security position listing as the owner of such trust preferred securities, if different from that of the person who deposited the trust preferred securities;

•         contain the aggregate Liquidation Amount represented by the trust preferred securities to be withdrawn;

•         unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the letter of transmittal, including any required signature guarantee(s); and

•         if the letter of transmittal was executed by a person other than the DTC participant or other registered holder whose name appears on a security position listing or otherwise as the owner of trust preferred securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of trust preferred securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered trust preferred securities. However, trust preferred securities validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Date by following the procedures described under "—Procedures for Tendering" above.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters.  We reserve the absolute right to reject any or all attempted withdrawals of trust preferred securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of a withdrawal as to particular trust preferred securities. A waiver of any defect or irregularity with respect to the withdrawal of one trust preferred security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other trust preferred securities except to the extent we may otherwise so provide. Withdrawals of trust preferred securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustees of any of the respective Trusts, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Return of Unaccepted Trust Preferred Securities

Any tendered trust preferred securities that are not accepted for exchange will be returned without expense to the tendering holder. Such trust preferred securities will be credited to the account maintained at DTC from which they were delivered, if applicable, and returned promptly after the expiration or termination of the exchange offers.

Consequences of Failure to Exchange Trust Preferred Securities

As described under "Importance of Exchange Offers" above, if there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions, any continued deterioration in our loan portfolio, or additional charges related to estimated potential losses for Mepco from vehicle service contract counterparty contingencies.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

In addition, depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

We have suspended quarterly distributions on all trust preferred securities in accordance with their terms.  We are unsure if or when distributions will resume.  We have no plans to resume distributions in the near future.

No Appraisal Rights

No appraisal or dissenters' rights are available to holders of trust preferred securities under applicable law in connection with the exchange offers.

Accounting Treatment

With respect to trust preferred securities exchanged for shares of our common stock, we will derecognize the applicable carrying amount of the Underlying Debentures, which we currently record as long-term debt.  We will recognize common stock and paid-in capital for the shares of our common stock issued in connection with the exchange offers. The excess of the net carrying amount of the trust preferred securities exchanged over the fair value of the shares of our common stock issued will be recorded in the current earnings of the period during which the transaction will occur, net of applicable income taxes. Costs incurred to issue the shares of our common stock will be charged against additional paid-in capital.

Subsequent Repurchases

Following completion of the exchange offers, we may repurchase additional trust preferred securities in the open market, in privately negotiated transactions, or otherwise. Future purchases of trust preferred securities may be on terms that are more or less favorable than those of the exchange offers. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

D.F. King & Co., Inc. will serve as the Exchange Agent for the exchange offers. Letters of transmittal and all correspondence in connection with the exchange offers should be sent or delivered by each holder of trust preferred securities, or a beneficial owner's bank, broker, custodian, or other nominee, to the Exchange Agent at the address listed on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. will serve as the Information Agent for the exchange offers. Questions concerning the terms of the exchange offers or tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Information Agent at its address and telephone number listed on the back cover page of this prospectus. Holders of trust preferred securities may also contact their bank, broker, custodian, or other nominee concerning the exchange offers. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Manager

Stifel, Nicolaus & Company, Incorporated is acting as Dealer Manager for the exchange offers. In such capacity, the Dealer Manager will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including soliciting tenders of trust preferred securities from holders of trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I and holders of trust preferred securities issued by IBC Capital Finance II held by certain institutions and larger non-institutional beneficial holders, and communicating generally regarding the exchange offers with banks, brokers, custodians, nominees, and other persons. We or Independent Bank will pay the Dealer Manager reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We and Independent Bank jointly and severally have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

We have also agreed with the Dealer Manager that, during the period beginning on the commencement date of the exchange offers and continuing to and including the Expiration Date, we will not, without the consent of the Dealer Manager, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock or warrants or other rights to purchase shares of our common stock or any other of our securities substantially similar to shares of our common stock, except for (i) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (ii) any shares of our common stock issued or options to purchase shares of our common stock granted pursuant to existing employee benefit plans of the Company, or (iii) any shares of our common stock issued pursuant to any non-employee director stock plan, dividend reinvestment plan, or stock purchase plan of the Company.

At any given time, the Dealer Manager may trade in the trust preferred securities or other of our securities for its own account or for the accounts of customers, and accordingly, may hold a long or a short position in the trust preferred securities or such other securities.

The Dealer Manager has provided in the past and/or is currently providing other investment and commercial banking and financial advisory services to us. The Dealer Manager and its respective affiliates may in the future provide various investment and commercial banking and other services to us for which it would receive customary compensation.

Brokerage Commissions

Holders that tender their trust preferred securities to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, custodian, or nominee, that holder may be required to pay that bank, broker, custodian, or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of trust preferred securities. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, telephone, or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of IBC, the various trustees, the Dealer Manager, the Exchange Agent, or the Information Agent are making a recommendation as to whether you should exchange your trust preferred securities in the exchange offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the trust preferred securities for purposes of negotiating the exchange offers or preparing a report concerning the fairness of the exchange offers. The value of the shares of our common stock we will issue in the exchange offers may not equal or exceed the value of the trust preferred securities tendered. You must make your own independent decision regarding your participation in the exchange offers.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to buy, sell, or exchange and it is not a solicitation of an offer to buy, sell, or exchange trust preferred securities or shares of our common stock in any jurisdiction in which the exchange offers are not permitted. We are not aware of any jurisdiction where the making, or acceptance, of the exchange offers would be illegal. If we learn of any jurisdiction in which making or accepting the exchange offers would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the exchange offers will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of trust preferred securities residing in the jurisdiction.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender trust preferred securities in the exchange offers will depend on whether there is an exemption available under the laws of such person's home country that would permit the person to participate in the exchange offers without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offers in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of our common stock that may apply in their home countries. Neither we nor the Dealer Manager can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the letter of transmittal, you are representing that if you are located outside the United States, the exchange offers to you and your acceptance of them do not contravene the applicable laws where you are located.

DIVIDEND POLICY

We are not currently paying any cash dividends on our common stock and our ability to pay cash dividends in the near term is significantly restricted by the factors described below.

Current Prohibitions on Our Payment of Dividends

Pursuant to resolutions adopted by our Board of Directors in December of 2009, we are currently prohibited from paying any dividends on our common stock without the prior written approval of the FRB and the Michigan OFIR.  We may not rescind or materially modify such resolution without notice to the FRB and the Michigan OFIR.  Moreover, our primary source for dividends are dividends payable to us by our subsidiary bank.  The Board of Directors of our Bank adopted similar resolutions in December that prohibit the Bank from paying any dividends to us without the prior written approval of the FRB and the Michigan OFIR.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments" above for more information.

In addition, as a result of our election to defer regularly scheduled quarterly payments on our outstanding trust preferred securities and our outstanding shares of preferred stock, we are currently prohibited from paying any cash dividends on shares of our common stock.   We may not pay any cash dividends on our common stock until all accrued but unpaid dividends and distributions on such senior securities have been paid in full.  We do not have any current plans to begin making quarterly payments on our trust preferred securities or our preferred stock.

Moreover, even if we were to re-commence regularly scheduled quarterly payments on our outstanding trust preferred securities and preferred stock, there are still significant restrictions on our ability to pay dividends on our common stock.  Pursuant to the Letter Agreement we entered into with the Treasury, dated December 12, 2008, we completed our sale to Treasury as part of the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) of shares of our Series A Preferred Stock and a warrant to purchase shares of our common stock.  Our agreements with Treasury, including the Exchange Agreement discussed above, prevent us from paying quarterly cash dividends on our common stock in excess of $.01 per share and (with certain exceptions) repurchasing shares of common stock.  These restrictions will remain in effect until the earlier of December 12, 2011 or such time as Treasury no longer holds the Series A Preferred Stock or, if the Exchange Agreement is closed, the Series B Convertible Preferred Stock.

Other Restrictions

Aside from the specific restrictions set forth above that result from our current financial condition, there are other restrictions that apply under federal and state law to restrict our ability to pay dividends to our shareholders and the ability of our subsidiary bank to pay dividends to us.  For example, the Federal Reserve requires bank holding companies like IBC to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns.  Certain other restrictions on dividends are described "Business – Supervision and Regulation" beginning on page 76 above.

MARKET PRICE, DIVIDEND, AND DISTRIBUTION INFORMATION

Market Price of and Dividends on Our Common Stock

Our common stock is currently listed on the Nasdaq GSM under the symbol "IBCP."  As of February 28, 2010, we had 24,032,177 shares of our common stock outstanding, which were held by approximately 2,175 record holders.  The following table sets forth, for the periods indicated, the high and low closing sales prices per share and the cash dividends declared per share of our common stock.

	Closing Sales Price Per Share		Cash Dividends Declared per Share
	Low	High
2010
First Quarter ended March 31, 2010	$.69	$1.20	None

2009
Fourth Quarter ended December 31, 2009	$ .59	$1.89	None
Third Quarter ended September 30, 2009	1.09	2.16	.01
Second Quarter ended June 30, 2009	1.11	2.90	.01
First Quarter ended March 31, 2009	0.90	3.00	.01

2008
Fourth Quarter ended December 31, 2008	$1.48	$ 6.95	$.01
Third Quarter ended September 30, 2008	2.52	8.40	.01
Second Quarter ended June 30, 2008	3.66	10.98	.01
First Quarter ended March 31, 2008	7.50	14.12	.11

On April 14, 2010, the closing sales price of our common stock on the Nasdaq GSM was $0.715 per share.

On December 21, 2009, we received a letter from The Nasdaq Stock Market notifying us that we no longer meet Nasdaq's continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days.  We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.  If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the Nasdaq GSM.  However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the Nasdaq GSM to the Nasdaq Capital Market.  This would require us to meet the initial listing criteria of the Nasdaq Capital Market, other than with respect to the minimum closing bid price requirement.  If we are then permitted to transfer our listing to the Nasdaq Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.

One of the proposals to be considered and voted upon at our annual meeting of shareholders in April of 2010 is a proposal to amend our Articles of Incorporation to effect a one 1-for-10 reverse split of our common stock.  The primary objective of the reverse stock split is to raise the per share trading price of the Company's common stock sufficiently above the $1.00 minimum bid price requirement for continued listing on The Nasdaq GSM.  There can be no assurance our shareholders will authorize this amendment to our Articles of Incorporation or, if authorized and made effective, that the reverse stock split will result in our ability to comply or thereafter maintain compliance with the Nasdaq minimum bid price rule.

If our common stock is delisted from the Nasdaq, it is likely that quotes for our common stock would continue to be available on the OTC Bulletin Board or on the "Pink Sheets."  However, these alternatives are generally considered to be less efficient markets and it is likely that the liquidity of our common stock as well as our stock price would be adversely impacted as a result.

There are restrictions that currently materially limit our ability to pay dividends on our common stock and that may continue to materially limit future payment of dividends on our common stock.  Please see "Dividend Policy" on page 125 above.

Market Price of and Distributions on the Trust Preferred Securities

The trust preferred securities issued by IBC Capital Finance II are listed for trading on the Nasdaq GSM under the symbol "IBCPO". As of February 28, 2010, there were 2,024,000 of these trust preferred securities outstanding.  The following table sets forth, for the periods indicated, the high and low closing sales prices per share on the Nasdaq GSM and the cash distributions per share of these trust preferred securities.

	Closing Sales Price Per Share
	Low	High
2010
First Quarter ended March 31, 2010	$11.25	$15.50

2009
Fourth Quarter ended December 31, 2009	$5.601	$13.51
Third Quarter ended September 30, 2009	12.19	16.38
Second Quarter ended June 30, 2009	10.14	17.50
First Quarter ended March 31, 2009	9.50	14.00

2008
Fourth Quarter ended December 31, 2008	$ 9.75	$14.25
Third Quarter ended September 30, 2008	10.56	17.00
Second Quarter ended June 30, 2008	11.80	20.47
First Quarter ended March 31, 2008	16.61	23.70

On April 14, 2010, the closing sales price of the IBCPO securities on the Nasdaq GSM was $17.57.

As noted on the previous page, our common stock may be delisted from the Nasdaq GSM as a result of the fact that the bid price for our common stock has closed below $1.00 per share for 30 consecutive business days.  If our common stock is delisted from the Nasdaq GSM, the IBCPO trust preferred securities will also be delisted.  If that occurs, the trading market for the IBCPO securities is likely to be much more limited than it has been historically.

The trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I are not currently  listed or traded on any exchange, and there is no other established public trading market for them.

Until December 2009, cash distributions were paid quarterly on the trust preferred securities as follows:

	Quarterly Distributions Per Liquidation Amount
	Trust Preferred Securities Issued by IBC Capital Finance II(1)	Trust Preferred Securities Issued by IBC Capital Finance III(2)	Trust Preferred Securities Issued by IBC Capital Finance IV(3)	Trust Preferred Securities Issued by Midwest Guaranty Trust I(4)
2009
Fourth Quarter ended December 31, 2009	None	$5.34	$7.96	$9.94
Third Quarter ended September 30, 2009	$0.516	6.67	8.89	11.07
Second Quarter ended June 30, 2009	$0.516	6.94	10.54	11.58
First Quarter ended March 31, 2009	$0.516	12.94	12.25	14.31

2008
Fourth Quarter ended December 31, 2008	$0.516	11.23	14.33	15.98
Third Quarter ended September 30, 2008	$0.516	11.37	14.22	15.65
Second Quarter ended June 30, 2008	$0.516	12.26	14.28	16.29
First Quarter ended March 31, 2008	$0.516	16.83	19.82	21.26

________________

(1)   8.25% fixed on $25 Liquidation Amount

(2)   3-month LIBOR plus 1.60% on $1,000 Liquidation Amount

(3)   3-month LIBOR plus 2.85% on $1,000 Liquidation Amount

(4)   3-month LIBOR plus 3.45% on $1,000 Liquidation Amount

Beginning the fourth quarter of 2009, we exercised our right to defer quarterly distributions on all outstanding trust preferred securities.  We did this in an effort to preserve capital.  We do not know if or when distributions will resume.  We currently do not have any plans to resume distributions in the near future.  Under the terms of the documents governing the trust preferred securities, we have the ability to defer quarterly distributions for up to 20 consecutive calendar quarters.  If we attempt to defer dividends for more than 20 consecutive calendar quarters, we will likely be deemed in default of the documents governing the trust preferred securities.  Please see "Comparison of Rights Between the Trust Preferred Securities and Our Common Stock" below for more information.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our Articles of Incorporation and bylaws because they describe the rights of holders of our common stock. Our Articles of Incorporation and bylaws are exhibits to the registration statement filed with the SEC of which this prospectus is a part.

Common Stock

General

Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 200,000 shares of preferred stock (described below). As of December 31, 2009, there were 24,028,505 shares of common stock outstanding.  Effective as of April 9, we amended our Articles of Incorporation to delete any reference to par value with respect to our common stock, which previously had a par value of $1.00 per share.  The amendment was approved by our Board on April 6, 2010, pursuant to the authority granted it under Sections 301a and 611(2) of the Michigan Business Corporation Act.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•         dividends when, as, and if declared by our Board out of funds legally available for the payment of dividends; and

•         in the event of dissolution of IBC, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Articles of Incorporation.

We do not currently pay any cash dividends on our common stock and are currently prohibited from doing so.  See "Dividend Policy" on page 125 above for information regarding these prohibitions and other restrictions that materially limit our ability to pay dividends on our common stock.

Under our agreements with the Treasury, including the Exchange Agreement discussed above, we are only permitted to repurchase shares of our common stock under limited circumstances, including the following:

•         in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

•         the redemption or repurchase of rights pursuant to any shareholders' rights plan;

•         the acquisition by IBC of record ownership of common stock or other securities that are junior to or on a parity with the preferred stock for the beneficial ownership of any other persons, including trustees or custodians; and

•         the exchange or conversion of common stock for or into other securities that are junior to or on a parity with the preferred stock or trust preferred securities for or into common stock or other securities that are junior to or on a parity with the preferred stock, in each case solely to the extent required pursuant to binding contractual agreements entered into prior to December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

In addition, as a bank holding company, our ability to pay dividends on our common stock is affected by the ability of our subsidiary, Independent Bank, to pay dividends to IBC under applicable laws, rules and regulations. The ability of Independent Bank, as well as IBC, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.  See "Dividend Policy" on page 125 above for more information.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is currently traded on the Nasdaq Global Select Market under the symbol "IBCP."  However, as described under "Market Price of and Dividends on Our Common Stock" on page 126 above, our common stock may be delisted from Nasdaq in the near future.

Certain Restrictions under Federal Banking Laws

As a bank holding company, the acquisition of large interests in our common stock is subject to certain limitations described below.  These limitations may have an anti-takeover effect and could prevent or delay mergers, business combination transactions, and other large investments in our common stock that may otherwise be in the best interests of IBC.

The federal Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of IBC. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of IBC.  In addition, the federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as IBC, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Certain Other Limitations

In addition to the foregoing limitations, the Articles of Incorporation and bylaws of IBC contain provisions that could also have an anti-takeover effect. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company's business.

Preferred Stock

Our authorized capital stock includes 200,000 shares of preferred stock, no par value per share. Our Board of Directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations, and relative rights of each series, including dividend rates, terms of redemption, liquidation amounts, sinking fund requirements, and conversion rights, all without any vote or other action on the part of our shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our Board of Directors.

Series A Preferred Stock

On December 12, 2008, we raised $72 million of capital as a participant in the Treasury's Capital Purchase Program. In conjunction with this program, we issued to the Treasury 72,000 shares of Series A Preferred Stock and a warrant to purchase 3,461,538 shares of our common stock at an exercise price of $3.12  per share.  The Series A Preferred Stock: (1) is non-voting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series A Preferred Stock ranks senior to our common stock.

The terms of the transaction with the Treasury include prohibitions on our ability to pay dividends and repurchase our common stock. Until the Treasury no longer holds any Series A Preferred Stock, we will not be able to distribute any dividends, nor will we be permitted to repurchase any of our common stock unless all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been paid in full, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).  Beginning in the fourth quarter of 2009, we exercised our right to suspend quarterly dividends on the Series A Preferred Stock.

Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Federal Reserve's risk-based and leverage capital rules and guidelines for bank holding companies.

Series B Convertible Preferred Stock

On April 2, 2010, we entered into an Exchange Agreement with the Treasury.  Under the Exchange Agreement, the Treasury has agreed to accept, subject to certain conditions, our newly issued shares of Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock (the "Series B Convertible Preferred Stock") in exchange for the entire $72 million in aggregate liquidation value of the shares of Series A Preferred Stock, plus the value of all accrued and unpaid dividends on such shares of Series A Preferred Stock.  If and when issued, the shares of Series B Convertible Preferred Stock will have an aggregate liquidation preference equal to the sum of $72.0 million plus an amount equal to accrued and unpaid dividends on the Series A Preferred Stock as of immediately prior to the date of the exchange.  Subject to the satisfaction or waiver of certain closing conditions, we expect to complete the exchange of our Series B Convertible Preferred Stock for our Series A Preferred Stock pursuant to the terms of the Exchange Agreement within the next 30 days.

With the exception of being convertible into shares of our common stock, the terms of the Series B Convertible Preferred Stock are substantially similar to the terms of the Series A Preferred Stock to be exchanged.  The Series B Convertible Preferred Stock will qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and 9% per annum thereafter. The Series B Convertible Preferred Stock will be non-voting, other than class voting rights on certain matters that could adversely affect such shares. If dividends on the Series B Convertible Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, our authorized number of directors will be automatically increased by two and the holders of the Series B Convertible Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been paid.

The Series B Convertible  Preferred Stock is callable at par plus accrued and unpaid dividends at any time (however, if a redemption occurs on or after the first dividend payment date falling on or after the second anniversary of the issuance of the Series B Convertible Preferred Stock, the redemption price is the greater of (i) par plus accrued and unpaid dividends, and (ii) the product of the conversion price (as defined by the Certificate of Designations for the Series B Convertible Preferred Stock) and the average of the market prices per share of our common stock over the 20 consecutive trading day period after the notice of redemption is given, plus all accrued and unpaid dividends).  The terms of the Exchange Agreement carry over the restrictions on dividends and repurchases from the original transaction with the Treasury in all material respects (described above).

Once the Series B Convertible Preferred Stock is issued, the Treasury (and any subsequent holder of the shares) will have the right to convert the Series B Convertible Preferred Stock into our common stock at any time, subject to the receipt of any applicable approvals,  We will have the right to compel a conversion of the Series B Convertible Preferred Stock into our common stock if the following conditions are met:

(i)	we receive appropriate approvals from the Federal Reserve;

(ii)	at least $40 million aggregate Liquidation Amount of trust preferred securities are exchanged for our common stock in the exchange offers described in this prospectus;

(iii)

we close one or more transactions (on terms reasonably acceptable to the Treasury, other than the price per share of common stock) in which investors, other than the Treasury, have collectively provided a minimum aggregate amount of $100 million in cash proceeds to the Company in exchange for the Company’s common stock; and

(iv)	we make any required anti-dilution adjustments to the rate at which the Series B Convertible Preferred Stock is converted into our common stock.

If converted by the Treasury (or any subsequent holder) or by us pursuant to either of the above-described conversion rights, each share of Series B Convertible Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $0.7234, referred to as the "conversion rate," provided that such conversion rate will be subject to certain anti-dilution adjustments.  As an example only, at the time they are issued, the shares of Series B Convertible Preferred Stock will be convertible into approximately 77.2 million shares of our common stock, assuming the shares of Series B Convertible Preferred Stock were issued April 16, 2010.  This conversion rate will be subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the Series B Convertible Preferred Stock.

Unless earlier converted by the Treasury (or any subsequent holder) or by us as described above, the Series B Convertible Preferred Stock will convert into shares of our common stock on a mandatory basis on the seventh anniversary of the date of issuance.  In any such mandatory conversion, each share of Series B Convertible Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of the Company's common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the Series B Convertible Preferred Stock).

At the time any shares of Series B Convertible Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the shares being converted in cash or, at our option, in shares of our common stock at the same conversion rate as is applicable to the conversion of the Series B Convertible Preferred Stock.

The maximum number of shares of our common stock that may be issued upon conversion of all Series B Convertible Preferred Stock (including any accrued dividends) is 144.0 million, unless we receive shareholder approval to issue a greater number of shares.

As part of the terms of the Exchange Agreement, we also agreed to amend and restate the terms of the Warrant, dated December 12, 2008, issued to the Treasury to purchase 3,461,538 shares of our common stock.  The Amended and Restated Warrant we will issue upon the closing of the Exchange Agreement will adjust the exercise price of the Warrant to be consistent with the conversion price applicable to the Series B Convertible Preferred Stock described above.

If the Exchange Agreement is closed and the Series B Convertible Preferred Stock is issued, all outstanding shares of Series A Preferred Stock will be surrendered in exchange for such Series B Convertible Preferred Stock.  In such event, our only series of preferred stock issued and outstanding will be our Series B Convertible Preferred Stock.

COMPARISON OF RIGHTS BETWEEN THE TRUST PREFERRED
SECURITIES AND OUR COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of the trust preferred securities as currently in effect and of holders of our common stock to be issued in the exchange offers. If you want more details beyond this summary, such details can be found our Articles of Incorporation and bylaws, the amended and restated trust agreement of the relevant Trust, the Statutory Trust Act of the State of Delaware, the Trust Indenture Act, applicable Michigan and Delaware law, and the other documents referred to below.

 Governing Documents and Law

Trust Preferred Securities: Holders of trust preferred securities have their rights set forth in the amended and restated trust agreement for the applicable Trust, the Statutory Trust Act of the State of Delaware, and the Trust Indenture Act.

Common Stock: Holders of shares of our common stock have their rights set forth in our Articles of Incorporation, our bylaws, and Michigan law.

Dividends and Distributions

Trust Preferred Securities: Holders of the trust preferred securities are entitled to receive cumulative distributions at the applicable annual rate set forth below of their Liquidation Amount, payable quarterly in arrears:

Series of Trust Preferred Securities	Liquidation Amount	Annual Distribution Rate
IBC Capital Finance II	$25	8.25% fixed
IBC Capital Finance III	$1,000	3-month LIBOR plus 1.60%
IBC Capital Finance IV	$1,000	3-month LIBOR plus 2.85%
Midwest Guaranty Trust I	$1,000	3-month LIBOR plus 3.45%

The funds available to each Trust for distributions on the trust preferred securities are limited to payments received from us on the Underlying Debentures held by the Trust.  We may defer interest payments on the Underlying Debentures in accordance with their terms, provided no deferral period will extend beyond the maturity date of the Underlying Debentures.  If we defer interest payments on the Underlying Debentures, distributions on the trust preferred securities will also be deferred. Interest payments on the Underlying Debentures continue to accrue during deferral periods and, as a result, distributions on the trust preferred securities will continue to accrue. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire, or make a liquidation payment relating to, any of our capital stock, including our common stock, make an interest, principal, or premium on or repurchase any of our debt securities that rank equal with or junior to the Underlying Debentures, subject to certain exceptions, or make any guarantee payments on any guarantee of debt securities of any of our subsidiaries if the guarantee rank equally with or junior in interest to the Underlying Debentures, except in some circumstances.

The terms of the Underlying Debentures and the trust agreements allow us to defer payment of interest on the Underlying Debentures and the trust preferred securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the indentures) has occurred and is continuing.  We are not in default with respect to the indentures, and the deferral of interest does not constitute an event of default under the indentures.  While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate.  Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders of our common stock will be entitled to receive dividends when, as, and if declared by our Board of Directors. See also "Dividend Policy" above.

Ranking

Trust Preferred Securities: The trust preferred securities rank senior to our common stock and to our preferred stock with respect to rights upon our liquidation, dissolution, or winding up.  The trust preferred securities rank junior in right of payment to our senior indebtedness.  The Liquidation Amounts of the trust preferred securities are set forth in the table above, plus any accrued and unpaid distributions on such trust preferred security.

Common Stock: Our common stock will rank junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution, and winding up.

Conversion Rights

Trust Preferred Securities: The trust preferred securities are not convertible into our common stock.

Common Stock: The common stock is not convertible into any other of our securities.

Voting Rights

Trust Preferred Securities: Generally, holders of the trust preferred securities do not have any voting rights with respect to IBC, but do have the right to vote on modifications to certain documents governing the trust preferred securities.

Common Stock: Holders of our common stock will be entitled to one vote per share on all matters voted on by our shareholders.

Redemption

Trust Preferred Securities: We may redeem the Underlying Debentures issued to IBC Capital Finance II at any time, in whole or in part.  We may redeem the Underlying Debentures issued to IBC Capital Finance III on any interest payment date on or after July 30, 2012, in whole at any time or in part from time to time.  We may redeem the Underlying Debentures issued to IBC Capital Finance IV on any March 15, June 15, September 15, or December 15 after September 12, 2012, in whole or in part.  We may redeem the Underlying Debentures issued to Midwest Guaranty Trust I on any February 7, May 7, August 7, or November 7 on or after September 7, 2007, in whole or in part.

We may redeem the Underlying Debentures issued to each of the respective Trusts in whole, but not in part, at any time if certain changes occur in tax or investment company laws or regulations, or in the treatment of the trust preferred securities as Tier 1 capital of IBC under the applicable capital guidelines of the Federal Reserve.

Each Trust will redeem the trust preferred securities and the Trust's common securities on the dates and to the extent we redeem the Underlying Debentures. The redemption price for the trust preferred securities will be the total Liquidation Amount per trust preferred security plus accumulated and unpaid distributions to the date of redemption. If the Trust redeems less than all the outstanding trust preferred securities and common securities, then the Trust will redeem each on a pro rata basis.

Our right to redeem such Underlying Debentures is subject to our having received prior approval of the Board of Governors of the Federal Reserve System, if then required under its capital guidelines, policies or regulations.

The trust preferred securities are not redeemable at the option of the holders.

Common Stock: We have no obligation or right to redeem our common stock.

Listing

Trust Preferred Securities: The trust preferred securities issued by IBC Capital Finance II are currently listed for trading on the Nasdaq GSM under the symbol "IBCPO."  The trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I are not listed or traded on any exchange.

Common Stock: Our common stock is currently listed for trading on the Nasdaq GSM under the symbol "IBCP".

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences relating to the exchange of the trust preferred securities pursuant to the exchange offers and to the ownership and disposition of our shares of our common stock received upon such exchange. The following summary represents the opinion of our tax counsel, Varnum LLP. It applies to you only if you acquire the shares of our common stock in the exchange offers and you hold your trust preferred securities and such shares of our common stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•         a dealer in securities or currencies,

•         a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•         a bank,

•         an insurance company,

•         a tax-exempt organization,

•         a person that owns trust preferred securities that are a hedge or that are hedged against interest rate risks,

•         a person that owns trust preferred securities or our common stock as part of a straddle or conversion transaction for tax purposes,

•         a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•         a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.  In connection with the original issuance of the trust preferred securities of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV and Midwest Guaranty Trust I (each one a "Trust"), tax counsel for those transactions gave their opinion at that time that based on certain qualifications, limitations and assumptions, for U.S. federal income tax purposes, the relevant Trust will be classified as a grantor trust and the debt securities held by the relevant Trust (the "Underlying Debentures") will be classified as the Company's indebtedness (although there is no controlling authority directly on point).  Based on the foregoing opinions, the rest of this section assumes that each Trust is a grantor trust and that the Underlying Debentures are our indebtedness for federal income tax purposes.  These opinions have been filed as exhibits to the registration statement related to this prospectus.

If a partnership (including limited liability companies, taxed as a partnership ("LLC")) holds the trust preferred securities, the U.S. federal income tax treatment of a partner or member of an LLC taxed as a partnership will generally depend on the status of the partner or LLC member and the tax treatment of the partnership or LLC. A partner in a partnership or member of an LLC taxed as a partnership holding the trust preferred securities should consult its tax advisor with regard to the U.S. federal income tax treatment of the exchange offers and of owning the shares of our common stock received pursuant to the exchange offers.

Please consult your own tax advisor concerning the consequences of owning the trust preferred securities, participating in the exchange offers, and of owning the shares of our common stock received in the exchange offers in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the exchange offers. You are a U.S. holder if you are a beneficial owner of a trust preferred security and you are:

•         an individual who is a citizen or resident of the U.S.,

•         an entity that is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia,

•         an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•         a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons, prior to that date, that elect to continue to be treated as U.S. persons will also be U.S. holders.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to "—Non-U.S. Holders" below.

Treatment of the Exchange Offers

A holder of trust preferred securities is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Debentures. Therefore, the exchange of the trust preferred securities for our common stock pursuant to the exchange offers will be treated as an exchange of the Underlying Debentures for shares of our common stock for U.S. federal income tax purposes, and will therefore be a recapitalization. Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the common stock received in such an exchange will be the same as your adjusted tax basis in the trust preferred securities surrendered, and your holding period for such common stock will include your holding period for the trust preferred securities that were exchanged.

If you acquired a trust preferred security for an amount that is less than the stated principal amount of a ratable share of the Underlying Debentures, the amount of such difference is generally treated as "market discount" on the Underlying Debentures for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the trust preferred security to the maturity date of the Underlying Debentures, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange trust preferred securities with accrued market discount for our common stock pursuant to the exchange offers, any gain on the subsequent disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

U.S. Holders of Common Stock

Distributions on Common Stock. In general, distributions with respect to our common stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Stock. Subject to the above discussion on market discount under "—Treatment of the Exchange Offers," upon the sale or other disposition of our common stock received upon exchange of trust preferred securities pursuant to the exchange offers, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our common stock. Such capital gain or loss will generally be long-term if your holding period in respect of such common stock is more than one year. For a discussion of your holding period in respect of common stock received in exchange for trust preferred securities, see above under "—Treatment of the Exchange Offers." Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Original Issue Discount (OID)

While not directly arising because of the exchange offers, another tax issue seems important to consider in evaluating the exchange offers.  Debt instruments such as the trust preferred securities may be subject to the IRS's rules regarding original issue discount ("OID").  These rules are complicated.  They can apply if the issuer can defer payments of interest, although they may not apply if the likelihood of such interest deferral is remote.

Beginning in the fourth quarter of 2009, we deferred all distributions on our outstanding trust preferred securities.  Because of the exercise of our option to defer payments of interest, the IRS will likely deem there to be OID.  Holders of instruments that have OID must report, on an economic accrual basis, their respective allocable portions of the OID as interest income, even though such holders may be on the cash method of accounting and even though they have not received any cash distributions represented by such OID income.  You will be receiving IRS Form 1099-OID to reflect OID income that you should report to the IRS, and a copy of each IRS Form 1099-OID will be provided to the IRS annually.  Failure to report taxable income, including OID, can subject taxpayers to penalties.  Because these rules are complicated, we urge you to consult a competent tax advisor.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a trust preferred security and you are not a U.S. holder and are not a partnership or LLC taxed as a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offers

Generally, if you are a Non-U.S. holder, you will not recognize any gain or loss on the exchange of trust preferred securities for common stock pursuant to the exchange offers.

Non-U.S. Holders of Common Stock

Dividends. Except as described below, if you are a Non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•         a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•         in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are "effectively connected" with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•         you are a non-U.S. person, and

•         the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic U.S. corporations.

If you are a corporate Non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock. If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

•         the gain is "effectively connected" with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment or fixed base, in the case of an individual, that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•         you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•         we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes; provided that you will not be subject to U.S. federal income tax on the gain on a disposition of common stock if either (i) our common stock is regularly traded on an established securities market in the year of your disposition and you did not hold, directly or indirectly, more than 5% of our common stock at any time during the five-year period ending on the date of disposition or (ii) you are eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate Non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common stock held by an individual Non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting. If you are a U.S. holder of our common stock, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our common stock, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a Non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

•         dividend payments; and

•         the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as:

•         the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•         a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•         other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•         you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•         the proceeds are transferred to an account maintained by you in the United States;

•         the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•         the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•         a United States person;

•         a controlled foreign corporation for United States tax purposes;

•         a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•         a foreign partnership, if at any time during its tax year:

•         one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•         such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.

Original Issue Discount (OID)

While not directly arising because of the exchange offers, another tax issue seems important to consider in evaluating the exchange offers.  Debt instruments such as the trust preferred securities may be subject to the IRS's rules regarding original issue discount ("OID").  These rules are complicated.  They can apply if the issuer can defer payments of interest, although they may not apply if the likelihood of such interest deferral is remote.

Beginning in the fourth quarter of 2009, we deferred all distributions on our outstanding trust preferred securities.  Because of the exercise of our option to defer payments of interest, the IRS will likely deem there to be OID.  Holders of instruments that have OID must report, on an economic accrual basis, their respective allocable portions of the OID as interest income, even though such holders may be on the cash method of accounting and even though they have not received any cash distributions represented by such OID income.  You will be receiving IRS Form 1099-OID to reflect OID income that you should report to the IRS, and a copy of each IRS Form 1099-OID will be provided to the IRS annually.  Failure to report taxable income, including OID, can subject taxpayers to penalties.  Because these rules are complicated, we urge you to consult a competent tax advisor

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the trust preferred securities for shares of our common stock and the acquisition, holding and, to the extent relevant, disposition of common stock by a pension, profit-sharing, or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, an "ERISA Plan") and the U.S. Internal Revenue Code (the "Code").

A fiduciary with respect to any assets of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an exchange of trust preferred securities for common stock. Among other factors, the fiduciary should consider whether the investment in common stock would satisfy the exclusive purpose, prudence, and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA prohibits ERISA plans and Section 4975 of the Code prohibits certain qualified retirement plans and individual retirement accounts (as well as other plans subject to these sections) (collectively, the "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) ("Non-ERISA Arrangements") are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws ("Similar Laws").

The exchange of trust preferred securities for common stock by a Plan or any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the common stock is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of shares of our common stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby by certain parties in interest who provide services to the Plan, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding common stock or any interest therein will be deemed to have represented by its acquisition and holding of common stock offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the common stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the common stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the exchange have exclusive responsibility for ensuring that their acquisition and holding of our common stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any trust preferred securities for common stock by a Plan, Plan Asset Entity, or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities, or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity, or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities, or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity, or Non-ERISA Arrangement.

VALIDITY OF COMMON SHARES

The validity of the shares of common stock to be issued in the exchange offers will be passed upon for us by Varnum LLP, Grand Rapids, Michigan.

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2008 and for each of the three years in the period ended December 31, 2009, included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Independent Bank Corporation

Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2009.  Independent Bank Corporation's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
February 26, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(In thousands, except share amounts)

ASSETS
Cash and due from banks	$65,214	$57,463
Interest bearing deposits	223,522	242

Cash and cash equivalents	288,736	57,705
Trading securities	54	1,929
Securities available for sale	164,151	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	28,063
Loans held for sale, carried at fair value	34,234	27,603
Loans
Commercial	840,367	976,391
Mortgage	749,298	839,496
Installment	303,366	356,806
Finance receivables	406,341	286,836

Total Loans	2,299,372	2,459,529
Allowance for loan losses	(81,717)	(57,900)

Net Loans	2,217,655	2,401,629
Other real estate and repossessed assets	31,534	19,998
Property and equipment, net	72,616	73,318
Bank owned life insurance	46,514	44,896
Goodwill		16,734
Other intangibles	10,260	12,190
Capitalized mortgage loan servicing rights	15,273	11,966
Prepaid FDIC deposit insurance assessment	22,047
Accrued income and other assets	34,436	44,802

Total Assets	$2,965,364	$2,956,245
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$334,608	$308,041
Savings and NOW	1,059,840	907,187
Retail time	542,170	668,968
Brokered time	629,150	182,283

Total Deposits	2,565,768	2,066,479
Federal funds purchased		750
Other borrowings	131,182	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	21,309	26,636
Accrued expenses and other liabilities	44,356	32,629

Total Liabilities	2,855,503	2,761,368

Commitments and contingent liabilities
Shareholders' Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share — 200,000 shares authorized; 72,000 shares issued and outstanding
at December 31, 2009 and 2008	69,157	68,456
Common stock, $1.00 par value — 60,000,000 shares authorized; issued and outstanding; 24,028,505 shares at December 31, 2009 and 23,013,980 shares at December 31, 2008	23,863	22,791
Capital surplus	201,618	200,687
Accumulated deficit	(169,098)	(73,849)
Accumulated other comprehensive loss	(15,679)	(23,208)

Total Shareholders' Equity	109,861	194,877

Total Liabilities and Shareholders' Equity	$2,965,364	$2,956,245

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$177,948	$186,747	$202,361
Interest on securities
Taxable	6,333	8,467	9,635
Tax-exempt	3,669	7,238	9,920
Other investments	1,106	1,284	1,338

Total Interest Income	189,056	203,736	223,254

INTEREST EXPENSE
Deposits	35,405	46,697	89,060
Other borrowings	15,128	26,890	13,603

Total Interest Expense	50,533	73,587	102,663

Net Interest Income	138,523	130,149	120,591
Provision for loan losses	103,032	71,321	43,160

Net Interest Income After Provision for Loan Losses	35,491	58,828	77,431

NON-INTEREST INCOME
Service charges on deposit accounts	24,370	24,223	24,251
Net gains (losses) on assets
Mortgage loans	10,860	5,181	4,317
Securities	3,826	(14,795)	295
Other than temporary loss on securities available for sale
Total impairment loss	(4,073)	(166)	(1,000)
Loss recognized in other comprehensive loss	3,991

Net impairment loss recognized in earnings	(82)	(166)	(1,000)
VISA check card interchange income	5,922	5,728	4,905
Mortgage loan servicing	2,252	(2,071)	2,236
Title insurance fees	2,272	1,388	1,551
Other income	9,239	10,233	10,590

Total Non-interest Income	58,659	29,721	47,145

NON-INTEREST EXPENSE
Compensation and employee benefits	53,003	55,179	55,811
Vehicle service contract counterparty contingencies	31,234	966
Loan and collection	14,727	9,431	4,949
Occupancy, net	11,092	11,852	10,624
Loss on other real estate and repossessed assets	8,554	4,349	276
Data processing	8,386	7,148	6,957
Deposit insurance	7,328	1,988	628
Furniture, fixtures and equipment	7,159	7,074	7,633
Credit card and bank service fees	6,608	4,818	3,913
Advertising	5,696	5,534	5,514
Goodwill impairment	16,734	50,020	343
Other expenses	17,066	18,791	19,076

Total Non-interest Expense	187,587	177,150	115,724

Income (Loss) From Continuing Operations Before Income Tax	(93,437)	(88,601)	8,852
Income tax expense (benefit)	(3,210)	3,063	(1,103)

Income (Loss) From Continuing Operations	(90,227)	(91,664)	9,955
Discontinued operations, net of tax			402

Net Income (Loss)	$(90,227)	$(91,664)	$10,357
Preferred dividends	4,301	215
Net Income (Loss) Applicable to Common Stock	$(94,528)	$(91,879)	$10,357
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44
Diluted	$(3.96)	$(4.00)	$0.44

Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46
Diluted	$(3.96)	$(4.00)	$0.45
Cash dividends declared per common share	$0.03	$0.14	$0.84

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

				Retained	Accumulated
				Earnings	Other	Total
	Preferred	Common	Capital	(Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Surplus	Deficit)	Income (Loss)	Equity
	(In thousands)

Balances at December 31, 2006	$—	$22,865	$200,241	$31,420	$3,641	$258,167
Net income for 2007				10,357		10,357
Cash dividends declared, $.84 per share				(19,007)		(19,007)
Issuance of 46,056 shares of common stock		46	433			479
Share based compensation		4	303			307
Repurchase and retirement of 313,728 shares of common stock		(314)	(5,675)			(5,989)
Net change in accumulated other comprehensive income (loss), net of $2.1 million related tax effect					(3,812)	(3,812)

Balances at December 31, 2007	—	22,601	195,302	22,770	(171)	240,502
Net loss for 2008				(91,664)		(91,664)
Cash dividends
Common, declared — $.14 per share				(3,222)		(3,222)
Preferred, 5%				(180)		(180)
Issuance of preferred stock	68,421					68,421
Issuance of common stock warrants			3,579			3,579
Issuance of 171,977 shares of common stock		172	1,236			1,408
Share based compensation		35	553			588
Repurchase and retirement of 17,287 shares of common stock		(17)	17			0
Accretion of preferred stock discount	35			(35)		0
Reclassification adjustment upon adoption of the fair value option				(1,518)	1,518	0
Net change in accumulated other comprehensive income (loss), net of no related tax effect					(24,555)	(24,555)

Balances at December 31, 2008	68,456	22,791	200,687	(73,849)	(23,208)	194,877
Net loss for 2009				(90,227)		(90,227)
Cash dividends
Common, declared — $.03 per share				(721)		(721)
Preferred, 5%				(3,600)		(3,600)
Issuance of 1,032,105 shares of common stock		1,032	162			1,194
Share based compensation		58	751			809
Repurchase and retirement of 17,586 shares of common stock		(18)	18			0
Accretion of preferred stock discount	701			(701)		0
Net change in accumulated other comprehensive income (loss), net of $4.1 million related tax effect					7,529	7,529

Balances at December 31, 2009	$69,157	$23,863	$201,618	$(169,098)	$(15,679)	$109,861

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	2009	2008	2007
		(In thousands)

Net income (loss)	$(90,227)	$(91,664)	$10,357
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	8,721	(19,626)	(2,318)
Change in unrealized losses on securities available for sale for which a portion of other than temporary impairment has been recognized in earnings	(2,594)
Net change in unrealized gain (loss) on derivative instruments	1,402	(4,929)	(1,332)
Reclassification adjustment for accretion on settled derivative instruments			(162)

Comprehensive Income (Loss)	$(82,698)	$(116,219)	$6,545

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Net Income (Loss)	$(90,227)	$(91,664)	$10,357

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
FROM (USED IN) OPERATING ACTIVITIES
Proceeds from the sale of trading securities	2,827	2,688
Proceeds from sales of loans held for sale	551,977	271,715	293,143
Disbursements for loans held for sale	(545,548)	(260,177)	(290,940)
Provision for loan losses	103,032	71,321	43,168
Deferred federal income tax expense (benefit)	2,146	10,936	(6,347)
Deferred loan fees	(439)	(649)	(1,068)
Depreciation, amortization of intangible assets and premiums and
accretion of discounts on securities and loans	(43,337)	(22,778)	(12,555)
Net gains on sales of mortgage loans	(10,860)	(5,181)	(4,317)
Net (gains) losses on securities	(3,826)	14,795	(295)
Securities impairment recognized in earnings	82	166	1,000
Goodwill impairment	16,734	50,020	343
Share based compensation	809	588	307
Increase in accrued income and other assets	(46,796)	(17,857)	(12,304)
Increase (decrease) in accrued expenses and other liabilities	14,258	(3,162)	(7,290)

Total Adjustments	41,059	112,425	2,845

Net Cash (Used in) From Operating Activities	(49,168)	20,761	13,202

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	43,525	80,348	61,520
Proceeds from the maturity of securities available for sale	8,345	29,979	38,509
Principal payments received on securities available for sale	27,326	21,775	30,752
Purchases of securities available for sale	(15,806)	(22,826)	(65,366)
Purchase of Federal Home Loan Bank Stock		(6,224)
Purchase of Federal Reserve Bank Stock			(7,514)
Redemption of Federal Reserve Bank Stock	209
Proceeds from sale of non-performing and other loans of concern			4,315
Portfolio loans originated, net of principal payments	133,235	35,252	(62,107)
Acquisition of business offices, less cash paid			210,053
Proceeds from sale of insurance premium finance business			175,901
Proceeds from the sale of other real estate	12,336	5,987	4,445
Capital expenditures	(7,995)	(8,128)	(10,342)

Net Cash From Investing Activities	201,175	136,163	380,166

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	499,289	(438,826)	(508,797)
Net increase (decrease) in other borrowings and federal funds purchased	(191,722)	135,039	(89,008)
Proceeds from Federal Home Loan Bank advances	242,524	824,101	331,500
Payments of Federal Home Loan Bank advances	(462,356)	(770,395)	(131,263)
Repayment of long-term debt		(3,000)	(2,000)
Net change in financed premiums payable	(5,327)	10,291	8,196
Dividends paid	(3,384)	(7,769)	(18,874)
Repurchase of common stock			(5,989)
Proceeds from issuance of preferred stock		68,421
Proceeds from issuance of common stock warrants		3,579
Proceeds from issuance of subordinated debt			32,991
Redemption of subordinated debt			(4,300)
Proceeds from issuance of common stock		51	156

Net Cash From (Used in) Financing Activities	79,024	(178,508)	(387,388)

Net Increase (Decrease) in Cash and Cash Equivalents	231,031	(21,584)	5,980
Change in cash and cash equivalents of discontinued operations			167
Cash and Cash Equivalents at Beginning of Year	57,705	79,289	73,142

Cash and Cash Equivalents at End of Year	$288,736	$57,705	$79,289
Cash paid during the year for
Interest	$50,420	$79,714	$107,797
Income taxes	335	877	7,409
Transfer of loans to other real estate	35,252	20,609	11,244
Transfer of loans to held for sale	2,200

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment on investment securities, the determination of the allowance for loan losses, the determination of vehicle service contract counterparty contingencies, the valuation of derivative financial instruments, the valuation of originated mortgage servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank's activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branches and loan production offices. We also purchase payment plans, on a full recourse basis, from companies (which we refer to as "counterparties") that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation ("Mepco"). Subject to established underwriting criteria, our bank subsidiary also used to participate in commercial lending transactions with certain non-affiliated banks and used to purchase real estate mortgage loans from third-party originators. At December 31, 2009, 67% of our bank's loan portfolio was secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to Premium Financing Specialists, Inc. See note #26.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions, for short-term borrowings and for financed premiums payable.

INTEREST BEARING DEPOSITS — Interest bearing deposits consist of overnight deposits with the Federal Reserve Bank.

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2009 and 2008. Fair value adjustments as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in mortgage loan servicing in the consolidated statements of operations.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2009 and 2008. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We evaluate securities for other-than-temporary impairment ("OTTI") at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. All interest accrued but not received for loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status is based on contractual terms of the loan agreement.

Certain loan fees and direct loan origination costs are deferred and recognized as an adjustment of yield generally over the contractual life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized generally over the contractual life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for letters of credit are recognized as revenue over the life of the commitment.

FINANCE RECEIVABLE REVENUE RECOGNITION — Payment plans (which are classified as finance receivables in our consolidated statements of financial condition) are acquired by our Mepco segment at a discount and reported net of this discount in the consolidated statements of financial condition. This discount is accreted into interest and fees on loans over the life of the receivable computed on a level-yield method.

ALLOWANCE FOR LOAN LOSSES — Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off homogenous residential mortgage, installment and finance receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

A loan is impaired when full payment under the loan terms is not expected. Generally, those commercial loans that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. Generally, those mortgage loans whose terms have been modified and considered a troubled debt restructuring are also evaluated for impairment. We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. Large groups of smaller balance homogeneous loans, such as installment and mortgage loans and finance receivables are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan's effective interest rate at inception of the loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The allowance for loan losses on unfunded commitments is determined in a similar manner to the allowance for loan losses and is recorded in accrued expenses and other liabilities.

PROPERTY AND EQUIPMENT — Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Buildings are generally depreciated over a period not exceeding 39 years and equipment is generally depreciated over periods not exceeding 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or lease period.

BANK OWNED LIFE INSURANCE  — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 270 salaried employees in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property's new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in the consolidated statements of operations. Non-real estate repossessed assets are treated in a similar manner.

GOODWILL AND OTHER INTANGIBLE ASSETS — Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit, customer relationship intangible assets and covenants not to compete. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 5 to 15 years.

INCOME TAXES — We employ the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

We adopted guidance issued by the Financial Accounting Standards Board ("FASB") with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. The adoption of this guidance did not have an impact on our financial statements.

We recognize interest and/or penalties related to income tax matters in income tax expense.

We file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE — Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The securities pledged to secure the repurchase agreements remains in the securities portfolio.

FINANCED PREMIUMS PAYABLE — Financed premiums payable represent amounts owed to insurance companies or other counterparties for vehicle service contract payment plans provided by us for our customers. The financed premiums payable becomes due in accordance with the terms of the specific contract between Mepco and the counterparty. Typically these terms require payment after Mepco has received one or two payments from the consumer on the payment plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

We record the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense.

We also record fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of both the Fair Value Hedges. and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on the balance sheet and recognize any subsequent changes in its fair value in earnings.

When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.

COMPREHENSIVE INCOME — Comprehensive Income consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized loss on securities available for sale reflects net gains reclassified into earnings of $2.8 million and $0.7 million in 2009 and 2007, respectively and reflects net losses reclassified into earnings of $4.6 million in 2008. The reclassification of these amounts from comprehensive income resulted in an income tax expense of $1.0 million and $0.2 million in 2009 and 2007, respectively, and resulted in an income tax benefit of $1.6 million in 2008.

EARNINGS PER COMMON SHARE — Basic earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. For diluted earnings per common share net income applicable to common stock is divided by the weighted average number of common shares outstanding during the period plus amounts representing the dilutive effect of stock options outstanding and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, unvested restricted stock and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STOCK BASED COMPENSATION — Compensation cost is recognized for stock options and non-vested share awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of our common stock at the date of grant is used for non-vested share awards. Compensation cost is recognized over the required service period, generally defined as the vesting period.

COMMON STOCK — At December 31, 2009, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.6 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform with the 2009 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In July 2009, the FASB issued Accounting Standards Codification ("ASC") topic 105 "Generally Accepted Accounting Principles" (formerly Statement of Financial Accounting Standards ("SFAS") No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162"). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have an effect on our consolidated financial statements.

In June 2009, the FASB issued FASB ASC topic 860 "Transfers and Servicing" (formerly SFAS No. 166 "Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140"). This standard removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The effective date of this standard is January 1, 2010. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued FASB ASC 810-10, "Consolidation" (formerly SFAS No. 167 "Amendments to FASB Interpretation No. 46(R)"). The standard amends tests for variable interest entities to determine whether a variable interest entity must be consolidated. FASB ASC 810-10 requires an entity to perform an analysis to determine whether an entity's variable interest or interests give it a controlling financial interest in a variable interest entity. This standard requires ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and enhanced disclosures that provide more transparent information about an entity's involvement with a variable interest entity. The effective date of this standard is January 1, 2010. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update "ASU" 2009-5 "Measuring Liabilities at Fair Value". This ASU provides amendments to ASC 820-10 "Fair Value Measurements and Disclosures" to address concerns regarding the determination of the fair value of liabilities. Because liabilities are often not "traded", due to restrictions placed on their transferability, there is typically a very limited amount of trades (if any) from which to draw market participant data. As such, many entities have had to determine the fair value of a liability through the use of a hypothetical transaction. This ASU clarifies the valuation techniques that must be used when the liability subject to the fair value determination is not traded as an asset in an active market. The effective date is the first reporting period beginning after issuance. The adoption of this ASU did not have a material effect on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2009, the FASB issued ASC 320-10-65-1 (formerly FASB Staff Position ("FSP") No. 115-2 and No. 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments"). This standard amends existing guidance for determining whether impairment is other-than-temporary for debt securities and requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, this standard expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard resulted in $4.0 million of OTTI relating to other factors being recognized in other comprehensive income during 2009.

In April 2009, the FASB issued ASC 820-10-65-4 (formerly FSP No. 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly"). This standard emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. This standard provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. This standard is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In May 2009, the FASB issued ASC topic 855 "Subsequent Events" (formerly SFAS No. 165, "Subsequent Events"). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted this statement during the second quarter of 2009. We have evaluated subsequent events through February 26, 2010 which represents the date our financial statements included in our December 31, 2009 Form 10-K were filed with the Securities and Exchange Commission (financial statement issue date). We have not evaluated subsequent events relating to these financial statements after that date.

In February 2008, the FASB issued ASC 820-10-65-1 (formerly FSP 157-2, "Effective Date of FASB Statement No. 157"). This standard delays the effective date of SFAS #157, "Fair Value measure for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard on January 1, 2009 did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued ASC 815-10-65-1 (formerly SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133"). This standard amends and expands the disclosure requirements of FASB ASC topic 815 "Derivatives and Hedging" (previously SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities") and requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted this standard on January 1, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2008, the FASB amended certain provisions of ASC 260-10-45 (formerly FASB Staff Position EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities"). These provisions address whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore need to be included in the earnings allocation in computing earnings per share under the two class method. These provisions are effective for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of these provisions on January 1, 2009 had the effect of treating our unvested share payment awards as participating in the earnings allocation when computing our basic earnings per share. Prior period earnings per share data has been adjusted to treat unvested share awards as participating.

In December 2007, the FASB issued ASC topic 805 "Business Combinations" (formerly SFAS No. 141(R), "Business Combination"). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. This standard is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard on January 1, 2009 did not have a material effect on our consolidated financial statements.

NOTE 2 —	RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2009 and 2008 were $25.5 million and $16.9 million respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to our visa debit card operations and merchant payment processing operations. These balances are held at unrelated financial institutions and totaled $7.6 million and $0.5 million at December 31, 2009 and 2008, respectively.

NOTE 3 —	SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)
2009
U.S. agency residential mortgage-backed	$46,108	$1,500	$86	$47,522
Private label residential mortgage-backed	38,531	97	7,653	30,975
Other asset-backed	5,699		194	5,505
Obligations of states and political subdivisions	66,439	1,096	403	67,132
Trust preferred	14,272	456	1,711	13,017

Total	$171,049	$3,149	$10,047	$164,151

2008
U.S. agency residential mortgage-backed	$47,376	$715	$62	$48,029
Private label residential mortgage-backed	48,921		12,034	36,887
Other asset-backed	8,276	338	1,193	7,421
Obligations of states and political subdivisions	105,499	1,638	1,584	105,553
Trust preferred	17,874		5,168	12,706
Preferred stock	3,800	1,016		4,816

Total	$231,746	$3,707	$20,041	$215,412

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investments' gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2009
U.S. agency residential mortgage-backed	$7,310	$86			$7,310	$86
Private label residential mortgage-backed	4,343	112	$18,126	$7,541	22,469	7,653
Other asset backed	783	3	4,722	191	5,505	194
Obligations of states and political subdivisions	4,236	124	3,960	279	8,196	403
Trust preferred			7,715	1,711	7,715	1,711

Total	$16,672	$325	$34,523	$9,722	$51,195	$10,047

2008
U.S. agency residential mortgage-backed	$4,827	$62			$4,827	$62
Private label residential mortgage-backed	23,297	5,224	$13,590	$6,810	36,887	12,034
Other asset backed	5,838	1,193			5,838	1,193
Obligations of states and political subdivisions	31,273	1,507	1,258	77	32,531	1,584
Trust preferred	9,490	2,409	3,132	2,759	12,622	5,168

Total	$74,725	$10,395	$17,980	$9,646	$92,705	$20,041

We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the fair value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.

For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

U.S. Agency residential mortgage-backed securities — at December 31, 2009 we had 5 securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at December 31, 2009 we had 23 securities whose fair value is less than amortized cost. 22 of the issues are rated by a major rating agency as investment grade while 1 is below investment grade. Pricing conditions in the private label residential mortgage and asset-backed security markets are characterized by sporadic secondary market flow, significant implied liquidity risk premiums, a wide bid / ask spread and an absence of new issuances of similar securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The unrealized losses are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)
Private label residential mortgage-backed
Jumbo	$21,718	$(5,749)	$26,139	$(9,349)
Alt-A	9,257	(1,807)	10,748	(2,685)
Other asset-backed — Manufactured housing	5,505	(194)	7,421	(855)

All of the private label mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 59% of the collateral pool. Typical exposure levels to California (median exposure is 43%) are consistent with overall market collateral characteristics. Six transactions have modest exposure to Florida, ranging from 5% to 11%, and one transaction has modest exposure to Arizona (5%). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94%. The structure of the mortgage and asset-backed securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (7%), senior (73%), senior support (12%) and mezzanine (8%). The mezzanine classes are from seasoned transactions (65 to 95 months) with significant levels of subordination (8% to 23%). Except for the additional discussion below relating to other than temporary impairment, each private label mortgage and asset-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies.

All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The non-receipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including the one security with a rating below investment grade, were reviewed for OTTI utilizing a cash flow projection. The scope of review included securities that account for 97% of the $7.8 million in unrealized losses. In our analysis, recovery was evaluated by discounting the expected cash flows back at the book yield. If the present value of the future cash flows is less than amortized cost, then there would be a credit loss. Our cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and severity. Near term prepayment assumptions were based on recently observed prepayment rates. In many cases, recently observed prepayment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rates are depressed due to a sharp decline in new jumbo loan issuance. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projects that prepayment rates gradually revert to historical levels. For seasoned ARM transactions normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral, the analysis considers the spread differential between the collateral and the current market rate for conforming mortgages. Near term default assumptions were based on recent default observations as well as the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our model expects defaults to then decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Current severity assumptions are based on recent observations. Loss severity is expected to decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Except for one below investment grade security discussed in further detail below, our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

The private label mortgage-backed security with a below investment grade credit rating was evaluated for OTTI using the cash flow analysis discussed above. At December 31, 2009 this security had a fair value of $3.9 million and an unrealized loss of $4.1 million (amortized cost of $8.0 million). The underlying loans in this transaction are 30 year fixed rate jumbos with an average origination date FICO of 748 and an average origination date loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that are rated above investment grade. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated an OTTI of $4.1 million at December 31, 2009, $0.065 million of this amount was attributed to credit and was recognized in our consolidated statements of operations while the balance was attributed to other factors and reflected in our consolidated statements of other comprehensive income (loss).

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2009 we had 32 municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are not rated by a major rating agency. Approximately 75% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities  — at December 31, 2009 we had six securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past two years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Since the end of the first quarter, although still showing signs of weakness, pricing has improved somewhat as some uncertainty has been taken out of the market. Two of the six securities are rated by a major rating agency as investment grade, while two are split rated (these securities are rated as investment grade by one major rating agency and below investment grade by another) and the other two are non-rated. The two non-rated issues are relatively small banks and neither of these issues were ever rated. The issuers on these trust preferred securities, which had a combined book value of $2.8 million and a combined fair value of $1.8 million as of December 31, 2009, continue to make interest payments and have satisfactory credit metrics.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our OTTI analysis for trust preferred securities is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank's operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, assets quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues. During the first quarter of 2009 we recorded OTTI on an unrated trust preferred security whose fair value at December 31, 2009 now exceeds its amortized cost. Specifically, this issuer has deferred interest payments on all of its trust preferred securities and is operating under a written agreement with the regulatory agencies that specifically prohibits dividend payments. The issuer is a relatively small bank with operations centered in southeast Michigan. The issuer reported losses in 2008 and 2009 and has a high volume of nonperforming assets relative to tangible capital. This investment's amortized cost has been written down to a price of 26.75, or $0.07 million, compared to a par value of 100.00, or $0.25 million.

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)

Trust preferred securities
Rated issues	$11,188	$(212)	$11,114	$(3,874)
Unrated issues — no OTTI	1,761	(1,044)	1,508	(1,294)
Unrated issues — with OTTI	68	1	84

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2009, 2008 and 2007 we recorded OTTI charges on securities available for sale of $0.1 million, $0.2 million and $1.0 million respectively.

The amortized cost and fair value of securities available for sale at December 31, 2009, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$2,700	$2,742
Maturing after one year but within five years	12,957	13,320
Maturing after five years but within ten years	25,260	25,478
Maturing after ten years	39,794	38,609

	80,711	80,149
U.S. agency residential mortgage-backed	46,108	47,522
Private label residential mortgage-backed	38,531	30,975
Other asset-backed	5,699	5,505

Total	$171,049	$164,151

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

		Realized
	Proceeds	Gains	Losses(1)
		(In thousands)

2009	$43,525	$3,003	$130
2008	80,348	1,903	112
2007	61,520	327	32

(1)

Losses in 2009 exclude $0.1 million of other than temporary impairment; losses in 2008 exclude a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock and $0.2 million of other than temporary impairment; and losses in 2007 exclude $1.0 million of other than temporary impairment charges on preferred stock.

During 2009 and 2008 our trading securities consisted of various preferred stocks. During 2009 and 2008 we recognized gains (losses) on trading securities of $1.0 million and $(10.4) million, respectively, that are included in net gains (losses) on securities in the consolidated statements of operations. Of these amounts, $0.04 million and $(2.8) million relates to gains (losses) recognized on trading securities still held at December 31, 2009 and 2008, respectively.

Securities with a book value of $82.6 million and $94.2 million at December 31, 2009 and 2008, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2009 or 2008.

NOTE 4 —	LOANS

Our loan portfolios at December 31 follow:

	2009	2008
	(In thousands)

Real estate(1)
Residential first mortgages	$684,567	$760,201
Residential home equity and other junior mortgages	203,222	229,865
Construction and land development	69,496	127,092
Other(2)	585,988	666,876
Finance receivables	406,341	286,836
Commercial	187,110	207,516
Consumer	156,213	171,747
Agricultural	6,435	9,396

Total loans	$2,299,372	$2,459,529

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $0.2 million at December 31, 2009 and $0.6 million at December 31, 2008. Finance receivables totaling $436.4 million and $307.4 million at December 31, 2009 and 2008, respectively, are presented net of unamortized discount of $30.8 million and $21.2 million at December 31, 2009 and 2008, respectively. These finance receivables had effective yields at December 31, 2009 and 2008 of 13.0% and 14.0%, respectively. These receivables have various due dates through January, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2009		2008		2007
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881
Provision charged to operating expense	103,318	(286)	71,113	208	43,105	55
Recoveries credited to allowance	2,795		3,489		2,346
Loans charged against the allowance	(82,296)		(61,996)		(27,036)

Balance at end of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936

Non-performing loans at December 31 follows:

	2009	2008	2007
	(Dollars in thousands)

Non-accrual loans	$105,965	$122,639	$72,682
Loans 90 days or more past due and still accruing interest	3,940	2,626	4,394

Total non-performing loans	$109,905	$125,265	$77,076

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $7.3 million, $7.2 million, and $4.7 million of interest income would have been recognized in 2009, 2008 and 2007, respectively. Interest income recorded on these loans was approximately $0.2 million, $0.4 million and $0.6 million in 2009, 2008 and 2007, respectively.

Impaired loans at December 31, follows :

	2009	2008
	(Dollars in thousands)

Impaired loans with no allocated allowance	$12,054	$14,228
Impaired loans with an allocated allowance	145,871	76,960

Total impaired loans	$157,925	$91,188

Amount of allowance for loan losses allocated	$29,593	$16,788

Our average investment in impaired loans was approximately $111.2 million, $84.2 million and $40.3 million in 2009, 2008 and 2007, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $1.6 million, $0.6 million and $0.5 million in 2009, 2008 and 2007, respectively of which the majority of these amounts were received in cash.

The increase in impaired loans relative to the decrease in non-performing loans during 2009 reflects a $62.8 million increase in trouble debt restructured ("TDR") loans that remain performing at December 31, 2009. The increase in TDR loans is primarily attributed to the restructuring of repayment terms of residential mortgage loans. Restructured loans not already included in non-performing loans above totaled $72.0 million, $9.2 million and $0.2 million at December 31, 2009, 2008 and 2007 respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2009	2008	2007
	(In thousands)

Mortgage loans serviced for :
Fannie Mae	$1,021,982	$931,904	$933,353
Freddie Mac	708,054	721,777	699,297
Other	291	433	598

Total	$1,730,327	$1,654,114	$1,633,248

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$11,966	$15,780	$14,782
Originated servicing rights capitalized	5,213	2,405	2,873
Amortization	(4,255)	(1,887)	(1,624)
Change in valuation allowance	2,349	(4,332)	(251)

Balance at end of year	$15,273	$11,966	$15,780

Valuation allowance	$2,302	$4,651	$319

Loans sold and serviced that have had servicing rights capitalized	$1,725,278	$1,647,664	$1,623,797

The fair value of capitalized mortgage loan servicing rights was $16.3 million and $12.2 million at December 31, 2009 and 2008, respectively. Fair value was determined using an average coupon rate of 5.73%, average servicing fee of 0.257%, average discount rate of 10.08% and an average PSA rate of 210 for December 31, 2009; and an average coupon rate of 6.06%, average servicing fee of 0.258%, average discount rate of 9.82% and an average PSA rate of 360 for December 31, 2008.

NOTE 5 —	OTHER REAL ESTATE OWNED

During 2009 and 2008 we foreclosed on certain loans secured by real estate and transferred approximately $35.3 million and $20.6 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2009 and 2008 we sold other real estate with book balances of approximately $16.7 million and $7.2 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the income statement.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2009	2008
	(In thousands)

Balance at beginning of year	$2,363	$—
Additions charged to expense	7,108	3,130
Direct write-downs	2,973	767

Balance at end of year	$6,498	$2,363

We had no valuation allowance at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other real estate and repossessed assets totaling $31.5 million and $20.0 million at December 31, 2009 and 2008, respectively are presented net of valuation allowance.

NOTE 6 —	PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2009	2008
	(In thousands)

Land	$19,403	$19,298
Buildings	69,286	68,433
Equipment	73,122	66,171

	161,811	153,902
Accumulated depreciation and amortization	(89,195)	(80,584)

Property and equipment, net	$72,616	$73,318

Depreciation expense was $8.7 million, $8.3 million and $8.5 million in 2009, 2008 and 2007, respectively.

NOTE 7 —	INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets
Core deposit	$31,326	$21,066	$31,326	$19,381
Customer relationship	1,302	1,302	1,302	1,165
Covenants not to compete	1,520	1,520	1,520	1,412

Total	$34,148	$23,888	$34,148	$21,958

Unamortized intangible assets — Goodwill			$16,734

Intangible amortization expense was $1.9 million, $3.1 million and $3.4 million in 2009, 2008 and 2007, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit and customer relationship intangibles, at December 31, 2009, follows:

(In thousands)

2010	1,280
2011	1,371
2012	1,088
2013	1,078
2014	801
2015 and thereafter	4,642

Total	$10,260

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2009 and 2008, follows:

	IB	Mepco	Other(1)	Total
	(In thousands)

Balance at January 1, 2008	$49,677	$16,734	$343	$66,754
Acquired during the year				0
Impairment	(49,677)		(343)	(50,020)

Balance at December 31, 2008	0	16,734	0	16,734
Acquired during the year				0
Impairment		(16,734)		(16,734)

Balance at December 31, 2009	$0	$0	$0	$0

(1)	Includes items relating to our parent company.

During 2009 we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in the prior quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a loss in the fourth quarter of 2009. Further, Mepco's largest business counterparty, who accounted for nearly one-half of Mepco's payment plan business, defaulted in its obligations to Mepco and this counterparty is expected to cease operations in 2010. These factors adversely impacted the level of Mepco's expected future earnings and hence its fair value. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of Mepco's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $16.7 million charge. In addition, we accelerated the amortization of a customer relationship intangible at Mepco in the amount of $0.1 million. This customer relationship intangible had a zero balance at December 31, 2009.

During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

During 2007 we recorded a goodwill impairment charge of $0.3 million at First Home Financial (FHF) which was acquired in 1998. Based on the fair value of FHF the goodwill associated with FHF was written down to zero. Goodwill was previously written down in 2006 from $1.5 million to $0.3 million. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities and was a subsidiary of our IB segment above. Revenues and profits had declined at FHF over the last few years and had continued to decline through the second quarter of 2007. As a result of these declines, the operations of FHF ceased effective June 15, 2007 and this entity was dissolved on June 30, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Savings and NOW	$5,751	$10,262	$18,768
Time deposits under $100,000	25,202	28,572	61,664
Time deposits of $100,000 or more	4,452	7,863	8,628

Total	$35,405	$46,697	$89,060

Aggregate time deposits in denominations of $100,000 or more amounted to $167.7 million and $191.2 million at December 31, 2009 and 2008, respectively.

A summary of the maturity of time deposits at December 31, 2009, follows:

(In thousands)

2010	$512,415
2011	243,158
2012	156,097
2013	131,938
2014	125,545
2015 and thereafter	2,167

Total	$1,171,320

Time deposits acquired through broker relationships totaled $629.2 million and $182.3 million at December 31, 2009 and 2008, respectively.

NOTE 9 —	OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2009	2008
	(In thousands)

Advances from the Federal Home Loan Bank	$94,382	$314,214
Repurchase agreements	35,000	35,000
U.S. Treasury demand notes	1,796	3,270
Federal Reserve Bank borrowings	—	189,500
Other	4	2

Total	$131,182	$541,986

Advances from the Federal Home Loan Bank ("FHLB") are secured by unencumbered qualifying mortgage and home equity loans equal to at least 130% and 200%, respectively of outstanding advances, as well as certain agency and private label mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2009, we had unused borrowing capacity with the FHLB (subject to the FHLB's credit requirements and policies) of $211.9 million. Interest expense on advances amounted to $4.5 million, $12.6 million and $4.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. During 2009 and 2008 FHLB advances totaling $151.5 million and $0.5 million were terminated with no realized gain or loss. No FHLB advances were prepaid during 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2009, we were in compliance with the FHLB stock ownership requirements.

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2009		2008
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2009			$68,000	2.44%
2010	$6,000	7.46%	6,000	7.46
2011	2,250	5.89	2,250	5.89
2012	384	6.90	384	6.90
2013
2014	4,240	5.73	4,240	5.73
2015 and thereafter	14,508	6.58	14,840	6.58

Total fixed-rate advances	27,382	6.59	95,714	3.64

Variable-rate advances — 2011	67,000	0.32	218,500	3.43

Total advances	$94,382	2.14%	$314,214	3.50%

A summary of repayments of FHLB Advances at December 31, 2009, follows:

(In thousands)

2010	$6,359
2011	2,638
2012	762
2013	441
2014	4,717
2015 and thereafter	12,465

Total	$27,382

Repurchase agreements are secured by mortgage-backed securities with a carrying value of approximately $38.4 million and $39.0 million at December 31, 2009 and 2008 respectively. These securities are being held by the counterparty to the repurchase agreement. The cost of funds on repurchase agreements at December 31, 2009 and 2008 approximated 4.42%.

Repurchase agreements averaged $35.0 million, $35.0 million and $11.5 million during 2009, 2008 and 2007, respectively. The maximum amounts outstanding at any month end during 2009, 2008 and 2007 was $35.0 million in each year, respectively. Interest expense on repurchase agreements totaled $1.6 million, $1.6 million and $0.6 million, for the years ended 2009, 2008 and 2007, respectively. The $35.0 million of repurchase agreements at December 31, 2009 all mature in 2010. No repurchase agreements were prepaid during 2009 or 2008.

We had no borrowings outstanding to the Federal Reserve Bank ("FRB") at December 31, 2009. We had unused borrowing capacity with the FRB (subject to the FRB's credit requirements and policies) of $502.5 million at December 31, 2009. Collateral for FRB borrowings are qualifying commercial, mortgage and consumer loans as well as certain securities available for sale. Interest expense on these borrowings amounted to $0.2 million and $3.7 million for the years ended December 31, 2009 and 2008, respectively. No interest expense was incurred on FRB borrowings during 2007. FRB borrowings averaged $59.8 million and $182.9 million during 2009 and 2008,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. The maximum amount outstanding at any month end during 2009 and 2008 were $206.0 million and $331.0 million, respectively. We had no FRB borrowings outstanding during 2007.

Interest expense on Federal funds purchased was zero, $0.3 million and $1.4 million for the years ended December 31, 2009, 2008 and in 2007, respectively.

We had established an unsecured credit facility at the parent company comprised of a term loan and a revolving credit agreement. During 2008 the term loan was paid off and the revolving credit agreement was not renewed. Interest expense on the term loan totaled $0.1 million and $0.3 million during 2008 and 2007 respectively. Interest expense on the revolving credit agreement totaled $0.3 million 2007. No interest expense was incurred on the revolving credit agreement during 2008.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.489 billion at December 31, 2009.

NOTE 10 —	SUBORDINATED DEBENTURES

We have formed various special purpose entities (the "trusts") for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $41.9 million and $72.8 million at December 31, 2009 and 2008, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our consolidated statements of financial condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2009 and 2008
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued
IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232

		$92,888	$90,100	$2,788

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2009 follow:

	Maturity		First Permitted
Entity Name	Date	Interest Rate	Redemption Date
IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities. The subordinated debentures and trust preferred securities are cumulative

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. At December 31, 2009 we had $1.2 million of accrued and unpaid interest. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the consolidated statements of operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the consolidated statements of operations.

We have announced our intention to pursue an offer to our trust preferred securities holders to convert the securities they hold into shares of our common stock. In January 2009, we filed a preliminary registration statement with the SEC to register the common shares needed for this exchange offer. Additionally, in January 2009, our shareholders approved, at a special meeting, the issuance of common stock in exchange for our trust preferred securities. There is no assurance that our efforts related to the above described exchange offer will be successful.

NOTE 11 —	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, we enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated statements of financial condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2009	2008
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$136,862	$159,883
Standby letters of credit	13,824	15,900

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations, have variable rates that range from 2.5% to 8.5% and mature through 2013.

Our Mepco segment conducts its payment plan business activities across the United States and also entered Canada in early 2009. The payment plans permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the "counterparties"). Mepco purchases these payment plans from these counterparties on a recourse basis. Mepco generally does not evaluate the creditworthiness of the individual customer but

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage. The sudden failure of one of Mepco's major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco vigorously pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During the third quarter of 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship. 2009 and 2008 non-interest expenses include $31.2 million and $1.0 million, respectively, charge related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

An analysis of our counterparty contingency accrual follows:

	2009	2008	2007
	(In thousands)
Balance at beginning of year	$—	$—	$—
Additions charged to expense	31,234	966
Charge-offs	(18,990)	(966)

Balance at end of year	$12,244	$—	$—

Several marketers and sellers of the vehicle service contracts, including companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has affected the industry. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

NOTE 12 —	SHAREHOLDERS' EQUITY AND EARNINGS PER COMMON SHARE

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock ("Preferred Stock") and a warrant to purchase 3,461,538 shares of our common stock ("Warrants") to the U.S. Department of Treasury ("UST") in return for $72.0 million under the CPP. Of the total proceeds, $68.4 million was allocated to the Preferred Stock and $3.6 million was allocated to the Warrants (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Preferred Stock dividend.

The Preferred Stock requires a quarterly cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and a rate of 9% per annum thereafter. We accrue dividends based on this rate, liquidation preference and time since last quarterly dividend payment was made. In the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fourth quarter of 2009, we elected, beginning with the payment that was due on November 16, 2009, to defer regularly scheduled quarterly dividend payments on the Preferred Stock. We will continue to accrue for these dividends during the deferral period. At December 31, 2009 we had cumulative Preferred Stock dividends in arrears of $0.9 million.

So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on the Company's common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither the Company nor its subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of its common stock or other junior stock unless the Company has paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of the Company's common stock or other junior stock in connection with the administration of its employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan, redemptions or repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not the Company or one of its subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

The Preferred Stock may be redeemed at any time, in whole or in part, subject to the UST's prior consultation with the Federal Reserve Board. Prior to the recent enactment of the American Recovery and Reinvestment Act of 2009, there were certain restrictions on our ability to redeem the Preferred Stock. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock. Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the Preferred Stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation (including the limitations described in this paragraph). If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The Warrant is initially exercisable for 3,461,538 shares of our common stock. The initial exercise price applicable to the Warrant is $3.12 per share of common stock for which the Warrant may be exercised. The number of shares of common stock underlying the Warrant and the exercise price applicable to the Warrant are both subject to adjustment for certain dilutive actions we may take, including stock dividends, stock splits, and similar transactions. The Warrant may be exercised at any time on or before December 12, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.

In December 2009, we made a proposal to the UST to exchange all of the shares of the Preferred Stock for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange. The aggregate liquidation value of the Preferred Stock is $72.0 million. As a result, if our proposal is accepted by the UST, it would result in us issuing the UST shares of our common stock with a value of $54.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We continue to hold discussions with the UST regarding our proposal and continue to provide them with additional information for them to evaluate our proposal. However, we do not know at this time whether the UST will accept our proposal, whether they will make a counterproposal, or, if they agree to any form of an exchange, what conditions might be imposed on their participation. We also do not know the timing of when the UST will make its decision or whether, if the UST agrees to participate in an exchange, what the timing of that exchange may be.

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2009	2008	2007
	(In thousands, except per share amounts)

Income (loss) from continuing operations	$(90,227)	$(91,664)	$9,955
Preferred dividends	4,301	215

Income (loss) from continuing operations applicable to common shareholders	$(94,528)	$(91,879)	$9,955

Net income (loss)	$(90,227)	$(91,664)	$10,357
Preferred dividends	4,301	215

Net income (loss) applicable to common stock	$(94,528)	$(91,879)	$10,357
Shares outstanding(1)	23,866	22,985	22,684
Stock units for deferred compensation plan for non-employee directors	70	61	62
Effect of stock options		3	118

Shares outstanding for calculation of diluted earnings per share(1)	23,936	23,049	22,864
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44
Diluted	$(3.96)	$(4.00)	$0.44
Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46
Diluted	$(3.96)	$(4.00)	$0.45

(1)

For any period in which a loss is recorded, the assumed exercise of stock options and stock units for the deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

Diluted income/loss per share attributed to discontinued operations was income of $0.02 in 2007.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 1.5 million, 1.5 million and 1.1 million for 2009, 2008 and 2007, respectively. The Warrant to purchase 3,461,538 shares of our common stock was also not considered in computing the loss per share in 2009 and 2008 as it was anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	INCOME TAX

The composition of income tax expense (benefit) from continuing operations for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Current	$(5,356)	$(7,873)	$5,160
Deferred	(4,504)	(16,629)	(6,263)
Change in valuation allowance	6,650	27,565

Income tax expense (benefit)	$(3,210)	$3,063	$(1,103)

The deferred income tax benefit of $4.5 million during 2009 is primarily attributed to the affects of pretax other comprehensive income while the deferred income tax benefits of $16.6 million and $6.3 million in 2008 and 2007, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders' equity was none during 2009 and $0.02 million and $0.3 million during 2008 and 2007, respectively.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Statutory rate applied to income (loss) from continuing operations before income tax	$(32,703)	$(31,010)	$3,098
Change in valuation allowance	23,999	27,565
Goodwill impairment	5,857	11,172	120
Tax-exempt income	(1,455)	(3,047)	(4,031)
Bank owned life insurance	(565)	(682)	(674)
Non-deductible meals, entertainment and memberships	86	133	157
Dividends paid to Employee Stock Ownership Plan	(28)	(145)	(366)
Other, net	1,599	(923)	593

Income tax expense	$(3,210)	$3,063	$(1,103)

Generally, the amount of tax expense or benefit allocated to continuing operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when there is a pretax loss from continuing operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations even when a valuation allowance has been established against deferred tax assets. In 2009, pretax other comprehensive income of $11.6 million reduced our current year valuation allowance and resulted in a benefit of $4.1 million being allocated to the current year loss from continuing operations.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders' equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings. During 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional valuation allowance of $24.0 million. The valuation allowance against our deferred tax assets of $60.2 million at December 31, 2009 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2009	2008
	(In thousands)

Deferred tax assets
Allowance for loan losses	$29,290	$21,054
Net operating loss carryforward	14,378	2,760
Purchase premiums, net	5,317	5,563
Vehicle service contract counterparty risk reserve	4,867	768
Unrealized loss on securities available for sale	2,414	5,714
Alternative minimum tax credit carry forward	2,577	1,678
Valuation allowance on other real estate owned	2,274	827
Unrealized loss on derivative financial instruments	1,545	2,220
Fixed assets	1,276	1,379
Deferred compensation	779	790
Nonaccrual loan interest income	774	457
Unrealized loss on trading securities	611	1,668
Share based payments	574	303
Mepco claims expense	571	608
Other than temporary impairment charge on securities available for sale	87	209
Unrealized loss on available for sale security upon dissolution of money
market auction rate security		2,170
Other		177

Gross deferred tax assets	67,334	48,345
Valuation allowance	(60,158)	(36,159)

Total net deferred tax assets	7,176	12,186
Deferred tax liabilities
Mortgage servicing rights	5,345	4,188
Federal Home Loan Bank stock	480	480
Deferred loan fees	477	387
Loans held for sale	97	239
Other	86

Gross deferred tax liabilities	6,485	5,294

Net deferred tax assets	$691	$6,892

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, we had a net operating loss ("NOL") carryforward of approximately $42.8 million which, if not used against taxable income, will expire as follows:

(In thousands)

2010	929
2011	411
2012	3,437
2013	189
2019	194
2020	359
2029	37,264

Total	$42,783

The use of $5.5 million NOL carryforward in the total above, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

Changes in unrecognized tax benefits for the year ended December 31, follows:

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$1,736	$2,821	$2,303
Additions based on tax positions related to the current year	443	483	633
Reductions due to the statute of limitations	(198)		(39)
Reductions based on tax position related to prior years		(1,513)
Settlements		(55)	(76)

Balance at end of year	$1,981	$1,736	$2,821

If recognized, the entire amount of unrecognized tax benefits, net of $0.5 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2009 and 2008, while $0.03 million was expensed for the year ended December 31, 2007. No amounts were accrued for interest and penalties at December 31, 2009 or 2008. At December 31, 2009, U.S. Federal tax years 2006 through the present remain open.

NOTE 14 —	SHARE BASED COMPENSATION

We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder-approved, permits the grant of share based awards for up to 0.5 million shares of common stock as of December 31, 2009. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

Pursuant to our performance-based compensation plans we granted 0.3 million and 0.2 million stock options to our officers in 2009 and 2007, respectively. We also granted 0.2 million and 0.1 million shares of non-vested common stock to these same individuals in 2008 and 2007, respectively. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. The non-vested common stock cliff vests in five years. We use the Black-Scholes option pricing model to measure compensation cost for stock options and use the market value of the common stock on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date of grant to measure compensation cost for non-vested share awards. We also estimate expected forfeitures over the vesting period.

During 2008 and 2007 we modified 0.1 million stock options in each year originally issued in prior years for two former officers. These modified options vested immediately and the expense associated with these modifications of $0.01 million and $0.1 million, in 2008 and 2007, respectively, was included in compensation and benefits expense. The modification consisted of extending the date of exercise subsequent to resignation of the officers from 3 months to 18 months.

Total compensation expense recognized for stock option and non-vested common stock grants was $0.8 million, $0.6 million and $0.3 million in 2009, 2008 and 2007, respectively. The corresponding tax benefit relating to this expense was $0.3 million, $0.2 million and $0.1 million during 2009, 2008 and 2007, respectively.

A summary of outstanding stock option grants and transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
				(In thousands)
Outstanding at January 1, 2009	1,502,038	$19.73
Granted	299,987	1.59
Exercised
Forfeited	(703,475)	22.21

Outstanding at December 31, 2009	1,098,550	$13.19	5.06

Vested and expected to vest at December 31, 2009	1,090,597	$13.27	5.04

Exercisable at December 31, 2009	762,649	$17.59	3.38

A summary of non-vested stock and transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2009	262,381	$9.27
Granted
Vested
Forfeited

Outstanding at December 31, 2009	262,381	$9.27

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows:

	2009	2007

Expected dividend yield	2.60%	3.76%
Risk-free interest rate	2.59	4.55
Expected life (in years)	6.00	5.99
Expected volatility	58.39%	27.64%
Per share weighted-average fair value	$0.69	$3.74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using a simplified method that, in general, averaged the vesting term and original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was not available. The expected volatility was based on historical volatility of our common stock.

At December 31, 2009, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.6 million. The weighted-average period over which this amount will be recognized is 2.7 years.

Certain information regarding options exercised during the periods ending December 31 follows:

	2009	2008	2007
	(In thousands)

Intrinsic value		$61	$144

Cash proceeds received		$51	$156

Tax benefit realized		$21	$33

NOTE 15 —	BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees' eligible wages. The match of employee contributions was 3% of eligible wages during each of the years 2009, 2008 and 2007. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees' eligible wages. The contribution to the employee stock ownership plan was zero, 3% and 3% in 2009, 2008 and 2007, respectively. Amounts expensed for these retirement plans was $1.0 million, $2.1 million and $2.1 million in 2009, 2008 and 2007, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $1.1 million, $2.2 million, and $2.4 million, in 2009, 2008 and 2007, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.6 million in each year ending December 31, 2009, 2008 and 2007. These insurance programs are also available to retired employees at their own expense.

NOTE 16 —	DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2009
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$115,000	1.1	$(2,328)
Interest-rate cap agreements	45,000	0.4	(1)

	$160,000	0.9	$(2,329)

No hedge designation
Pay-fixed interest-rate swap agreements	$45,000	1.7	$(1,930)
Interest-rate cap agreements	50,000	0.7
Rate-lock mortgage loan commitments	28,952	0.1	217
Mandatory commitments to sell mortgage loans	61,140	0.1	715

Total	$185,092	0.7	$(998)

	2008
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$142,000	2.3	$(5,622)
Interest-rate cap agreements	168,500	0.7	(8)

	$310,500	1.4	$(5,630)

No hedge designation
Pay-fixed interest-rate swap agreements	$26,000	1.8	$(241)
Interest-rate cap agreements	110,000	1.5	202
Rate-lock mortgage loan commitments	43,090	0.1	839
Mandatory commitments to sell mortgage loans	67,406	0.1	(663)

Total	$246,496	0.9	$137

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash flow hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities (see note #10) we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007. During the fourth quarter of 2009 we elected to defer payment of interest on this variable rate trust preferred security. As a result, this pay-fixed interest rate swap was transferred to a no hedge designation and the $1.6 million unrealized loss which was included as a component of accumulated other comprehensive income at the time of the transfer will be reclassified into earnings over the remaining life of this pay-fixed swap. Any future changes in the fair value of this pay-fixed swap will be recorded in earnings.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.1 million and $0.5 million at December 31, 2009 and 2008 respectively.

It is anticipated that $2.5 million of unrealized losses on Cash Flow Hedges at December 31, 2009, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2009 is 5.0 years.

We also use long-term, callable fixed-rate brokered certificates of deposit ("Brokered CDs") to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such callable fixed-rate debt instruments. We did not have any fair value hedges at December 31, 2009 or 2008. Fair Value Hedges at December 31, 2007 included pay-variable interest-rate swaps whereby the counterparty had the right to terminate the transaction without paying a fee. During 2008, interest rates declined which caused the counterparties to exercise their right to cancel the pay-variable interest rate swaps. These terminations totaled $318.2 million.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans ("Mandatory Commitments") to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the consolidated statements of financial condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2009		2008		2009		2008
	Balance		Balance		Balance		Balance
	Sheet	Fair	Sheet	Fair	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value	Location	Value	Location	Value
	(in thousands)

Derivatives designated as hedging instruments Pay-fixed interest rate					Other		Other
swap agreements					liabilities	$2,328	liabilities	$5,622
Interest-rate cap			Other		Other		Other
agreements			assets	$2	liabilities	1	liabilities	10

Total				2		2,329		5,632

Derivatives not designated as hedging instruments
Pay-fixed interest rate					Other		Other
swap agreements					liabilities	1,930	liabilities	241
Interest-rate cap			Other
agreements			assets	202
Rate-lock mortgage	Other		Other
loan commitments	assets	$217	assets	839
Mandatory commitments	Other						Other
to sell mortgage loans	assets	715					liabilities	663

Total		932		1,041		1,930		904

Total derivatives		$932		$1,043		$4,259		$6,536

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
Gain (Loss) Recognized in Other Comprehensive Income (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective	Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)			Location of Gain (Loss) Recognized	Gain (Loss) Recognized in Income(1)
2009	2008	2007	Portion)	2009	2008	2007	in Income(1)	2009	2008	2007

					(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$4,834	$(4,918)	$(2,767)	Interest expense	$(3,110)	$(478)	$909	Interest expense		$1
Interest-rate cap agreements	871	1,241	(505)	Interest expense	(437)	(774)	65	Interest expense	$8	(10)

Total	$5,705	$(3,677)	$(3,272)		$(3,547)	$(1,252)	$974		$8	$(9)

Fair Value Hedges —
pay-variable interest rate swap agreements								Interest expense		$6	$45

										$6	$45
No hedge designation Pay-fixed interest rate swap agreements								Interest expense	$(120)	$(254)
Pay-variable interest rate swap agreements								Interest expense		13	$34
Interest-rate cap agreements								Interest expense	5	(457)	223
Rate-lock mortgage loan commitments								Mortgage loan gains	(622)	887	(17)
Mandatory commitments to sell mortgage loans								Mortgage loan gains	1,378	(600)	(162)

Total									$641	$(411)	$78

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

Accumulated other comprehensive loss included derivative losses of $4.0 million and $6.2 million at December 31, 2009 and 2008, respectively and derivative losses, net of tax, of $0.8 million at December 31, 2007.

NOTE 17 —	RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2009 and 2008.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2009	2008
	(In thousands)
Balance at beginning of year	$363	$902
New loans and advances	298	817
Repayments	(62)	(1,356)

Balance at end of year	$599	$363

Deposits held by us for directors and executive officers totaled $0.9 million and $0.6 million at December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2009	2008	2007
	(In thousands)

Communications	$4,424	$4,018	$3,809
Legal and professional	3,222	2,032	1,978
Amortization of intangible assets	1,930	3,072	3,373
Supplies	1,835	2,030	2,411
Other	5,655	7,639	7,505

Total other non-interest expense	$17,066	$18,791	$19,076

NOTE 19 —	LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2009, follows:

(In thousands)

2010	$1,179
2011	1,047
2012	932
2013	843
2014	815
2015 and thereafter	4,813

Total	$9,629

Rental expense on operating leases totaled $1.2 million, $1.5 million and $1.4 million in 2009, 2008 and 2007, respectively.

NOTE 20 —	CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor's failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2009 include $887.8 million of loans secured by residential real estate and $69.5 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2009, we had $406.3 million of finance receivables. Our recourse for nonpayment of these finance receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2009: Lessors of Nonresidential Real Estate ($211.5 million); Lessors of Residential Real Estate ($91.7 million); Construction General

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contractors and Land Development ($99.2 million); and Health Care and Social Assistance ($62.3 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco's "counterparties") that provide vehicle service contracts and similar products to consumers. When a consumer's payment plan is voluntarily or involuntarily cancelled, Mepco has recourse against certain counterparties involved pursuant to Mepco's contractual arrangements with the counterparties. Mepco generally has recourse against the seller and the administrator of the vehicle service contract. In addition, the insurance company or risk retention group (RRG) that provides the coverage for the vehicle service contract may also guarantee the full recourse obligation or a portion of the recourse obligation of the administrator to Mepco. The sudden failure of one of Mepco's major counterparties (an insurance company, RRG, vehicle service contract administrator or seller) could expose us to significant losses. In 2009, we incurred $31.2 million of such losses (compared to $1.0 million in 2008 and none in 2007). The determination of losses related to vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

Mepco monitors counterparty concentrations in order to attempt to manage our exposure for recourse obligations from each of these counterparties. In addition, even where an insurance company or RRG does not have a recourse obligation to Mepco, the failure of the insurance company or RRG could result in a mass cancellation of the vehicle service contracts (and the related payment plans) insured by such insurance company or RRG. Such a mass cancellation would trigger and accelerate the recourse obligations of the counterparties that did have recourse obligations to Mepco. The counterparty concentration levels are managed based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral, funding holdbacks, guarantees, and distribution of concentrations for vehicle service contract administrators and vehicle service contract sellers/dealers.

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 16.6%, 13.7%, 13.2%, 9.8% and 8.9%, respectively, of Mepco's finance receivables at December 31, 2009.

These companies have provided the insurance coverage for the vehicle service contracts underlying the finance receivables; however, these companies are not all obligated to Mepco for the repayment of the finance receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 45.6%, 12.9%, 4.5%, 4.1% and 4.1%, respectively of Mepco's finance receivables at December 31, 2009. As described in note 11 "Commitments and Contingent Liabilities" Mepco's largest counterparty from which it acquired payment plans has defaulted in its obligations to Mepco and is in the process of winding down its operations.

NOTE 21 —	REGULATORY MATTERS

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the bank's current year's net profits, combined with the retained net profits of the preceding two years. It is not our intent to have dividends paid in amounts which would reduce the capital of our bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2009 the Board of Directors of Independent Bank Corporation adopted resolutions that impose the following restrictions:

•      We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation ("OFIR");\

•      We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•      We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•      We will not rescind or materially modify any of these limitations without notice to the FRB and the Michigan OFIR.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the Michigan OFIR in response to the FRB's most recent examination report of Independent Bank, which was completed in October of 2009. It is very possible that if we had not adopted these resolutions, the FRB and the Michigan OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if our financial condition and performance do not materially improve, we may face additional regulatory scrutiny and restrictions in the form of a memorandum of understanding or similar undertaking imposed by the regulators.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2009 and 2008, categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

			Minimum for		Minimum for
			Adequately Capitalized		Well-Capitalized
	Actual		Institutions		Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2009
Total capital to risk-weighted assets
Consolidated	$233,166	10.58%	$176,333	8.00%	NA	NA
Independent Bank	228,128	10.36	176,173	8.00	$220,216	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$156,702	7.11%	$88,166	4.00%	NA	NA
Independent Bank	199,909	9.08	88,086	4.00	$132,130	6.00%
Tier 1 capital to average assets
Consolidated	$156,702	5.27%	$119,045	4.00%	NA	NA
Independent Bank	199,909	6.72	118,909	4.00	$148,636	5.00%
2008
Total capital to risk-weighted assets
Consolidated	$308,649	13.05%	$189,207	8.00%	NA	NA
Independent Bank	280,971	11.91	188,784	8.00	$235,980	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$261,063	11.04%	$94,603	4.00%	NA	NA
Independent Bank	250,639	10.62	94,392	4.00	$141,588	6.00%
Tier 1 capital to average assets
Consolidated	$261,063	8.61%	$121,350	4.00%	NA	NA
Independent Bank	250,639	8.25	121,503	4.00	$151,879	5.00%

NA — Not applicable

As of December 31, 2009, our bank continued to meet the requirements to be considered "well-capitalized" under federal regulatory standards. However, minimum capital ratios established by the Board of Directors of our bank are higher than the ratios required in order to be considered "well-capitalized" under federal standards. The Board imposed these higher ratios in order to ensure we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered "well-capitalized" under federal regulatory standards:

	Independent Bank -	Minimum Ratios
	Actual as of	Established by Our	Required to be
	12/31/09	Board	Well-Capitalized

Total Capital to Risk-Weighted Assets	10.36%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.72	8.0	5.0

In January of 2010, we adopted a Capital Restoration Plan (the "Capital Plan"), as required by Board resolutions adopted in December of 2009 and submitted such Capital Plan to the FRB and the Michigan OFIR. The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable, but no later than April 30, 2010, and maintaining such capital ratios though at least the end of 2012.

If we are unable to achieve the minimum capital ratios set forth in our Capital Plan it would likely materially and adversely affect our business and financial condition. An inability to improve our capital position would make it

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our capital restoration plan by or within a reasonable time after the April 30, 2010 deadline imposed by our Board of Directors and if our financial condition and performance otherwise fail to improve significantly, it is likely we will not be able to remain well-capitalized under federal regulatory standards. In that case, we also expect our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action. If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered certificates of deposit ("Brokered CDs") without the prior consent of the Federal Deposit Insurance Corporation ("FDIC"), which would likely have a material adverse impact on our business and financial condition. If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

NOTE 22 —	FAIR VALUE DISCLOSURES

FASB ASC topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:

Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2:

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3:

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

We used the following methods and significant assumptions to estimate fair value:

Securities:   Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks and a trust preferred security for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as level 2 of the valuation hierarchy and include agency mortgage-backed securities, municipal securities and certain trust preferred securities. Level 3 securities at December 31, 2009 consist of certain private label mortgage-backed and asset-backed securities whose fair values are estimated using an internal discounted cash flow analysis. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%). Except for the discount rate, the inputs used in this analysis can generally be verified and do not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

involve judgment by management. The discount rate used (an unobservable input) was established using a multi-factored matrix whose base rate was the yield on agency mortgage-backed securities. The analysis adds a spread to this base rate based on several credit related factors, including vintage, product, payment priority, credit rating and non performing asset coverage ratio. The add-on for vintage ranges from zero for transactions backed by loans originated before 2003 to 0.525% for the 2007 vintage. Product adjustments to the discount rate are: 0.05% to 0.20% for jumbo, 0.35% to 2.575% for Alt-A, and 3.00% for manufactured housing. Adjustments for payment priority are -0.25% for super seniors, zero for seniors, 1.00% for senior supports and 3.00% for mezzanine securities. The add-on for credit rating ranges from zero for AAA securities to 5.00% for ratings below investment grade. The discount rate for subordination coverage of nonperforming loans ranges from zero for structures with a coverage ratio of more than 10 times to 10.00% if the coverage ratio declines to less than 0.5 times. The discount rate calculation has a minimum add on rate of 0.25%. These discount rate adjustments are reviewed quarterly for reasonableness. This review considers trends in mortgage market credit metrics by product and vintage. The discount rates calculated in this manner are intended to differentiate investments by risk characteristics. Using this approach, discount rates range from 4.11% to 16.64%, with a weighted average rate of 8.91% and a median rate of 7.99%.

The assumptions used reflect what we believe market participants would use in pricing these assets. The unrealized losses at December 31, 2009 ($7.8 million and included in accumulated other comprehensive loss) were not considered to be other than temporary as we continue to have sufficient credit enhancement via subordination to assure full realization of amortized cost and continue to receive principal and interest payments (see note 3).

Loans held for sale:   The fair value of mortgage loans held for sale is based on mortgage-backed security pricing for comparable assets (recurring level 2). During the fourth quarter of 2009, we transferred a $2.2 million commercial real estate loan from the commercial loan portfolio to held for sale. The fair value of this loan was based on a bid from a buyer and, therefore, is classified as a recurring level 1. This loan was sold for the recorded amount in January, 2010.

Impaired loans:   From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, all of the total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. When the fair value of the collateral is based on an observable market price we record the impaired loan as nonrecurring Level 2. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

Other real estate:   At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property's new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in other expense in the consolidated statements of operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property (nonrecurring Level 3).

Capitalized mortgage loan servicing rights:   The fair value of capitalized mortgage loan servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The valuation model inputs and results can be compared to widely available published industry data for reasonableness.

Derivatives — The fair value of derivatives, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and liabilities measured at fair value, including financial liabilities for which we have elected the fair value option, are summarized below:

		Fair Value Measurements Using
		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Un-observable
	Fair Value	Assets	Inputs	Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

December 31, 2009:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$54	$54
Securities available for sale
U.S. agency residential mortgage-backed	47,522		$47,522
Private label residential mortgage-backed	30,975			$30,975
Other asset-backed	5,505			5,505
Obligations of states and political subdivisions	67,132		67,132
Trust preferred	13,017	612	12,405
Loans held for sale	34,234	2,200	32,034
Derivatives(1)	932		932
Liabilities
Derivatives(2)	4,259		4,259
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,599		9,599
Impaired loans	48,262			48,262
Other real estate	30,821			30,821
December 31, 2008:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$1,929	$1,929
Securities available for sale	215,412	5,275	$210,137
Loans held for sale	27,603		27,603
Derivatives(1)	1,043		1,043
Liabilities
Derivatives(2)	6,536		6,536
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,636		9,636
Impaired loans	60,172			$60,172

(1)	Included in accrued income and other assets

(2)	Included in accrued expenses and other liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in fair values for financial assets which we have elected the fair value option for the periods presented were as follows:

Changes in Fair Values for the Years
Ended December 31 for Items Measured at
Fair Value Pursuant to Election of the Fair Value Option
	2009			2008
			Total			Total
			Change in			Change in
			Fair			Fair
			Values			Values
			Included in			Included in
	Net Gains (Losses)		Current	Net Gains (Losses)		Current
	on Assets		Period	on Assets		Period
	Securities	Loans	Earnings	Securities	Loans	Earnings
(In thousands)

Trading securities	$954		$954	$(10,386)		$(10,386)
Loans held for sale		$(404)	(404)		$682	682

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the consolidated statements of operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2009 and 2008 relating to assets measured at fair value on a non-recurring basis:

•      Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $9.6 million which is net of a valuation allowance of $2.3 million at December 31, 2009 and had a carrying amount of $9.6 million which is net of a valuation allowance of $4.7 million at December 31, 2008. A recovery (charge) of $2.3 million and $(4.3) million was included in our results of operations for the years ending December 31, 2009 and 2008, respectively.

•      Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $69.5 million, with a valuation allowance of $21.3 million at December 31, 2009 and had a carrying amount of $77.0 million, with a valuation allowance of $16.8 million at December 31, 2008. An additional provision for loan losses relating to impaired loans of $56.7 million and $47.9 million was included in our results of operations for the years ending December 31, 2009 and 2008, respectively.

•      Other real estate, which is measured using the fair value of the property, had a carrying amount of $30.8 million which is net of a valuation allowance of $6.5 million at December 31, 2009. An additional charge of $8.6 million was included in our results of operations during the year ended December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, follows:

	Securities Available for Sale
	2009	2008

Beginning balance	$—	$21,497
Total gains (losses) realized and unrealized:
Included in results of operations	(52)
Included in other comprehensive income	(325)
Purchases, issuances, settlements, maturities and calls	(10,524)	(11,469)
Transfers in and/or out of Level 3	47,381	(10,028)

Ending balance	$36,480	$—

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31	$(65)	$0

As discussed above, the $47.4 million of securities available for sale transferred to a Level 3 valuation technique during the first quarter of 2009 consisted entirely of certain private label mortgage-backed and asset-backed securities. We believe that the market dislocation for these securities began in the last four months of 2008, particularly after the collapse of Lehman Brothers in September 2008. Since the disruption was very recent and historically there exists seasonally poor liquidity conditions at year end, we decided that it was appropriate to retain Level 2 pricing in 2008 and continue to monitor and review market conditions as we moved into 2009. During the first quarter of 2009 market conditions did not improve, in fact we believe market conditions worsened due to continued declines in residential home prices, increased consumer credit delinquencies, high levels of foreclosures, continuing losses at many financial institutions, and further weakness in the U.S. and global economies. This resulted in the market for these securities being extremely dislocated, level 2 pricing not being based on orderly transactions and such pricing possibly being described as based on "distressed sales". As a result, we determined that it was appropriate to modify the discount rate in the valuation model described above which resulted in these securities being reclassified to Level 3 pricing in the first quarter of 2009.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate		Contractual
	Fair Value	Difference	Principal
	(In thousands)

Loans held for sale
2009	$34,234	$278	$33,956
2008	27,603	682	26,921

NOTE 23 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

Most of our assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is our general practice and intent to hold the majority of our financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

It is not practicable to determine the fair value of Federal Home Loan Bank and Federal Reserve Bank Stock due to restrictions placed on transferability.

The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.

Financial instrument liabilities with a stated maturity, such as certificates of deposit and other borrowings, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

Subordinated debentures have generally been valued based on a quoted market price of the specific or similar instruments.

Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

The estimated fair values and recorded book balances at December 31 follow:

	2009		2008
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
		(In thousands)

Assets
Cash and due from banks	$65,200	$65,200	$57,500	$57,500
Interest bearing deposits	223,500	223,500	200	200
Trading securities	50	50	1,900	1,900
Securities available for sale	164,200	164,200	215,400	215,400
Federal Home Loan Bank and Federal Reserve Bank Stock	NA	27,900	NA	28,100
Net loans and loans held for sale	2,178,000	2,251,900	2,280,000	2,429,200
Accrued interest receivable	8,900	8,900	11,300	11,300
Derivative financial instruments	900	900	1,000	1,000
Liabilities
Deposits with no stated maturity	$1,394,400	$1,394,400	$1,215,200	$1,215,200
Deposits with stated maturity	1,183,200	1,171,300	865,000	851,300
Other borrowings	136,300	131,200	547,500	542,700
Subordinated debentures	46,500	92,900	67,300	92,900
Accrued interest payable	4,500	4,500	4,425	4,425
Derivative financial instruments	4,300	4,300	6,500	6,500

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, the value of future earnings attributable to off-balance sheet activities and the value of assets and liabilities that are not considered financial instruments.

Fair value estimates for deposit accounts do not include the value of the core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

NOTE 24 —	OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank ("IB") and Mepco. The accounting policies of the segments are the same as those described in Note 1 to the consolidated financial statements. We evaluate performance based principally on net income of the respective reportable segments. During 2007, we consolidated our four former bank charters into one. Prior to this consolidation we reported each of the four banks as separate segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced principally based on Brokered CD rates. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

A summary of selected financial information for our reportable segments follows:

	IB	Mepco(1)	Other(2)	Elimination(3)	Total
	(In thousands)

2009
Total assets	$2,539,315	$424,094	$210,634	$(208,679)	$2,965,364
Interest income	136,051	53,005			189,056
Net interest income	95,190	49,953	(6,620)		138,523
Provision for loan losses	102,721	311			103,032
Income (loss) from continuing operations before income tax	(76,888)	(9,106)	(7,349)	(94)	(93,437)
Net income (loss)	(71,095)	(11,689)	(7,636)	193	(90,227)
2008
Total assets	$2,638,092	$312,710	$290,993	$(285,550)	$2,956,245
Interest income	170,588	33,148			203,736
Net interest income	110,788	26,503	(7,142)		130,149
Provision for loan losses	71,285	36			71,321
Income (loss) from continuing operations before income tax	(96,824)	17,274	(8,956)	(95)	(88,601)
Net income (loss)	(92,551)	10,729	(9,780)	(62)	(91,664)
2007
Total assets	$3,002,899	$235,813	$342,664	$(333,860)	$3,247,516
Interest income	199,386	23,868			223,254
Net interest income	111,884	15,603	(6,896)		120,591
Provision for loan losses	42,765	395			43,160
Income (loss) from continuing operations before income tax	8,469	8,118	(8,650)	915	8,852
Discontinued operations, net of tax		402			402
Net income (loss)	9,729	5,472	(5,439)	595	10,357

(1)

Total assets include gross finance receivables of $1.6 million at December 31, 2009 from customers domiciled in Canada. This amount represents less than 1% of total finance receivables outstanding. We anticipate this balance to decline in future periods. There were no finance receivables for customers domiciled in Canada in 2008 or 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Includes amounts relating to our parent company and certain insignificant operations.

(3)	Includes parent company's investment in subsidiaries and cash balances maintained at subsidiary.

NOTE 25 —	INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(In thousands)

ASSETS
Cash and due from banks	$9,488	$27,534
Investment in subsidiaries	199,207	261,930
Other assets	1,939	1,529

Total Assets	$210,634	$290,993

LIABILITIES AND SHAREHOLDERS' EQUITY
Subordinated debentures	$92,888	$92,888
Other liabilities	8,611	3,762
Shareholders' equity	109,135	194,343

Total Liabilities and Shareholders' Equity	$210,634	$290,993

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries		$6,000	$20,750
Management fees from subsidiaries and other income	$175	199	17,730

Total Operating Income	175	6,199	38,480

OPERATING EXPENSES
Interest expense	6,620	7,142	6,896
Administrative and other expenses	904	2,013	19,484

Total Operating Expenses	7,524	9,155	26,380

Income (Loss) Before Income Tax and Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(7,349)	(2,956)	12,100
Income tax (expense) benefit	(287)	(824)	3,211

Income (Loss) Before Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(7,636)	(3,780)	15,311
Equity in undistributed net loss of subsidiaries continuing operations	(82,591)	(87,884)	(5,356)

Income (Loss) from Continuing Operations	(90,227)	(91,664)	9,955
Discontinued operations			402

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
CASH FROM (USED IN) OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and
accretion of discounts on securities and loans	2	4	1,347
Goodwill impairment		343
Loss on sale of property and equipment			947
(Increase) decrease in other assets	(411)	3,220	883
Increase (decrease) in other liabilities	4,531	(391)	(1,889)
Equity in undistributed net loss of subsidiaries continuing operations	82,591	87,884	5,356
Equity in undistributed net income of subsidiaries discontinued operations			(402)

Total Adjustments	86,713	91,060	6,242

Net Cash From (Used in) Operating Activities	(3,514)	(604)	16,599

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	(13,000)	(53,600)	(9,500)
Proceeds from the sale of property and equipment			5,276
Capital expenditures			(1,823)

Net Cash Used in Investing Activities	(13,000)	(53,600)	(6,047)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Dividends paid	(3,384)	(7,769)	(18,874)
Proceeds from issuance of common stock	1,852	1,892	354
Repayment of long-term debt		(3,000)	(2,000)
Repayment of other borrowings			(11,500)
Proceeds from issuance of preferred stock		68,421
Proceeds from issuance of common stock warrants		3,579
Proceeds from short-term borrowings			4,000
Proceeds from issuance of subordinated debt			32,991
Redemption of subordinated debt			(5,050)
Repurchase of common stock			(5,989)

Net Cash From (Used in) Financing Activities	(1,532)	63,123	(6,068)

Net Increase (Decrease) in Cash and Cash Equivalents	(18,046)	8,919	4,484
Cash and Cash Equivalents at Beginning of Year	27,534	18,615	14,131

Cash and Cash Equivalents at End of Year	$9,488	$27,534	$18,615

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 —	DISCONTINUED OPERATIONS

On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to Premium Financing Specialists, Inc. ("PFS"). Revenues and expenses associated with Mepco's insurance premium finance business have been presented as discontinued operations in the consolidated statements of operations. We have elected to not make any reclassifications in the consolidated statements of cash flows.

Funding for Mepco's insurance premium and vehicle service contract payment plan businesses is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with Brokered CD's. Mepco is charged interest by its parent company based upon the amount borrowed at an interest rate that approximates the parent company's borrowing rate. Interest expense recorded by Mepco was allocated to discontinued operations based primarily upon the ratio of insurance premium finance receivables to Mepco's total finance receivables.

The results of discontinued operations are as follows:

Year Ended
December 31,
2007

Interest income — interest and fees on loans	$976
Interest expense	328

Net Interest Income	648
Provision for loan losses	8

Net Interest Income After Provision for Loan Losses	640

NON-INTEREST EXPENSE
Compensation and employee benefits	229
Other expenses	(124)

Total Non-interest Expense	105

Income Before Income Taxes	535
Income tax expense	133

Income from discontinued operations	$402

NOTE 27 —	MANAGEMENT PLANS

Our operating results since 2007 have been negatively impacted by the difficult economic conditions in Michigan's Lower Peninsula. Substantial increases in our provision for loan losses and other credit and collection costs, and in 2009, losses related to vehicle service contract counterparty contingencies, have resulted in net operating losses in 2008 and 2009 and reduced our capital. As discussed in note 21, we have adopted a Capital Restoration Plan, which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. These actions include: (i) an offer to our trust preferred securities holders to convert the securities they hold into our common stock; (ii) an offer to the UST to convert the preferred stock it holds into our common stock, and (iii) a public offering of our common stock for cash. We cannot be sure that we will be able to successfully execute on these identified initiatives in a timely manner or at all.

Independent Bank Corporation

The Exchange Agent for the exchange offers is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only) (212) 809-8838 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 493-6996	By Mail, Overnight Courier or Hand Delivery D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley

Questions and requests for assistance related to the exchange offers or additional copies of this prospectus or the related letter of transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers.

The Information Agent for the exchange offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call:  (212) 269-5550 (Collect)

All others call Toll-free:  (800) 431-9643

Dealer Manager

Stifel, Nicolaus & Company, Inc.

501 N. Broadway

St. Louis, MI 63102

Tel:  (314) 342-4054

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Michigan Business Corporation Act

IBC is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. IBC has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

IBC's Articles of Incorporation and Bylaws

The Company's Restated Articles of Incorporation, as amended, provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company.

Insurance

The Company's Restated Articles of Incorporation, as amended, authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Restated Articles of Incorporation, as amended, is not the exclusive means of indemnification.

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of its directors that provides for additional indemnity protection for the directors, consistent with the provisions of the MBCA.

For the undertaking with respect to indemnification, see Item 22 below.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit Number		Description

1.1		Form of Dealer Manager Agreement.*
3.1		Amended and Restated Articles of Incorporation, conformed through May 12, 2009.*
3	.1(a)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 99.1 to our current report on Form 8‑K dated February 1, 2010 and filed February 3, 2010).
3	.1(b)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8‑K dated April 9, 2010 and filed April 9, 2010).
3.2

Amended and Restated Bylaws, conformed through December 8, 2008 (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.1		Certificate of Trust of IBC Capital Finance II dated February 26, 2003 (incorporated herein by reference to Exhibit 4.1 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.2		Amended and Restated Trust Agreement of IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.2 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.3		Indenture dated March 19, 2003 (incorporated herein by reference to Exhibit 4.6 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.4		First Supplemental Indenture of Independent Bank Corporation issued to IBC Capital Finance II dated as of April 1, 2010.*
4.5		Certificate of Trust of IBC Capital Finance III dated May 25, 2007.*
4.6		Amended and Restated Trust Agreement of IBC Capital Finance III dated March 31, 2007.*
4.7		Junior Subordinated Indenture of Independent Bank Corporation issued to IBC Capital Finance III dated May 31, 2007.*
4.8		Certificate of Trust of IBC Capital Finance IV dated September 4, 2007.*
4.9		Amended and Restated Declaration of Trust of IBC Capital Finance IV dated September 6, 2007.*
4.10		Indenture of Independent Bank Corporation issued to IBC Capital Finance IV dated September 6, 2007.*
4.11		Certificate of Trust of Midwest Guaranty Trust I dated October 11, 2002.*
4.12		Amended and Restated Declaration of Trust of Midwest Guaranty Trust I dated October 29, 2002.*
4.13		Indenture of Midwest Guaranty Bancorp, Inc. issued to Midwest Guaranty Trust I dated October 29, 2002.*
4.14

Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.15

Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

5.1		Opinion of Varnum LLP.*
8.1		Opinion of Varnum LLP.*
8.2		Opinion of DLA Piper LLP (US) with respect to certain tax matters in relation to IBC Capital Finance IV.*
8.3		Opinion of Strobl Cunningham Caretti & Sharp P.C. with respect to certain tax matters in relation to Midwest Guaranty Trust I.*
8.4		Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance III.*

Exhibit Number	Description

8.5

Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance II (incorporated herein by reference to Exhibit 8.1 to our Registration Statement on Form S‑3, Commission No. 333-103542-01, filed on February 28, 2003).

10.1	Deferred Benefit Plan for Directors (incorporated herein by reference to Exhibit 10(C) to our report on Form 10-K for the year ended December 31, 1984).
10.2

The form of Indemnity Agreement approved by our shareholders at its April 19, 1988 Annual Meeting, as executed with all of the Directors of the Registrant (incorporated herein by reference to Exhibit 10(F) to our report on Form 10-K for the year ended December 31, 1988).

10.3

Non-Employee Director Stock Option Plan, as amended, approved by our shareholders at its April 15, 1997 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated July 28, 1997, filed under registration No. 333-32269).

10.4

Employee Stock Option Plan, as amended, approved by our shareholders at its April 17, 2000 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated October 8, 2000, filed under registration No. 333-47352).

10.5

The form of Management Continuity Agreement as executed with executive officers and certain senior managers (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 1998).

10.6

Independent Bank Corporation Long-term Incentive Plan, as amended through April 26, 2005, (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 2005).

10.7

Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.8

Form of Letter Agreement executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.9

Form of waiver executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.3 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.10

Exchange Agreement, dated April 2, 2010, between Independent Bank Corporation and the United States Department of the Treasury (incorporated herein by referenced to Exhibit 10.1 to our current report on Form 8-K dated April 2, 2010 and filed on April 2, 2010).

11.1	Statement Regarding Computation of Per Share Earnings (refer to Note 1 of the Consolidated Financial Statements beginning on page F-1 of this Registration Statement).
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to our report on Form 10-K for the year ended December 31, 2009).
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Varnum LLP.*
23.3	Consent of Strobl Cunningham Caretti & Sharp P.C.*
23.4	Consent of DLA Piper LLP (US).*
23.5	Consent of Varnum LLP (as contained in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney.*
99.1	Form of Letter of Transmittal.
* Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on April 15, 2010.

Independent Bank Corporation
(Registrant)

By:	/s/ Robert N. Shuster	Date: April 15, 2010
Robert N. Shuster Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert N. Shuster Robert N. Shuster	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 15, 2010

* Michael M. Magee, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	April 15, 2010

/s/ James J. Twarozynski James J. Twarozynski	Senior Vice President and Controller (Principal Accounting Officer)	April 15, 2010

* Donna J. Banks	Director	April 15, 2010

* Jeffrey A. Bratsburg	Director	April 15, 2010

* Stephen L. Gulis, Jr.	Director	April 15, 2010

* Terry L. Haske	Director	April 15, 2010

* Robert L. Hetzler	Director	April 15, 2010

* Clarke B. Maxson	Director	April 15, 2010

* James E. McCarty	Director	April 15, 2010

Signature	Capacity	Date

* Charles A. Palmer	Director	April 15, 2010

* Charles C. Van Loan	Director	April 15, 2010

By:	/s/ Robert N. Shuster	April 15, 2010
* By Robert N. Shuster, Attorney in Fact

EXHIBIT INDEX

Exhibit Number		Description

1.1		Form of Dealer Manager Agreement.*
3.1		Amended and Restated Articles of Incorporation, conformed through May 12, 2009.*
3	.1(a)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 99.1 to our current report on Form 8‑K dated February 1, 2010 and filed February 3, 2010).
3	.1(b)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8‑K dated April 9, 2010 and filed April 9, 2010).
3.2

Amended and Restated Bylaws, conformed through December 8, 2008 (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.1		Certificate of Trust of IBC Capital Finance II dated February 26, 2003 (incorporated herein by reference to Exhibit 4.1 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.2		Amended and Restated Trust Agreement of IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.2 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.3		Indenture dated March 19, 2003 (incorporated herein by reference to Exhibit 4.6 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.4		First Supplemental Indenture of Independent Bank Corporation issued to IBC Capital Finance II dated as of April 1, 2010.*
4.5		Certificate of Trust of IBC Capital Finance III dated May 25, 2007.*
4.6		Amended and Restated Trust Agreement of IBC Capital Finance III dated March 31, 2007.*
4.7		Junior Subordinated Indenture of Independent Bank Corporation issued to IBC Capital Finance III dated May 31, 2007.*
4.8		Certificate of Trust of IBC Capital Finance IV dated September 4, 2007.*
4.9		Amended and Restated Declaration of Trust of IBC Capital Finance IV dated September 6, 2007.*
4.10		Indenture of Independent Bank Corporation issued to IBC Capital Finance IV dated September 6, 2007.*
4.11		Certificate of Trust of Midwest Guaranty Trust I dated October 11, 2002.*
4.12		Amended and Restated Declaration of Trust of Midwest Guaranty Trust I dated October 29, 2002.*
4.13		Indenture of Midwest Guaranty Bancorp, Inc. issued to Midwest Guaranty Trust I dated October 29, 2002.*
4.14

Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.15

Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

5.1		Opinion of Varnum LLP.*
8.1		Opinion of Varnum LLP.*
8.2		Opinion of DLA Piper LLP (US) with respect to certain tax matters in relation to IBC Capital Finance IV.*
8.3		Opinion of Strobl Cunningham Caretti & Sharp P.C. with respect to certain tax matters in relation to Midwest Guaranty Trust I.*
8.4		Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance III.*

Exhibit Number	Description

8.5

Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance II (incorporated herein by reference to Exhibit 8.1 to our Registration Statement on Form S‑3, Commission No. 333-103542-01, filed on February 28, 2003).

10.1	Deferred Benefit Plan for Directors (incorporated herein by reference to Exhibit 10(C) to our report on Form 10-K for the year ended December 31, 1984).
10.2

The form of Indemnity Agreement approved by our shareholders at its April 19, 1988 Annual Meeting, as executed with all of the Directors of the Registrant (incorporated herein by reference to Exhibit 10(F) to our report on Form 10-K for the year ended December 31, 1988).

10.3

Non-Employee Director Stock Option Plan, as amended, approved by our shareholders at its April 15, 1997 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated July 28, 1997, filed under registration No. 333-32269).

10.4

Employee Stock Option Plan, as amended, approved by our shareholders at its April 17, 2000 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated October 8, 2000, filed under registration No. 333-47352).

10.5

The form of Management Continuity Agreement as executed with executive officers and certain senior managers (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 1998).

10.6

Independent Bank Corporation Long-term Incentive Plan, as amended through April 26, 2005, (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 2005).

10.7

Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.8

Form of Letter Agreement executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.9

Form of waiver executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.3 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.10

Exchange Agreement, dated April 2, 2010, between Independent Bank Corporation and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K dated April 2, 2010 and filed on April 2, 2010).

11.1	Statement Regarding Computation of Per Share Earnings (refer to Note 1 of the Consolidated Financial Statements beginning on page F-1 of this Registration Statement).
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to our report on Form 10-K for the year ended December 31, 2009).
23.1	Consent of Crowe Horwath LLP.*
23.2	Consent of Varnum LLP.*
23.3	Consent of Strobl Cunningham Caretti & Sharp P.C.*
23.4	Consent of DLA Piper LLP (US)*
23.5	Consent of Varnum LLP (as contained in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney.*
99.1	Form of Letter of Transmittal.
* Previously filed.